     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 19, 1995.

                                                  REGISTRATION NO. 33-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                               ------------------

                           NATIONAL CITY CORPORATION
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                                    Delaware
                        (STATE OR OTHER JURISDICTION OF
                         INCORPORATION OR ORGANIZATION)
                                      6712
                          (PRIMARY STANDARD INDUSTRIAL
                          CLASSIFICATION CODE NUMBER)
                                   34-1111088
                                (I.R.S. EMPLOYER
                              IDENTIFICATION NO.)

                             1900 East Ninth Street
                             Cleveland, Ohio 44114
                                 (216) 575-2000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ------------------
                                DAVID L. ZOELLER
              Senior Vice President, General Counsel and Secretary
                           National City Corporation
                             1900 East Ninth Street
                             Cleveland, Ohio 44114
                                 (216) 575-2978
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE OF
                               AGENT FOR SERVICE)
                               ------------------
                                   COPIES TO:

                                 JAMES F. ROSE
                           Brown, Todd & Heyburn PLLC
                        2700 Lexington Financial Center
                         Lexington, Kentucky 40507-1749
                                 (606) 231-0000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

     As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger of United Bancorp of Kentucky, Inc. ("UBK") with and into the Registrant, pursuant to an Agreement and Plan of Merger dated as of January 12, 1995, as amended, described in the enclosed Prospectus and Proxy Statement, have been satisfied or waived.
                               ------------------
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

 TITLE OF EACH CLASS OF                     PROPOSED MAXIMUM  PROPOSED MAXIMUM
    SECURITIES TO BE        AMOUNT TO BE    AGGREGATE PRICE      AGGREGATE         AMOUNT OF
       REGISTERED          REGISTERED(1)      PER UNIT(2)    OFFERING PRICE(2)  REGISTRATION FEE
-------------------------
Common Stock, par value
  $4.00 per share........  2,482,079 shares       $13.02        $32,322,000        $11,145.52

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Based upon the assumed number of shares that may be issued in the Merger described herein. Such assumed number is based upon the maximum number of UBK common shares that are expected to be outstanding immediately prior to the Merger.

(2) Estimated solely for the purpose of computing the registration fee. Computed in accordance with Rule 457(f)(2) on the basis of the book value of the UBK common shares computed as of March 31, 1995. There is no market for UBK's common shares.
                               ------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                           NATIONAL CITY CORPORATION

  CROSS REFERENCE SHEET PURSUANT TO RULE 404(A) OF THE SECURITIES ACT OF 1933 AND ITEM 501(B) OF REGULATION S-K, SHOWING THE LOCATION IN THE PROSPECTUS AND
       PROXY STATEMENT OF THE INFORMATION REQUIRED BY PART I OF FORM S-4

                                                         LOCATION OR CAPTION IN PROSPECTUS
                    ITEM OF FORM S-4                            AND PROXY STATEMENT
      ---------------------------------------------  ------------------------------------------
  1.  Forepart of Registration Statement and
      Outside Front Cover Page of Prospectus.......  Facing Page of Registration Statement;
                                                     Cross Reference Sheet; Outside Front Cover
                                                     Page of Prospectus and Proxy Statement
  2.  Inside Front and Outside Back Cover Pages of
      Prospectus...................................  Available Information; Incorporation of
                                                     Certain Documents by Reference; Inside
                                                     Front Cover Page of Prospectus and Proxy
                                                     Statement; Table of Contents
  3.  Risk Factors, Ratio of Earnings to Fixed
      Charges and Other Information................  Summary as Applicable
  4.  Terms of the Transaction.....................  Summary; Merger; Certain Regulatory
                                                     Considerations; Description of NCC Capital
                                                     Stock; Description of UBK Capital Stock;
                                                     General Comparison of NCC and UBK Capital
                                                     Stock
  5.  Pro Forma Financial Information..............  Pro Forma Condensed Combined Consolidated
                                                     Financial Information
  6.  Material Contacts with the Company Being
      Acquired.....................................  Summary; Merger
  7.  Additional Information Required for
      Reoffering by Persons and Parties Deemed to
      Be Underwriters..............................  Not Applicable
  8.  Interests of Named Experts and Counsel.......  Experts; Legal Opinions
  9.  Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities..................................  General Comparison of NCC and UBK Capital
                                                     Stock
 10.  Information with Respect to S-3
      Registrants..................................  Information about NCC; Incorporation of
                                                     Certain Documents by Reference
 11.  Incorporation of Certain Information by
      Reference....................................  Incorporation of Certain Documents by
                                                     Reference
 12.  Information with Respect to S-2 or S-3
      Registrants..................................  Not Applicable
 13.  Incorporation of Certain Information by
      Reference....................................  Not Applicable
 14.  Information with Respect to Registrants Other
      Than S-3 or S-2 Registrants..................  Not Applicable
 15.  Information with Respect to S-3 Companies....  Not Applicable
 16.  Information with Respect to S-2 or S-3
      Companies....................................  Not Applicable
 17.  Information with Respect to Companies Other
      Than S-3 or S-2 Companies....................  Summary; Merger; Pro Forma Condensed Com-
                                                     bined Consolidated Financial Information,
                                                     Information about UBK; UBK Selected
                                                     Consolidated Financial Data; UBK
                                                     Consolidated Balance Sheet; UBK
                                                     Consolidated Statements of Income; UBK
                                                     Consolidated Statements of Changes in
                                                     Stockholders' Equity; UBK Consolidated
                                                     Statements of Cash Flows; UBK Notes to
                                                     Consolidated Financial Statements;
                                                     Management's Discussion and Analysis
 18.  Information if Proxies, Consents or
      Authorizations are to be Solicited...........  Summary; The Special Meeting; Management
                                                     After the Merger; Incorporation of Certain
                                                     Documents by Reference
 19.  Information if Proxies, Consents or
      Authorizations are not to be Solicited or in
      an Exchange Offer............................  Not Applicable

                        UNITED BANCORP OF KENTUCKY, INC.

                                                                          , 1995

Dear Shareholder:

     The Board of Directors cordially invites you to attend a Special Meeting of Shareholders of United Bancorp of Kentucky, Inc. ("UBK") to be held at the offices of UBK at 250 West Main Street, Suite 3100, Lexington, Kentucky 40507,
on                               , commencing at           Lexington, Kentucky
Time.

     At this important meeting, you will be asked to consider and vote on the Agreement and Plan of Merger (the "Merger Agreement") providing for a merger transaction (the "Merger") whereby UBK will be merged with and into National City Corporation, a Delaware corporation ("NCC"), and the Merger provided for therein.

     In the Merger, you will receive 2.35 shares of NCC Common Stock, $4.00 par value per share, ("NCC Common") plus cash in lieu of fractional shares, for each of your shares of common stock series A and common stock series AA of UBK ("UBK Common"). The transaction is intended to be free from federal income taxation to the extent you receive solely NCC Common in exchange for your shares of UBK Common (except cash in lieu of fractional shares).

     THE UBK BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND THE MERGER PROVIDED FOR THEREIN AS BEING IN THE BEST INTERESTS OF UBK AND ITS SHAREHOLDERS AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE MERGER. The Merger presents you with the opportunity to participate in what we believe will be a more diversified and more competitive institution. The Directors plan to vote their shares in favor of the Merger Agreement and the Merger and collectively own shares of UBK Common which represent a majority of the votes required to approve the transaction. Approval of the proposal is therefore assured.

     A Notice of Special Meeting and a Prospectus and Proxy Statement containing detailed information concerning the Merger are attached. We urge you to carefully review these materials before completing the enclosed proxy card.

     It is a condition to the consummation of the Merger that the Merger Agreement and the Merger receive the approval of a majority of votes represented by the outstanding shares of UBK Common. A failure to vote will have the same effect as a vote against the Merger Agreement and the Merger. Accordingly, it is important that your shares be represented at the Special Meeting whether or not you plan to attend the Special Meeting in person. Therefore, we urge you to complete, sign and date the enclosed proxy card and return it in the accompanying pre-addressed, stamped envelope. You are, of course, welcome to attend the Special Meeting and to vote your shares in person.

                                            James L. Rose, Chairman

                        UNITED BANCORP OF KENTUCKY, INC.
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of United Bancorp of Kentucky, Inc., a Kentucky corporation ("UBK"), will be held at the offices of UBK at 250 West Main Street, Suite 3100, Lexington, Kentucky 40507,
on                       , at           , Lexington, Kentucky Time, for the
following purpose:

     (1) to consider and vote upon the Agreement and Plan of Merger dated as of January 12, 1995 (the "Merger Agreement") by and among National City Corporation, a Delaware corporation ("NCC"), UBK and James L. Rose, a copy of which Merger Agreement is included in the accompanying Prospectus and Proxy Statement as Appendix A, under the terms of which UBK would be merged with and into NCC (the "Merger"), with NCC as the surviving corporation, and each outstanding share of common stock series A and common stock series AA of UBK ("UBK Common") would be converted into 2.35 shares of common stock, par value $4.00 per share, of NCC, plus cash in lieu of fractional shares, and the Merger provided for therein and to authorize such further action by the Board of Directors of UBK and any of its proper officers as may in their discretion be necessary or desirable to carry out the objects, intents and purposes of the Merger Agreement; and

     (2) to transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof. The Board of Directors is not aware of any other business to come before the Special Meeting.

     Only holders of UBK Common Stock of record at the close of business on
                 , 1995, will be entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof.

     Your attention is directed to the Prospectus and Proxy Statement accompanying this notice for a more complete statement regarding the matters to be acted upon at the Special Meeting.

     We urge you to execute and return the enclosed proxy as soon as possible in order to ensure that your shares will be represented at the Special Meeting. Your proxy may be revoked in the manner described in the accompanying Prospectus and Proxy Statement at any time before it has been voted at the Special Meeting. If you attend the Special Meeting, you may vote in person, and your proxy will not be used.

                                            By Order of the Board of Directors

                                            James L. Rose, Chairman

       WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE SIGN
              AND MAIL THE ENCLOSED PROXY CARD IN THE ACCOMPANYING
                        PRE-ADDRESSED STAMPED ENVELOPE.

                         PROSPECTUS AND PROXY STATEMENT

                           NATIONAL CITY CORPORATION

                        2,482,079 SHARES OF COMMON STOCK

     This Prospectus and Proxy Statement relates to the proposed merger of UNITED BANCORP OF KENTUCKY, INC., a Kentucky corporation ("UBK"), with and into NATIONAL CITY CORPORATION, a Delaware corporation ("NCC"). If the proposed merger is consummated, the outstanding shares of common stock series A and common stock series AA of UBK ("UBK Common") will be converted into shares of common stock, par value $4.00 per share, of NCC ("NCC Common") at a rate of 2.35 shares of NCC Common for each share of UBK Common (the "Exchange Ratio") and cash in lieu of fractional shares. The transaction is subject to various conditions, including approval by the shareholders of UBK at their Special Meeting, described herein, and approval by applicable regulatory authorities.

     NCC Common is traded on the New York Stock Exchange ("NYSE"). The closing
price of NCC Common on the NYSE on                  , 1995 was $       .

     All information concerning NCC contained in this Prospectus and Proxy Statement has been furnished by NCC, and all information concerning UBK has been furnished by UBK. NCC has represented and warranted to UBK, and UBK has represented and warranted to NCC, that the particular information so furnished is true and complete. See "EXPERTS" with respect to the financial statements of NCC and UBK.

                            ------------------------

     THE SHARES OF NCC COMMON TO BE ISSUED IN CONNECTION WITH THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS AND PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE SHARES OF NCC COMMON TO BE ISSUED IN CONNECTION WITH THE MERGER ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY.

                            ------------------------

                                PROXY STATEMENT

                                Special Meeting
                               of Shareholders of
                        UNITED BANCORP OF KENTUCKY, INC.
                     to be held on                  , 1995

     THIS PROSPECTUS SERVES AS THE PROXY STATEMENT OF UNITED BANCORP OF KENTUCKY, INC. IN CONNECTION WITH THE SOLICITATION OF PROXIES TO BE USED AT UBK'S SPECIAL MEETING TO BE HELD FOR THE PURPOSES DESCRIBED HEREIN.

--------------------------------------------------------------------------------

The date of this Prospectus and Proxy Statement is                  , 1995, and
                   is first being mailed to UBK shareholders,
 together with notices and forms of proxy, on or about                  , 1995.

                             AVAILABLE INFORMATION

     NCC is subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, accordingly, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected or copied at the public reference facilities of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; at the Commission's Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and at its New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials may also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, reports, proxy statements and other information concerning NCC may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     This Prospectus and Proxy Statement does not contain all of the information set forth in the Registration Statement on Form S-4 and the exhibits thereto filed by NCC under the Securities Act of 1933, as amended (the "1933 Act"), with the Commission relating to the shares of NCC Common offered hereby (the "Registration Statement"), certain portions of which have been omitted pursuant to the rules and regulations of the Commission and to which portions reference is hereby made for further information with respect to NCC, UBK and the securities offered hereby. The Registration Statement and the exhibits thereto may be inspected without charge at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained from the Commission at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     NCC hereby incorporates into this Prospectus and Proxy Statement by reference its Annual Report on Form 10-K for the year ended December 31, 1994, its Quarterly Report on Form 10-Q for the quarter ended March 31, 1995, its Report on Form 8-K dated February 28, 1995, the description of NCC Common set forth in the Restated Certificate of Incorporation of the Registrant, as amended (filed as Exhibit 3.1 to its Annual Report on Form 10-K for the year ended December 31, 1987), and the description of NCC's 8% Cumulative Convertible Preferred Stock, without par value, set forth in the Certificate of Stock Designation dated April 18, 1991 (filed as Exhibit 4.4 to its Annual Report on Form 10-K for the year ended December 31, 1991), each as filed with the Commission pursuant to the Exchange Act. NCC also incorporates into this Prospectus and Proxy Statement the sections entitled "Nominees for Election as Directors," "Beneficial Ownership," "Beneficial Security Ownership of Management," "Executive Compensation," "Description of NCC's Benefit Plans" and "Transactions with Management" set forth on pages 8 to 39 of NCC's Proxy Statement for the Annual Meeting of Shareholders held April 24, 1995.

     All documents filed by NCC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and Proxy Statement and prior to the Special Meeting of Shareholders of UBK shall be deemed to be incorporated by reference in this Prospectus and Proxy Statement and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and Proxy Statement to the extent that such statement is modified or superseded by a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus and Proxy Statement.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY NCC OR UBK. THIS PROSPECTUS AND PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION WITHIN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION WITHIN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPEC-

TUS AND PROXY STATEMENT NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF NCC OR UBK SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

     THIS PROSPECTUS AND PROXY STATEMENT INCORPORATES DOCUMENTS OF NCC BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THE NCC DOCUMENTS (OTHER THAN CERTAIN EXHIBITS TO ANY SUCH DOCUMENTS) ARE AVAILABLE TO ANY PERSON TO WHOM A COPY OF THIS PROSPECTUS AND PROXY STATEMENT HAS BEEN DELIVERED UPON WRITTEN OR ORAL REQUEST TO NATIONAL CITY CORPORATION, 1900 EAST NINTH STREET, CLEVELAND, OHIO 44114, ATTENTION: THOMAS A. RICHLOVSKY, SENIOR VICE PRESIDENT AND TREASURER, TELEPHONE NUMBER (216) 575-2126, AND WILL BE FURNISHED WITHOUT CHARGE. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS,
ANY REQUEST SHOULD BE MADE BY                , 1995.


                               TABLE OF CONTENTS

                                                                                 PAGE
                                                                         --------------------
AVAILABLE INFORMATION....................................................           2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..........................           2
SUMMARY..................................................................           6
THE SPECIAL MEETING......................................................          13
  Record Date and Voting Rights..........................................          13
  Voting and Revocation of Proxies.......................................          13
PRINCIPAL HOLDERS OF VOTING SECURITIES...................................          13
MERGER...................................................................          14
  Background of and Reasons for the Merger -- UBK........................          14
  Background of and Reasons for the Merger -- NCC........................          16
  Terms of the Merger....................................................          17
  Conversion of Shares of UBK Common.....................................          17
  Conditions to the Merger...............................................          18
  Regulatory Approvals...................................................          19
  Waiver; Amendment; Termination.........................................          20
  Effective Time.........................................................          21
  Conduct of UBK's Business Pending the Merger...........................          21
  Interest of Management in the Merger...................................          22
     Employee Matters....................................................          22
     Indemnification and Insurance.......................................          22
  Certain Federal Income Tax Consequences................................          23
  Accounting Treatment...................................................          23
  Resales by Affiliates..................................................          23
  Appraisal and Dissenters' Rights.......................................          24
PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION
  (Unaudited)............................................................          26
NCC PRO FORMA CONDENSED COMBINED BALANCE SHEET (Unaudited)...............          27
NCC PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME (Unaudited)........          28
NOTES TO PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS
  (Unaudited)............................................................          30
MANAGEMENT AFTER THE MERGER..............................................          31
INFORMATION ABOUT NCC....................................................          31
INFORMATION ABOUT UBK....................................................          31
UBK SELECTED CONSOLIDATED FINANCIAL DATA.................................          33
MANAGEMENT'S DISCUSSION AND ANALYSIS.....................................          43
CERTAIN REGULATORY CONSIDERATIONS........................................          47
  General................................................................          47
  Payment of Dividends...................................................          47
  Certain Transactions by Bank Holding Companies With Their Affiliates...          48
  FDIC Insurance.........................................................          49
  Capital................................................................          49
  Holding Company Support of Subsidiary Banks and Savings Banks..........          50
  FDICIA.................................................................          50
  Recent and Proposed Legislation........................................          51
DESCRIPTION OF NCC CAPITAL STOCK.........................................          51
  Common Stock...........................................................          51
  Preferred Stock........................................................          51
DESCRIPTION OF UBK CAPITAL STOCK.........................................          54
  Common Stock...........................................................          54
  Preferred Stock........................................................          54

                                                                                 PAGE
                                                                         --------------------
GENERAL COMPARISON OF NCC AND UBK CAPITAL STOCK..........................          56
  General................................................................          56
  Directors..............................................................          56
  Limitation of Director Liability in Certain Circumstances..............          57
  Indemnification and Insurance..........................................          57
  Antitakeover Statutes..................................................          58
  Issuance of Preferred Stock............................................          59
  Cumulative Voting......................................................          60
  Action Without a Meeting...............................................          60
  Special Meetings.......................................................          60
  Voting, Appraisal Rights and Corporate Reorganizations.................          60
  By-Laws................................................................          61
  Preemptive Rights......................................................          62
  Dividends..............................................................          62
EXPERTS..................................................................          62
LEGAL OPINIONS...........................................................          63
REPORT OF INDEPENDENT AUDITORS...........................................          64
UBK CONSOLIDATED BALANCE SHEETS..........................................          65
UBK CONSOLIDATED STATEMENTS OF INCOME....................................          66
UBK CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY...........          67
UBK CONSOLIDATED STATEMENTS OF CASH FLOWS................................          68
UBK NOTES TO CONSOLIDATED FINANCIAL STATEMENTS...........................          69
APPENDIX A -- Agreement and Plan of Merger
APPENDIX B -- Opinion of Brown, Todd & Heyburn PLLC
APPENDIX C -- Provisions of the Kentucky Business Corporation Act
              Relating to Rights of Dissenting Shareholders

                                    SUMMARY

     The following is a summary of certain information with respect to matters to be considered at a Special Meeting of Shareholders of UBK and is not intended to be a complete statement of all material facts regarding the matters to be considered at that meeting. It is qualified in its entirety by reference to more detailed information contained elsewhere in this Prospectus and Proxy Statement (hereinafter sometimes referred to as this or the "Proxy Statement") or incorporated by reference in this Proxy Statement, the accompanying appendices and the documents referred to herein.

PARTIES TO THE MERGER

     UBK. UBK is a registered savings and loan holding company under the Home Owners' Loan Act of 1933, as amended (the "HOLA"), is a registered multi-bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA") and is incorporated under the laws of the Commonwealth of Kentucky. As of March 31, 1995, UBK owned all of the outstanding stock of one federal savings bank in Kentucky, all of the outstanding stock of six commercial banks in Kentucky and approximately 82% of the outstanding stock of one commercial bank in Kentucky, and through these banks operated twenty-nine (29>) offices in Kentucky. UBK, through its federal savings bank, commercial banks, and other subsidiaries, offers a broad range of lending, deposit and other financial services to retail and commercial customers in its market areas. At March 31, 1995, UBK, its affiliate federal savings bank, commercial banks, and other subsidiaries had consolidated total assets of $625 million and consolidated total deposits of $515 million. See "SUMMARY -- Selected Financial Data"; "SUMMARY -- Comparative Per Share Data"; "PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)" and "INFORMATION ABOUT UBK." The principal office of UBK is located at 250 West Main Street, Suite 3100, Lexington, Kentucky 40507, and its telephone number is (606) 259-4100.

     NCC. NCC is a registered multi-bank holding company under the BHCA and is incorporated under the laws of the State of Delaware. As of March 31, 1995, NCC owned substantially all of the outstanding stock of 10 commercial banks in Ohio, Kentucky and Indiana, and through these banks, operated 615 offices. NCC, through its subsidiaries, offers a wide range of general commercial banking and other financial services, such as credit card, retail payment and airline ticket processing, brokerage services, trust and investment management, leasing, merchant and mortgage banking, public finance, venture capital, small business and community investment and credit life insurance. At March 31, 1995, NCC, its affiliate banks and other subsidiaries had consolidated total assets of $32 billion and consolidated total deposits of $24 billion. See "SUMMARY -- Selected Financial Data"; "SUMMARY -- Comparative Per Share Data"; "PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)" and "INFORMATION ABOUT NCC." The principal office of NCC is located at 1900 East Ninth Street, Cleveland, Ohio 44114, and its telephone number is (216) 575-2000.

REASONS FOR THE MERGER

     After exploring various other strategic alternatives, including the possibility of remaining independent and merging with other institutions, UBK believes that the Merger offers the greatest potential for achieving long-term value for UBK shareholders while providing superior banking services to its customers.

     Since establishing a major presence in Kentucky by acquiring First Kentucky National Corporation in 1988, NCC has sought to enhance its Kentucky network through internal growth and select acquisitions. Both NCC and UBK believe that the Merger will result in a combined entity which will be greater than the sum of NCC and UBK standing alone.

     See "MERGER -- Background of and Reasons for the Merger -- UBK" and "-- Background of and Reasons for the Merger -- NCC."

TERMS OF THE MERGER

     Pursuant to the Agreement and Plan of Merger dated January 12, 1995 (the "Merger Agreement"), by and among NCC, UBK and James L. Rose (the "Principal Shareholder"), UBK will merge with and into NCC and

NCC will be the surviving or resulting corporation (the "Merger"). A copy of the Merger Agreement is attached hereto as Appendix A and hereby incorporated herein. At the time the Merger becomes effective (the "Effective Time"), each outstanding share of UBK Common (except shares held by UBK, NCC or any of their direct or indirect wholly-owned subsidiaries (other than shares of UBK Common held in trust accounts, managed accounts or in any similar manner as trustee or in a fiduciary capacity or acquired in satisfaction of debts previously contracted)) will be converted into the right to receive 2.35 shares of NCC Common (the "Exchange Ratio").

     No fractional shares of NCC Common will be issued in the Merger. In lieu thereof, each holder of UBK Common who otherwise would have been entitled to a fractional share of NCC Common will receive cash in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the average of the per share closing price on the NYSE of NCC Common for the 10 consecutive trading days ending at the Date of the Special Meeting (the "Market Price").

     The closing price of NCC Common on the NYSE on                  , 1995 was
$       (which is the equivalent of $       for 2.35 shares of NCC Common).

     Following the Merger, the directors and officers of NCC at the Effective Time will continue as the directors and officers of NCC.

CONDITIONS; TERMINATION; AMENDMENTS

     Consummation of the Merger is subject to satisfaction of a number of conditions, including (a) approval by the shareholders of UBK of the Merger Agreement and the Merger provided for therein, (b) approval by certain federal and state banking authorities, (c) authorization for listing on the NYSE of the NCC Common issuable in the Merger, (d) the issuance by the Commission of an order declaring the Registration Statement effective, (e) the receipt by NCC and UBK of the opinion of Brown, Todd & Heyburn PLLC, counsel to UBK, substantially to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), (g) NCC and its directors and officers who sign the Registration Statement shall have received from KPMG Peat Marwick LLP, UBK's independent certified public accountants, a comfort letter dated shortly prior to the closing, and (h) the non-existence of a restraining order, preliminary or permanent injunction or other order by any federal or state court in the United States preventing the consummation of the Merger. Substantially all of the conditions to consummation of the Merger (other than required shareholder or regulatory approvals) may be waived, in whole or in part, by the party for whose benefit they have been created, without the approval of the shareholders of UBK or stockholders of NCC. In addition, the Agreement may be terminated under certain circumstances, and such termination would not require shareholder approval. The Merger Agreement may be amended or supplemented upon the written agreement of NCC and UBK at any time, provided that no amendment may be made after any shareholder adoption of the Merger Agreement which reduces or changes the form of the merger consideration without further shareholder approval. See "MERGER -- Conditions to the Merger" and "MERGER -- Waiver; Amendment; Termination."

REGULATORY APPROVALS

     In order for the Merger to be consummated, approval must be obtained from The Board of Governors of the Federal Reserve System ("FRB"). The Merger may not be consummated until the 30th day (15th day under certain circumstances) after FRB approval is received. Application requesting such approval was accepted for filing by the FRB on April 10, 1995. It is anticipated that the FRB approval of the Merger will be received on or about June 9, 1995. See "MERGER -- Regulatory Approvals."

THE SPECIAL MEETING

     UBK. The Special Meeting of shareholders of UBK will be held on
                 , 1995, at the offices of UBK at 250 West Main Street, Suite
3100, Lexington, Kentucky 40507 commencing at           , Lexington, Kentucky
Time. The Board of Directors of UBK has fixed the close of business on
                 , 1995, as the record date ("Record Date") for determination of shareholders entitled to notice of and to vote at the Special Meeting of shareholders of UBK. The purpose of the Special Meeting of shareholders of UBK is (a) to consider and vote on a proposal to approve the Merger Agreement and the Merger and (b) to transact such other business as may properly come before the meeting.

     For additional information with respect to the Special Meeting, see "THE SPECIAL MEETING."

VOTES REQUIRED

     The proposal to approve the Merger Agreement and the Merger to be considered at the Special Meeting of shareholders of UBK must be adopted by a majority of the votes represented by the outstanding shares of UBK Common. The approval of the Merger Agreement and the Merger by the shareholders of UBK is required by the Kentucky Business Corporation Act (the "KBCA") and is included in the Merger Agreement as a condition to the parties' obligations to close. As of the Record Date, the directors and executive officers of UBK and their affiliates are entitled to vote approximately 84% of the outstanding shares of UBK Common eligible to vote at the Special Meeting. UBK has been advised that its directors and executive officers intend to vote their shares in favor of the Merger Agreement and the Merger. Approval of the proposal is therefore assured. The Merger Agreement provides that, absent certain circumstances (none of which has occurred), UBK's Board of Directors shall recommend that its shareholders vote in favor of and approve the Merger and the Merger Agreement at the Special Meeting. See "THE SPECIAL MEETING -- Record Date and Voting Rights."

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors of UBK (a) has unanimously approved the Merger Agreement, (b) has unanimously recommended the approval by shareholders of the Merger Agreement, (c) believes that the proposed Merger is in the best interests of UBK's shareholders, and (d) unanimously recommends that UBK's shareholders vote FOR the approval of the Merger Agreement and the Merger. See "MERGER -- Background of and Reasons for the Merger -- UBK."

APPRAISAL AND DISSENTERS' RIGHTS

     Holders of UBK Common are entitled to assert dissenters' rights and statutory appraisal rights in connection with the Merger in accordance with the KBCA. See "MERGER -- Appraisal and Dissenters' Rights."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES AND ACCOUNTING TREATMENT

     The Merger, if completed as proposed, will be treated as a purchase for accounting and financial reporting purposes. See "MERGER -- Accounting Treatment."

     The Merger is structured to qualify as a tax-free reorganization under
Section 368(a) of the Code. The Merger Agreement provides as a condition to the parties' obligations to consummate the Merger that NCC and UBK shall have received the opinion of Brown, Todd & Heyburn PLLC substantially to the effect, among other things, that for United States federal income tax purposes no gain or loss will be recognized by the shareholders of UBK who convert their shares of UBK Common solely for shares of NCC Common pursuant to the Merger (except with respect to cash received in lieu of a fractional interest in NCC Common). See "MERGER -- Certain Federal Income Tax Consequences."

COMPARATIVE RIGHTS OF HOLDERS OF SHARES OF UBK COMMON AFTER THE MERGER

     The rights of holders of shares of UBK Common currently are governed by the KBCA, UBK's Articles of Incorporation ("UBK's Articles"), and UBK's By-Laws ("UBK's By-Laws"). At the Effective Time, UBK's common stockholders will become NCC stockholders, and their rights will be governed by the Delaware General Corporation Law (the "DGCL"), NCC's Restated Certificate of Incorporation, as amended ("NCC's Certificate"), and NCC's First Restatement of By-Laws dated April 27, 1987 as amended ("NCC's By-Laws"). See "GENERAL COMPARISON OF NCC AND UBK CAPITAL STOCK."

STOCK MARKET AND DIVIDEND INFORMATION

               MARKET PRICES OF AND DIVIDENDS PAID ON NCC COMMON

     NCC Common is traded on the NYSE. UBK Common is not publicly traded. Receipt of authorization for listing on the NYSE of the shares of NCC Common issuable in connection with the Merger is a condition to consummation of the Merger. See "MERGER -- Conditions to the Merger." The information set forth in the table below presents (a) the closing price for NCC Common on the NYSE on January 13, 1995, the first business date preceding the public announcement of
the Merger, and on                  , 1995, (b) the high and low sale prices for
NCC Common on such dates, and (c) the UBK equivalent per share prices as of
January 13, 1995 and                  , 1995, calculated by multiplying the
closing price of NCC Common on the NYSE on such dates by the Exchange Ratio.

                                                    EQUIVALENT
                                      NCC             VALUE
                                     COMMON         PER SHARE
                                  ------------     ------------
January 13, 1995
     Closing Price............      $ 26.375         $  61.98
     High.....................        26.625            62.57
     Low......................        25.875            60.81
                 , 1995
     Closing Price............      $     --         $     --
     High.....................            --               --
     Low......................            --               --

     No assurance can be given as to what the market price of NCC Common will be if and when the Merger is consummated or when the shares of NCC Common are actually issued in the Merger. If the Merger had been consummated on
                 , 1995, the estimated total value of the NCC Common issued in
the Merger would have been $     million.

     The following table sets forth, for the periods indicated, the high and low reported closing sale prices per share of NCC Common on the NYSE and cash dividends per share of NCC Common.

                           1993                                HIGH        LOW        DIVIDENDS
-----------------------------------------------------------   ------      ------      ---------
  First Quarter............................................   $27.44      $24.31        $0.26
  Second Quarter...........................................   $28.06      $23.38        $0.26
  Third Quarter............................................   $27.25      $24.00        $0.27
  Fourth Quarter...........................................   $27.00      $23.13        $0.27

                           1994                                HIGH        LOW        DIVIDENDS
-----------------------------------------------------------   ------      ------      ---------
  First Quarter............................................   $28.38      $24.00        $0.29
  Second Quarter...........................................   $29.00      $25.63        $0.29
  Third Quarter............................................   $28.38      $26.00        $0.30
  Fourth Quarter...........................................   $28.13      $23.75        $0.30

                           1995                                HIGH        LOW        DIVIDENDS
-----------------------------------------------------------   ------      ------      ---------
  First Quarter............................................   $27.88      $25.25        $0.32

               MARKET PRICES OF AND DIVIDENDS PAID ON UBK COMMON

     No established public trading market exists for UBK Common, and no brokerage firm makes a market in UBK Common. Trading in shares of UBK Common has historically occurred locally in isolated, privately negotiated transactions. In many instances, UBK has no knowledge of the purchase price or other terms of the sale. Since January 1, 1993, UBK is aware of the purchase price in certain transfers of UBK Common negotiated in arm's-length transactions. In the first quarter of 1993, 198 shares of UBK Common were transferred at a purchase price of $25.25 per share. In the third quarter of 1993, 270 shares of UBK Common were transferred for $26.50 per share. In the third quarter of 1994, 2,022 shares were transferred for a purchase price of $30.00 per share. In the fourth quarter of 1994, 800 shares of UBK Common were transferred at prices ranging from $29.61 to $30.00 per share. All transactions in UBK Common for which UBK is aware of the purchase price have been at the approximate book value of UBK Common at the time of the trade. All other transactions in UBK Common since January 1, 1993, have been in related-party transactions between family members or between corporate owners of UBK Common and their shareholders.

     Since there is no established public trading market for UBK Common, there can be no assurance that the price information set forth above is representative of prices which could be obtained for UBK Common in open market transactions. As shown above, the high and low closing sales price per share for NCC Common during the first quarter of 1995 was $27.88 and $25.25, respectively. At these prices, the equivalent per share prices of the UBK Common during the first quarter of 1995 (calculated by multiplying the high and low price of NCC Common during the first quarter of 1995 by the Exchange Ratio) would be $65.52 and $59.34, respectively.

     In the second quarter of 1994, UBK began paying a cash dividend on the UBK Common of $0.25 per share, and has continued to pay a cash dividend in the same amount in each calendar quarter through March 31, 1995. The Merger Agreement limits UBK's ability to pay dividends to a regular $0.25 per share quarterly dividend on the UBK Common, plus a special $0.50 per share cash dividend on the UBK Common if the Merger is effected after April 13, 1995.

     As of the Record Date of the Special Meeting, UBK had 517,302 shares of common stock series A outstanding held by approximately 65 shareholders and 538,902 shares of common stock series AA outstanding held by approximately 61 shareholders.

SELECTED FINANCIAL DATA

     The following table presents selected consolidated financial data for (a) NCC on a historical basis,
(b) UBK on a historical basis, and (c) NCC and UBK on an unaudited condensed combined consolidated pro forma basis. See "MERGER -- Accounting Treatment." This table should be read in conjunction with the financial statements and other financial information of NCC and UBK, respectively, incorporated herein by reference and included herewith and the pro forma condensed combined consolidated financial information giving effect to the Merger included elsewhere in this Prospectus and Proxy Statement. See "AVAILABLE INFORMATION"; "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)."

The pro forma information presented below is not necessarily indicative of the results which actually would have been obtained if the Merger had been consummated in the past or which may be obtained in the future.

                                 THREE MONTHS                    YEAR ENDED DECEMBER 31,
                                    ENDED          ---------------------------------------------------
                                MARCH 31, 1995      1994         1993       1992      1991       1990
                               ----------------    -------     -------    -------    ------     ------
NCC:
Earnings (In millions,
  except per share data)
    Net interest income.........      $   321      $ 1,237      $ 1,200    $ 1,152   $ 1,131   $ 1,094
    Provision for loan losses...           23           79           93        129       251       231
     Net income.................          111          429          404        347       237       249
     Net income per common
       share....................          .72         2.70         2.41       2.09      1.46      1.62
     Dividends paid per common
       share....................          .32         1.18         1.06       0.94      0.94      0.94
Average Balances (In millions)
     Assets.....................      $32,290      $30,614      $28,834    $28,635   $29,343   $28,564
     Earning assets.............       28,612       27,261       25,745     25,681    26,279    25,663
     Deposits...................       24,372       22,835       21,646     21,967    22,474    21,757
     Other borrowings...........        4,012        3,954        3,712      3,615     3,978     4,183
     Corporate long term debt...          743          712          452        329       318       309
     Stockholders' equity.......        2,606        2,619        2,606      2,362     2,156     1,922

UBK:
Earnings (In millions, except per
  share data)
     Net interest income........      $     6      $    21      $    20    $    19   $    18    $   17
     Provision for loan losses..            0            0            0          2         3         2
     Net income.................            1            4            5          4         3         3
    Income before cumulative
       effect of change in
       accounting principle and
       extraordinary items per
       share....................      $   .92      $  3.78      $  4.77    $  3.60   $  2.80    $ 2.92
     Cumulative effect of change
       in accounting for income
       taxes per share..........           --           --          .07         --        --        --
     Extraordinary credit --
       utilization of net
       operating loss
       carryforward per share...           --           --           --         --       .08       .76
     Net income per share.......          .92         3.78         4.84       3.60      2.88      3.68
     Dividends paid per common
       share....................          .25          .75            0          0         0         0
Ending balances (In millions)
     Assets.....................      $   625      $   619      $   485    $   481   $   484    $  490
     Earning assets.............          568          561          441        434       438       449
     Deposits...................          515          513          419        421       429       433
     Other borrowings...........           49           46           16         12        10        10
     Corporate long-term debt...           15           14            8         10        10        13
     Stockholders' equity.......           41           39           39         34        31        27

                                                                 THREE MONTHS
                                                                     ENDED          YEAR ENDED
                                                                   MARCH 31,       DECEMBER 31,
                                                                     1995              1994
                                                                 -------------     ------------
PRO FORMA NCC:

Earnings (Dollars in millions, except share data)
  Net interest income..........................................          $327           $1,260
  Provision for loan losses....................................            23               79
  Net income...................................................           111              432
  Net income per common share..................................           .71             2.69
  Average number of common shares outstanding..................   151,319,297      155,835,634
Ending balances (Dollars in millions)
  Assets.......................................................       $33,296
  Earning assets...............................................        29,520
  Deposits.....................................................        25,198
  Other borrowings.............................................         3,984
  Corporate long-term debt.....................................           758
  Stockholders' equity.........................................         2,741

COMPARATIVE PER SHARE DATA

     Based upon the Exchange Ratio of 2.35 shares of NCC Common for each share of UBK Common outstanding immediately prior to the Merger, the following table sets forth per common share book value, market value, cash dividends paid, and net income of (a) NCC on a historical basis and (b) NCC pro forma adjusted to give effect to the Merger as if the Merger had been effected for the period presented. The following information should be read in conjunction with the historical financial statements of NCC incorporated by reference in this Proxy Statement and the pro forma condensed combined consolidated financial information giving effect to the Merger included elsewhere in the Proxy Statement. See "AVAILABLE INFORMATION"; "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)." The data presented below are not necessarily indicative of the results which actually would have been obtained if the Merger had been consummated in the past or which may be obtained in the future.

                                                                                    UBK
                                                        NCC               -----------------------
                                              -----------------------                   EQUIVALENT
                 PER COMMON SHARE             HISTORICAL    PRO FORMA     HISTORICAL    PRO FORMA
     ---------------------------------------- ----------    ---------     ----------    ---------
     Book value:
          March 31, 1995.....................   $16.97       $ 17.14        $30.60       $ 40.28
          December 31, 1994..................    16.36         16.53         29.08         38.85
     Market value:
          March 31, 1995.....................    26.63         26.63           n/a         62.58
          December 31, 1994..................    25.88         25.88           n/a         60.82
     Cash dividends paid:
          Three months ended March 31,
            1995.............................      .32           .32           .25           .75
          Year ended December 31, 1994.......     1.18          1.18           .75          2.77
     Net income:
          Three months ended March 31,
            1995.............................      .72           .71           .73          1.67
          Year ended December 31, 1994.......     2.70          2.69          3.11          6.32

INTEREST OF MANAGEMENT IN THE MERGER

     NCC has agreed to certain arrangements relating to indemnification of officers and directors of UBK. See "MERGER -- Interest of Management in the Merger."

                              THE SPECIAL MEETING

     This Proxy Statement is being furnished to the shareholders of UBK in connection with the solicitation of proxies by the Board of Directors of UBK for its Special Meeting of shareholders and at any adjournment or adjournments thereof. The Special Meeting of shareholders of UBK will be held on
                 , 1995, at the offices of UBK at 250 West Main Street, Suite
3100, Lexington, KY 40507, commencing at      p.m., Lexington, KY time.

RECORD DATE AND VOTING RIGHTS

     The Board of Directors of UBK has fixed the close of business on
                 , 1995 as the record date for determination of shareholders entitled to notice of and to vote at the Special Meeting of shareholders of UBK. As of the Record Date, UBK had outstanding and entitled to vote 517,302 shares of common stock series A and 538,902 shares of common stock series AA. Holders of UBK common stock series A are entitled to 100 votes per share and holders of UBK common stock series AA are entitled to one vote per share. A majority of the votes of the outstanding UBK Common is required to approve the Merger Agreement and the Merger under the KBCA.

VOTING AND REVOCATION OF PROXIES

     Proxies for use at the Special Meeting of the shareholders of UBK accompany this Prospectus and Proxy Statement. A shareholder may use his or her proxy if he or she is unable to attend the meeting in person or wishes to have his or her shares voted by proxy even if he or she does attend the meeting. The proxy may be revoked in writing by the person giving it at any time before it is exercised by providing notice of such revocation to the Secretary of UBK or by submitting a proxy having a later date, or by such person appearing at the meeting and electing to vote in person. All proxies validly submitted and not revoked will be voted in the manner specified therein by the shareholder. If no specifications are made, shares of UBK Common represented by proxy will be voted FOR the Merger Agreement and the Merger and for the other matters to be acted upon at the Special Meeting. Because a majority of all the votes represented by the outstanding UBK Common must be voted in favor of the Merger Agreement and the Merger, abstentions and broker non votes will have the effect of a vote against approval of the Merger.

     UBK will bear its own cost of solicitation of proxies from its shareholders. In addition to using the mails, proxies may be solicited by personal interview, telephone and wire. Officers and regular employees of UBK or its subsidiaries, acting on behalf of UBK may solicit proxies personally or by telephone or wire. UBK does not expect to pay any compensation for the solicitation of proxies.

     The Board of Directors of UBK is not aware of any matter other than the matters set forth in this Prospectus and Proxy Statement that may be presented for action at the Special Meeting, but if other matters do properly come before the Special Meeting or any adjournments thereof then it is intended that the shares represented by the accompanying proxy will be voted by the persons named in the proxy in accordance with their best judgment pursuant to the discretionary authority granted by the proxy.

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

     The following table, with accompanying footnotes, sets forth the persons known by UBK to own beneficially (as determined in accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission")) more than five percent of each series of the UBK Common outstanding as of the Record Date.

                                                              AMOUNT AND
                                                              NATURE OF
                        NAME AND ADDRESS OF                   BENEFICIAL        PERCENT
                         BENEFICIAL OWNER                    OWNERSHIP(1)       OF CLASS
        ---------------------------------------------------  ------------       --------
        James L. and Judy S. Rose                               884,050(2)        83.70%(2)
        3180 Pepperhill Road
        Lexington, Kentucky 40502

     The following table sets forth the amount and percent of UBK Common owned beneficially (as determined in accordance with the rules and regulations of the Commission) as of the Record Date, by all directors and executive officers of the UBK as a group.

NUMBER OF SHARES OWNED BENEFICIALLY
BY DIRECTORS AND EXECUTIVE OFFICERS     PERCENT
   AS A GROUP (8 PERSONS)(1)(3)         OF CLASS
-----------------------------------     --------
           886,570 shares                 83.94%

---------------

(1) For purposes of this Proxy Statement, in accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner of any shares of UBK Common if he or she has or shares voting or investment power with respect to such security.

(2) James L. Rose individually owns 277,224 shares, or 53.59%, of UBK common stock series A, and 294,024 shares, or 54.56%, of UBK common stock series AA. Judy S. Rose individually owns 156,401 shares, or 30.23%, of UBK common stock series A, and 156,401 shares, or 29.02%, of UBK common stock series AA. Each of Mr. Rose and Mrs. Rose exercise sole voting and investment power over the UBK Common registered in their respective names.

(3) In addition to the shares set forth in Note 2 above, directors and executive officers of UBK as a group own 1,260 shares, or 0.24%, of UBK common stock series A and 1,260 shares, or 0.23%, of UBK common stock series AA. Each director or executive officer exercises sole voting and investment power over the UBK Common registered in their names.

                                     MERGER

     This section of the Prospectus and Proxy Statement describes certain aspects of the Merger. The following description of the Merger does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement which is attached as Appendix A to this Prospectus and Proxy Statement and is incorporated herein by reference. Shareholders of UBK are urged to read the Merger Agreement in its entirety.

BACKGROUND OF AND REASONS FOR THE MERGER -- UBK

     Since the passage of legislation during the last ten years permitting bank holding companies to operate in more than one state, both the Kentucky banking market and the United States banking industry as a whole have undergone accelerated consolidation, a trend UBK's management expects to continue. Along with consolidation, the banking industry in the United States and in Kentucky has become more competitive, with financial institutions offering new and innovative products to its customers. Due to the advances in technology and computer systems, financial institutions have been able to offer increased services to their customers as well.

     In light of the recent and expected changes in the banking industry, management of UBK has, from time to time, analyzed various strategic options for continuing the success of UBK as a banking organization and for increasing shareholder value. Management identified three potentially viable courses of action to achieve these goals. In no particular order, these courses were: (i) continuing to remain independent while generating capital internally to fund growth through small acquisitions of unrelated financial institutions in Central and Southeastern Kentucky; (ii) initiating a public offering of UBK common stock to raise capital to fund an aggressive growth strategy, again focusing on unrelated financial institutions in Central and Southeast Kentucky; and (iii) a merger with a publicly-traded bank holding company substantially larger than UBK.

     Like other financial institutions of comparable asset size in the current environment, UBK has been contacted from time to time in recent years by directors and officers of larger regional financial institutions who informally expressed interest in a possible affiliation with UBK. UBK also explored the possibility of a public offering of its stock as a means of raising capital to fund aggressive growth through the acquisition of other financial institutions located in smaller markets in Central and Southeastern Kentucky.

     After considering these options, management decided that UBK's best course of action was to continue to remain independent while generating capital internally to fund its growth. To this end, UBK's focus sharpened on the primary goal of maintaining an acceptable return for its shareholders by reducing expenses through increased operational efficiency. Increased operational efficiency was seen by management as vital to keeping UBK competitive in the changing banking industry. To achieve this goal, UBK considered, among other things, the consolidation of one or more of its banking subsidiaries which would have reflected, on a much smaller scale, developments in the banking industry as a whole.

     In November 1994, James L. Rose, the Chairman and President of UBK, and the beneficial owner of approximately 84% of the outstanding shares of UBK Common, met with Leonard V. Hardin, the President of National City Bank, Kentucky, on a business matter unrelated to UBK. During the course of the conversation, Mr. Hardin expressed an interest in the UBK organization and indicated that NCC would be interested in discussing an affiliation of the two organizations. At Mr. Hardin's request, he was provided with certain basic financial information concerning UBK. During the next six weeks or so, Mr. Rose had several informal discussions with Mr. Hardin and Morton Boyd, the Chairman of National City Bank, Kentucky, and an Executive Vice-President of NCC, concerning a possible affiliation of UBK and NCC.

     On December 23, 1994, Mr. Rose received a proposal from NCC providing that the UBK Common owned by the controlling shareholders of UBK would be exchanged for NCC Common in a tax-free transaction, while the remaining minority holders of UBK Common would receive cash in a taxable merger transaction. At Mr. Rose's request, the proposal was restructured to give all holders of UBK Common the opportunity to exchange each share of UBK Common for 2.35 shares of NCC Common in a tax-free transaction.

     From January 2, 1995, to January 12, 1995, UBK's management and legal advisors negotiated the terms of a definitive merger agreement with senior officers of NCC. At its January 12, 1995 meeting, UBK's Board of Directors reviewed the Merger Agreement with its legal advisors and unanimously approved the Merger Agreement and the transactions contemplated thereby.

     The terms of the Merger and the Merger Agreement, including the Exchange Ratio, were the result of arm's-length negotiations between UBK and NCC. In the course of reaching its decision to approve the Merger Agreement, the Board of Directors and management of UBK considered numerous factors, including but not limited to the following, which were not assigned any relative or specific weight:

     1. The financial terms of the Merger. The Board of Directors of UBK determined that the Exchange Ratio of 2.35 shares of NCC Common for each share of UBK Common (based on a recent closing price of NCC Common on the NYSE) indicated a per share value on the UBK Common of approximately 19 times estimated 1994 earnings per share and approximately twice its book value per share and was, therefore, acceptable.

     2. The effect on shareholder value of UBK continuing as an independent entity compared to the effect of the Merger with NCC. In this regard, the Board believed that UBK's present course of asset growth generated by internal growth and small acquisitions would not be as likely to provide the same value to shareholders as the Merger, especially in light of increased competition in the banking industry. The Board also noted that the UBK Common was not publicly traded and had only recently begun paying a quarterly cash dividend, while the NCC Common was publicly traded on the NYSE and paid a cash dividend substantially in excess of the dividend paid on the UBK Common. Thus, with the NCC Common to be received in the Merger, UBK common shareholders will gain liquidity in their investment and substantially increased dividend income, in addition to the long-term capital appreciation opportunities with the NCC Common.

     3. The terms and structure of the Merger. The Board considered in particular the terms and conditions of the Merger Agreement and the fact that the Merger would be tax-free to UBK shareholders.

     4. Financial information and other information about NCC. In this regard, the Board evaluated historical financial and operational information concerning NCC contained in public filings made by NCC as well as certain other publicly available information with respect to NCC and its future prospects. The Board also regarded the banking and business philosophies of NCC and UBK to be compatible.

     5. The likelihood that the Merger would provide the employees of UBK and its subsidiaries opportunities in a larger organization that are not currently available to them.

     6. The impact generally of the Merger on the customers, communities and other constituencies served by UBK. The Board of Directors considered that the Merger would enable UBK to offer its customers a greater variety of banking products and services than it could as an independent entity.

     7. Industry conditions generally. The Board considered the probability of nationwide interstate banking, the continued erosion of traditional geographic and industry lines, and the likelihood of further consolidation and competition in the banking industry.

     Based on these matters, and such other matters as members of the Board deemed relevant, the UBK Board of Directors has unanimously approved the Merger Agreement as being in the best interests of UBK, its shareholders, employees and customers, and the communities served by UBK.

     IN VIEW OF ALL THE CONSIDERATIONS DESCRIBED ABOVE, THE BOARD OF DIRECTORS OF UBK UNANIMOUSLY RECOMMENDS THAT UBK SHAREHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT AND RELATED MERGER.

BACKGROUND OF AND REASONS FOR THE MERGER -- NCC

     Since establishing a major presence in Kentucky by acquiring First Kentucky National Corporation, now known as National City Bank, Kentucky, in 1988, NCC has sought to enhance its Kentucky network through internal growth and select acquisitions. UBK was an attractive candidate, offering an opportunity to fill in gaps in NCC's Kentucky franchise and expand its presence in the Lexington, Kentucky market.

     Conversations among senior members of both organizations related to a possible transaction started in early November, 1994 and progressed to an exchange of information. Initial analysis revealed that a transaction may be feasible and beneficial to both parties. Discussions of possible financial terms and conditions, all contingent upon a thorough "due diligence", proceeded in December, 1994 and January, 1995. Preliminary terms and conditions were agreed upon in January and resulted in due diligence being performed in late January, 1995. Due diligence did not reveal any significant issues.

     In negotiating the terms of the Merger, NCC's management reviewed a number of factors with a view to maximizing stockholder value in the intermediate and long term future, including earnings potential, realization of economies of scale, and geographic diversification. In addition, NCC's Board of Directors consulted with NCC management, as well as its legal advisors, and considered other factors, including, without limitation, the following: (a) the business, operations, earnings prospects and financial condition of UBK as determined from the business review conducted by NCC management; (b) the terms of the Merger Agreement; and (c) regulatory approval requirements.

     NCC believes that the affiliation of UBK with NCC and the acquisition of its subsidiary banks and thrift will enhance NCC's presence in southeast Kentucky and the Lexington area and expand its customer base and assets.

     NCC has had substantial prior experience in effecting successful mergers including four major bank holding company mergers (BancOhio Corporation in 1984, First Kentucky National Corporation in 1988, Merchants National Corporation in 1992 and Ohio Bancorp in 1993), as well as thrift and other non-bank acquisitions. At this time, NCC has completed virtually all of its own standardization and consolidation projects and believes it can effectively integrate and consolidate the operations of UBK into NCC within eight months after the consummation of the Merger, thereby realizing the full benefits of the Merger within a relatively short time period. NCC's Board of Directors believes that the Merger will result in a combined entity with increased financial resources and greater financial strength than either NCC or UBK standing alone. The realization of anticipated cost savings, coupled with revenue enhancements at UBK, should make the Merger accretive to NCC's earnings per share in 1995, assuming no unexpected delays in consummating the Merger. There can be no assurance that such integration or consolidation of the operations of UBK and NCC will occur in such period or at any time in the future. It is anticipated that UBK's commercial banks will be merged with National City Bank, Kentucky ("NCB") at such time as their operations are integrated with NCB.

TERMS OF THE MERGER

     The Merger Agreement provides for the merger of UBK with and into NCC. Upon consummation of the Merger, (a) the separate corporate existence of UBK will cease, (b) NCC will be the surviving corporation and will continue to be governed by the laws of Delaware, (c) the name of the surviving corporation will continue to be National City Corporation, (d) the Certificate of Incorporation and By-Laws of NCC in effect immediately prior to the Effective Time will become the Certificate of Incorporation and By-Laws of NCC, (e) the directors and officers of NCC will continue as the directors and officers of NCC, and (f) the title to all real estate and other property owned by UBK will be vested in NCC, and all proceedings, rights of creditors against and any liens upon the property of UBK will become the obligations of NCC.

CONVERSION OF SHARES OF UBK COMMON

     Conversion of Shares of UBK Common. At the Effective Time, (a) each then outstanding share of UBK Common not owned by NCC or any direct or indirect wholly owned subsidiary of NCC (except any such shares of UBK Common held in trust accounts, managed accounts or in any similar manner as trustee or in a fiduciary capacity ("Trust Account Shares") or acquired in satisfaction of debt previously contracted ("DPC Shares") shall not be deemed owned by NCC), other than those shares of UBK Common held in the treasury of UBK, will be cancelled, retired and converted into the right to receive 2.35 shares of NCC Common; (b) each then outstanding share of UBK Common owned by NCC or any direct or indirect wholly owned subsidiary of NCC (except for any shares that are Trust Account Shares or DPC Shares) will be cancelled and retired; and (c) each share of UBK Common issued and held in UBK's treasury will be cancelled and retired. If between January 12, 1995 and the Effective Time, the shares of NCC Common are changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or if a stock dividend thereon shall be declared with a record date within such period, the Exchange Ratio will be adjusted accordingly.

     No Fractional Shares. No certificates or scrip representing fractional shares of NCC Common will be issued in the Merger. No dividends or distributions of NCC will be payable on or with respect to any fractional share and any such fractional share interest will not entitle the owner thereof to vote or to any other rights of stockholders of NCC. In lieu thereof, each holder of UBK Common who otherwise would have been entitled to a fractional share of NCC Common will receive cash in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the average of the per share closing price on the NYSE of NCC Common for the 10 consecutive trading days ending at the date of the Special Meeting.

     Manner of Exchanging UBK Certificates for NCC Certificates. NCC has designated NCB to act as exchange agent (the "Exchange Agent") in connection with the Merger. Promptly after the Effective Time, the Exchange Agent will mail to each holder of record of a certificate (a "Certificate") which immediately prior to the Effective Time represented outstanding shares of UBK Common a notice advising the holder of the effectiveness of the Merger accompanied by a letter of transmittal. The letter of transmittal will contain instructions with respect to the procedures to be followed in effecting the surrender of the Certificate for exchange therefor and will specify that delivery will be effected, and risk of loss and title to such Certificate will pass, only upon proper delivery of the Certificate to the Exchange Agent. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereon, and such other documents as may reasonably be requested, the Exchange Agent promptly will deliver to the person entitled thereto a certificate(s) representing 2.35 shares of NCC Common for each share of UBK Common so represented by the Certificate surrendered by such holder thereof (and cash in lieu of a fractional share of NCC Common), and such Certificate will then be cancelled. If delivery of all or part of the shares of NCC Common is to be made to a person other than the person in whose name a surrendered Certificate is registered, it will be a condition to such delivery or exchange that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such delivery or exchange shall have paid any transfer and other taxes required by reason of such delivery or exchange in a name other than that of the registered holder of the Certificate so surrendered or shall have established to the reasonable satisfaction of the Exchange Agent that such tax either has been paid or is not payable.

     CERTIFICATES FOR SHARES OF UBK COMMON SHOULD NOT BE FORWARDED TO THE EXCHANGE AGENT UNTIL A UBK SHAREHOLDER HAS RECEIVED A TRANSMITTAL LETTER AND SHOULD NOT BE RETURNED WITH THE ENCLOSED PROXY.

     Right to Shares of NCC Common. Until surrendered and exchanged in accordance with the procedures set forth in the letter of transmittal, after the Effective Time, each Certificate shall represent solely the right to receive
2.35 shares of NCC Common, multiplied by the number of shares of UBK Common evidenced by such Certificate, together with any dividends or other distributions as provided in "Distribution with Respect to Unexchanged Certificates" below, and shall have no other rights except as described in "Voting With Respect to Unexchanged Certificates" below. One hundred eighty
(180) days following the Effective Time, the Exchange Agent will deliver to NCC any shares of NCC Common and funds (including any interest received with respect thereto) which NCC has made available to the Exchange Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to NCC (subject to abandoned property, escheat or other similar laws) with respect to the shares of NCC Common and cash in lieu of fractional shares deliverable or payable upon due surrender of their Certificates. Neither the Exchange Agent, NCC, nor UBK shall be liable to any holder of shares of UBK Common for any shares of NCC Common (or dividends, distributions or interest with respect thereto) or cash in lieu of fractional shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     Distribution with Respect to Unexchanged Certificates. Whenever a dividend or other distribution is declared by NCC on the NCC Common, the record date for which is at or after the Effective Time, the declaration will include dividends or other distributions on all shares issuable in the Merger, provided that no dividends or other distributions declared or made with respect to NCC Common with a record date that is more than 30 days after the mailing of the notice and letter of transmittal described in "Manner of Exchanging UBK Certificates for NCC Certificates" will be paid to the holder of any unsurrendered Certificate with respect to the shares of NCC Common represented thereby until the holder of such Certificate has surrendered such Certificate in accordance with the instructions set forth in the letter of transmittal. NCC will pay any dividends and make any other distributions with a record date prior to the Effective Time which may have been declared or made by UBK on UBK Common in accordance with the terms of the Merger Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.

     Voting With Respect to Unexchanged Certificates. Holders of unsurrendered Certificates will not be entitled to vote at any meeting of NCC stockholders with respect to the number of shares of NCC Common represented by such Certificates, or exercise his other rights as a stockholder of NCC with respect thereto, unless and until he has surrendered those Certificates in accordance with the terms of the Merger Agreement.

     Lost Certificates. Any UBK shareholder who has lost or misplaced a Certificate for any of his or her shares of UBK Common should immediately call UBK (telephone number: (606) 259-4100) for information regarding the procedures to be followed for replacing the lost certificate. Until such lost or replaced Certificate is found or a replacement Certificate is obtained, the UBK shareholder will be unable to properly submit the transmittal letter.

CONDITIONS TO THE MERGER

     Conditions to Each Party's Obligations. The respective obligations of each of NCC and UBK to effect the Merger are subject to the fulfillment or waiver of certain conditions, including, but not limited to, the following conditions:

          (a) The Merger shall have been approved and adopted by the holders of the UBK Common;

          (b) The NCC Common issuable in the Merger shall have been authorized for listing on the NYSE, upon official notice of issuance;

          (c) All material authorizations, consents, orders or approvals of, and all expirations of waiting periods imposed by, all or any government agency, including, without limitation, the FRB, which are necessary for the consummation of the Merger, shall have been obtained or shall have occurred and shall be in full force and effect at the Effective Time; provided, however, that no such authorization, consent, order or approval shall be deemed to have been received if it shall include any conditions or requirements which would so reduce the economic or business benefits of the transactions contemplated by the Merger Agreement so as to render inadvisable, in the reasonable opinion of the Boards of Directors of either NCC or UBK, the consummation of the Merger;

          (d) The Registration Statement shall have become effective in accordance with the provisions of the 1933 Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and remain in effect;

          (e) No temporary restraining order, preliminary or permanent injunction or other order by any federal or state court in the United States which prevents the consummation of the Merger shall have been issued and remain in effect; and

          (f) Brown, Todd & Heyburn PLLC, counsel to UBK, shall have delivered to UBK and NCC their opinion substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. See "MERGER -- Certain Federal Income Tax Consequences."

     Conditions to UBK's Obligations. The obligation of UBK to effect the Merger also is subject to the fulfillment or waiver of additional conditions, including, but not limited to, the following conditions:

          (a) NCC shall have performed in all material respects its covenants contained in the Merger Agreement to be performed by it at or prior to the Effective Time;

          (b) The representations and warranties of NCC contained in the Merger Agreement shall be true in all material respects as of the Effective Time as if made at and as of the Effective Time, except as expressly contemplated or permitted by the Merger Agreement and except for representations and warranties relating to a time or times other than the Effective Time which were or will be true in all material respects at such time or times; and

          (c) UBK shall have received all officers' certificates of NCC required by the Merger Agreement.

     Conditions to NCC's Obligations. The obligation of NCC to effect the Merger also is subject to the fulfillment or waiver of additional conditions, including, but not limited to, the following conditions:

          (a) UBK shall have performed in all material respects its covenants contained in the Merger Agreement to be performed by it at or prior to the Effective Time;

          (b) The representations and warranties of UBK contained in the Merger Agreement shall be true in all material respects as of the Effective Time as if made at and as of the Effective Time, except as expressly contemplated or permitted by the Merger Agreement and except for representations and warranties relating to a time or times other than the Effective Time which were or will be true in all material respects at such time or times;

          (c) NCC shall have received all officers' certificates of UBK required by the Merger Agreement;

          (d) NCC shall have received all certificates of Principal Shareholder required by the Merger Agreement; and

          (e) NCC and its directors and officers who sign the Registration Statement shall have received from KPMG Peat Marwick LLP, UBK's independent certified public accountants, the comfort letter required by the Merger Agreement.

REGULATORY APPROVALS

     The Merger is subject to approval by the FRB under the BHCA. The BHCA prohibits the FRB from approving the Merger if (a) it would result in a monopoly; (b) it would be in furtherance of any combination or conspiracy to monopolize the business of banking in any part of the United States; (c) its effect in any section of the country may be substantially to lessen competition or to tend to create a monopoly; or (d) it would be in any other manner in restraint of trade, unless the FRB finds that any anticompetitive effects of the Merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The Merger may not be consummated until the thirteenth day (15th day under certain circumstances) after approval by the FRB, during which time the Merger may be challenged on antitrust grounds by the Department of Justice.

     In addition, the BHCA requires that the FRB take into consideration, among other facts, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The FRB has the authority to deny an application if it concludes that the combined organization would have an inadequate capital position or if the acquiring organization does not meet the requirements of the Community Reinvestment Act of 1977.

     NCC (with the assistance of UBK) prepared an application for the FRB approval of the Merger, which was accepted for filing on April 10, 1995. It is anticipated that the FRB approval of the merger will be received on or about June 9, 1995.

     NCC and UBK are not aware of any other governmental approvals or actions that are required for consummation of the Merger, except as described above. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any such approval or action, if needed, could be obtained and would not be conditioned in a manner that would cause NCC to abandon the Merger.

WAIVER; AMENDMENT; TERMINATION

     Waiver. Any party to the Merger Agreement may, by written notice to the other parties thereto, (a) extend the time for the performance of any of the obligations or other actions of the other party under the Merger Agreement; (b) waive any inaccuracies in the representations or warranties of the other parties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; (c) waive compliance with any of the conditions or covenants of the other party contained in the Merger Agreement; or (d) waive or modify performance of any of the obligations of the other party under the Merger Agreement. Notwithstanding these provisions, the Merger cannot be consummated unless the shareholders of UBK approve the Merger Agreement and the Merger by the requisite affirmative votes. See "MERGER -- Regulatory Approvals" and "THE SPECIAL MEETING -- Record Date and Voting Rights."

     Amendment. Subject to the applicable provisions of the DGCL and the KBCA, the Merger Agreement may be amended or supplemented upon the written agreement of NCC and UBK at any time, provided that an amendment may not be made after any shareholder approval of the Merger Agreement which reduces or changes the form of the Merger consideration without further shareholder approval.

     Termination. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the approval by shareholders of UBK of the Merger Agreement, under the following circumstances:

          (a) by the mutual consent of the Board of Directors of NCC and the Board of Directors of UBK;

          (b) by either NCC or UBK if the Merger shall not have been consummated on or before June 29, 1995 or if the Merger Agreement is not approved by the UBK shareholders at UBK's Special Meeting (provided the terminating party is not otherwise in material breach of its obligations under the Merger Agreement);

          (c) by UBK if any of the conditions to UBK's obligation to consummate the Merger have not been met or waived by UBK at such time as such conditions can no longer be satisfied. See "MERGER -- Conditions to the Merger -- Conditions to Each Party's Obligations" and "Conditions to UBK's Obligations"; or

          (d) by NCC if any of the conditions to NCC's obligation to consummate the Merger have not been met or waived by NCC at such time as such conditions can no longer be satisfied. See "MERGER -- Conditions to the Merger -- Conditions to Each Party's Obligations" and "Conditions to NCC's Obligations".

     Expenses. (a) If the Merger is consummated, it is estimated that the costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be $ million in the aggregate.

     (b) If UBK's shareholders fail to approve the Merger due to the fact that the UBK's board of directors fails to recommend that the shareholders vote in favor of the Merger in reliance upon an opinion of counsel that to do so would be a breach of their fiduciary duties or if the Principal Shareholder fails to vote in favor of the Merger in reliance upon an opinion of counsel that to do so would be a breach of his fiduciary duties, then UBK will have to pay NCC $4.5 million.

     Assignment. Without the prior written consent of the other parties to the Agreement, neither NCC nor UBK may assign any of its rights or delegate any of its obligations under the Agreement.

EFFECTIVE TIME

     As soon as practicable after satisfaction or waiver of all conditions to the Merger under the Merger Agreement, NCC and UBK shall cause a certificate of merger complying with the requirements of the DGCL (the "Certificate of Merger") to be filed with the Secretary of State of the State of Delaware and articles of merger complying with the requirements of the KBCA (the "Articles of Merger") to be filed with the Secretary of State of the Commonwealth of Kentucky, respectively. The Merger will become effective at the later of (a) the times at which such filings are made with the Secretaries of State of the States of Delaware and Kentucky or (b) such later date as is specified in such filings (the "Effective Time"). NCC and UBK currently anticipate that the Merger will be completed late in the second calendar quarter of 1995 or early in the third calendar quarter of 1995. In the event the Merger is not consummated on or before June 29, 1995, either NCC or UBK may terminate the Merger Agreement. See "MERGER -- Waiver; Amendment; Termination -- Termination."

CONDUCT OF UBK'S BUSINESS PENDING THE MERGER

     General. The Merger Agreement requires that from January 12, 1995 to the Effective Time, UBK and its subsidiaries conduct their respective business only in, and not take any action except in, the ordinary course of business consistent with past practice. UBK has covenanted to use reasonable efforts to preserve intact the business organization of UBK and each of its subsidiaries, to keep available the services of its and their present key officers and employees and to preserve the goodwill of those having business relationships with UBK or its subsidiaries. In addition, the Merger Agreement restricts UBK and its subsidiaries from engaging in certain transactions during the interim period from January 12, 1995 to the Effective Time, unless approved in writing by NCC, including, among other things, (a) incurring any indebtedness for borrowed money (other than in the ordinary course of business consistent with past practice or short term indebtedness incurred to refinance short term indebtedness and indebtedness of UBK or any of its subsidiaries), assuming, guaranteeing, endorsing or otherwise as an accommodation becoming responsible for the obligations of any other person or entity, or making any loan or advance, other than in the ordinary course of business consistent with past practice; (b) making any change or amendment to their respective articles of incorporation or by-laws (or comparable governing instruments); (c) issuing or selling any shares of capital stock or any other securities or issuing any securities convertible into or exchangeable for, or options, warrants to purchase, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or entering into any contract, understanding or arrangement with respect to the issuance of, any shares of capital stock or any other securities of any of the foregoing or entering into any arrangement or contract with respect to the purchase or voting of shares of their capital stock, or adjusting, splitting, combining or reclassifying any of their capital stock or other securities or making any other changes in their capital structures; (d) declaring, setting aside, paying or making any dividend or other distribution or payment (whether in cash, stock or property) with respect to, or purchasing or redeeming, any shares of their capital stock, other than (i) regular quarterly cash dividends on UBK Common in an amount not to exceed $.25 per share of UBK Common (the parties agreeing that they will cooperate so that there will not be any duplication or omission of a dividend payment to UBK shareholders during any quarter); (ii) a one-time special dividend of $0.50 per share if the Effective Date is after April 13, 1995; (iii) regular cash dividends on UBK's preferred stock in accordance with the terms of UBK's preferred stock; and (iv) dividends paid by any UBK subsidiary to another UBK subsidiary or UBK with respect to its capital stock between January 12, 1995 and the

Effective Time; (e) adopting or amending (except as required by law) any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment, welfare benefit or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee, or (except for normal merit increases in the ordinary course of business consistent with past practice) increasing the compensation or fringe benefits of any director, officer or employee or paying any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options or stock appreciation rights) or taking any action or granting any benefit not required under the terms of any existing agreements, trusts, plans, funds or other such arrangements or entering into any contract, agreement, commitment or arrangement to do any of the foregoing.

     Certain Policies. The Merger Agreement requires UBK to use its best efforts to modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and level of reserves) prior to the Effective Time so as to be consistent on a mutually satisfactory basis with those of NCC and generally accepted accounting principles; provided, however, that UBK shall not be required to modify or change any such policies or practices until after the FRB has approved the Merger. UBK's representations, warranties or covenants contained in the Merger Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any such modifications or changes. UBK does not currently anticipate that such changes or modifications, assuming the Merger is consummated during the second or third calendar quarter of 1995, will in the aggregate result in any material change in the valuation of UBK's assets.

     Acquisition Proposals. The Merger Agreement provides that each of the Principal Shareholder, UBK and UBK's subsidiaries shall not, and shall instruct and otherwise use its best efforts to cause their respective officers, directors, employees, agents or advisors or other representatives or consultants not to, directly or indirectly, (a) solicit or initiate any proposals or offers from any other person or entity relating to any acquisition or purchase of all or a material amount of the assets of, or any securities of, or any merger, consolidation or business combination with, UBK or any of its subsidiaries (each such transaction an "Acquisition Event") or (b) except to the extent that the Board of Directors of UBK is required, in a written opinion of counsel to UBK's board of directors, in the exercise of its fiduciary duties in accordance with applicable law, to participate in any discussions or negotiations regarding, or furnish to any other person or entity any information with respect to, an Acquisition Event. UBK has agreed to cease any existing activities, discussions or negotiations with any other parties conducted prior to the execution of the Merger Agreement with respect to any Acquisition Event. UBK has agreed to notify NCC immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, UBK.

     Redemption of Preferred Stock. In accordance with the Merger Agreement, UBK anticipates that it will call for redemption all of its outstanding Preferred Stock A, Preferred Stock AA and Preferred Stock D. The notice of redemption will state that all outstanding shares of preferred stock will be redeemed simultaneously with the Merger at the Effective Time.

INTEREST OF MANAGEMENT IN THE MERGER

EMPLOYEE MATTERS

     The Agreement provides that upon consummation of the Merger, NCC shall honor, on and after the Effective Time, without deduction, counterclaims, interruptions or deferment (other than withholding under applicable law), all vested benefits of any person under all of UBK's employee plans or agreements.

INDEMNIFICATION AND INSURANCE

     The Merger Agreement provides that, from and after the Effective Time, NCC will assume and honor any obligation of UBK immediately prior to the Effective Time with respect to the indemnification of each person who was on January 12, 1995, or has been at any time prior to January 12, 1995, or who becomes prior to the Effective Time, a director or officer of UBK or any of its subsidiaries or was serving at the request of UBK as a director, officer of any domestic or foreign corporation, joint venture, trust, employee benefit plan or other enterprise (collectively, the "Indemnitees") arising out of UBK's Articles or UBK's By-Laws or any indemnification (to the maximum extent available thereunder) against any and all losses in connection with or arising out of any claim which is based upon, arises out of or in any way relates to any actual or alleged act or omission occurring at or prior to the Effective Time in the Indemnitee's capacity as a director or officer (whether elected or appointed) of UBK or any of its subsidiaries. Following the Effective Time, NCB will provide UBK and UBK subsidiary employees who become officers of NCB with the same directors and officers liability coverage and indemnification that NCB provides to other NCB officers.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Pursuant to the terms of the Merger Agreement, NCC and UBK have received the opinion of Brown, Todd & Heyburn PLLC to the effect that, on the basis of facts, representations and assumptions set forth in such opinion or contained in this Prospectus and Proxy Statement or certificates of officers of UBK and NCC (including, among others, representations that (a) to the best knowledge of UBK, there is no agreement or plan on the part of the shareholders of UBK to dispose of any shares of NCC Common received in the Merger, (b) there is no agreement or plan for NCC to reacquire any of the NCC Common issued pursuant to the Merger, and (c) there is no agreement or plan on the part of NCC's management to dispose of any significant assets of UBK after the Merger, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the Code and that, accordingly, for United States federal income tax purposes:

          (i) no gain or loss will be recognized by NCC or UBK as a result of the Merger;

          (ii) no gain or loss will be recognized by shareholders of UBK who exchange their shares of UBK Common solely for shares of NCC Common pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in NCC Common); and

          (iii) the tax basis of shares of NCC Common received by shareholders of UBK who exchange all of their shares of UBK Common solely for shares of NCC Common in the Merger will be the same as the tax basis of the shares of UBK Common surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS BASED UPON CURRENT LAW. EACH UBK SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH SHAREHOLDER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND ANY PROPOSED CHANGES IN SUCH TAX LAWS.

ACCOUNTING TREATMENT

     The Merger, if completed as proposed, will be treated as a purchase for accounting and financial reporting purposes. Under the purchase method of accounting, all identifiable tangible and intangible assets and liabilities of UBK will be recorded by NCC at their respective fair values at the Effective Time of the Merger as determined solely by NCC from its perspective as the purchaser of those assets. The expected excess of the consideration paid by NCC at the Effective Time over the fair value of UBK's tangible and intangible assets as adjusted by NCC less the liabilities will be accounted for as goodwill, and will be amortized over 20 years. See "PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION."

RESALES BY AFFILIATES

     The shares of NCC Common issued to UBK shareholders pursuant to the Merger Agreement will have been registered under the Securities Act of 1933, as amended (the "1933 Act"), but such registration does not cover resales by shareholders of UBK who may be deemed to be "affiliates" of UBK, as that term is used in paragraphs (c) and (d) of Rule 145 promulgated under the 1933 Act. NCC Common received and beneficially owned by those UBK shareholders who are deemed to be UBK Affiliates may be resold without registration as provided for by Rule 145 under the 1933 Act, or as otherwise permitted. Each UBK Affiliate who desires to resell the NCC Common received in the Merger must sell such NCC Common either
(i) pursuant to an effective registration statement under the 1933 Act, (ii) in accordance with the applicable provisions of Rule 145 under the

1933 Act, or (iii) in a transaction that is otherwise exempt from the registration requirements of the 1933 Act. Rule 145(d) requires that persons deemed to be UBK Affiliates resell their NCC Common pursuant to certain of the requirements of Rule 144 under the 1933 Act if such NCC Common is sold within the first two years after the receipt thereof. After two years, if such person is not a person who, directly or indirectly, controls, is controlled by, or is under common control with NCC (an "NCC Affiliate") and NCC is current in the filing of its periodic securities law reports, a former UBK Affiliate may freely resell the NCC Common received in the Merger without limitation. After three years from the issuance of the NCC Common, if such person is not an NCC Affiliate at the time of sale or for at least three months prior to such sale, such person may freely resell such NCC Common, without limitation, regardless of the status of NCC's periodic securities law reports.

APPRAISAL AND DISSENTERS' RIGHTS

     NCC. Because NCC Common is listed on the NYSE and is held of record by more than 20,000 stockholders, and because no vote of the holders of NCC Common is required for approval of the Merger, stockholders of NCC are not entitled to appraisal or dissenters' rights under the DGCL in connection with the Merger.

     UBK. The following is not a complete statement of the law pertaining to the rights of dissenting shareholders and is qualified in its entirety by reference to the full text of Subtitle 13, Chapter 271B of the Kentucky Revised Statutes (KRS 271B.13-010 to .13-310), which is reprinted in its entirety as Appendix C to this Prospectus-Proxy Statement.

     Under Kentucky law, any shareholder of UBK may dissent from the Merger and receive in cash the fair value of his or her shares of UBK Common immediately before consummation of the Merger, excluding any appreciation or depreciation in anticipation of the Merger unless such exclusion would be inequitable. The right to dissent and receive such fair value requires that the exact procedure specified by Kentucky law be followed.

     Shareholders who wish to assert dissenter's rights (i) must deliver to UBK, before the vote is taken at the Special Meeting, written notice of their intent to demand payment for their shares if the Merger occurs; and (ii) must not vote their shares in favor of the Merger. Shareholders who do not satisfy these requirements are not entitled to rights to demand payment for their UBK Common. The delivery of a written demand must be in addition to and separate from any vote against the Merger by the shareholder. A vote against the Merger Agreement will not itself satisfy the notice requirements of the Kentucky dissenters' rights statute. A shareholder who submits a signed and unmarked proxy form will be considered to have voted in favor of the Merger, which will constitute a waiver of the dissenters' rights of the shareholder.

     If the Merger is approved by the shareholders at the Special Meeting, then, no later than ten days after such approval, UBK must deliver a written notice ("Notice") to all shareholders who dissented in compliance with Kentucky law. The Notice must set forth, among other things, a date by which shareholders must demand payment, which date may not be fewer than 30, nor more than 60, days after the date of the Notice. Shareholders who receive the Notice must demand payment, certify whether they acquired beneficial ownership of the shares before January 16, 1995 (the date of the first public announcement regarding the Merger), and deposit their certificates in accordance with the terms of the Notice. Shareholders who do not demand payment or deposit their certificates by the date set in the Notice will not be entitled to receive payment for their shares as a dissenter.

     Upon consummation of the Merger or upon receipt of a payment demand, the surviving corporation in the Merger (the "Surviving Corporation") must pay each shareholder who dissented in compliance with Kentucky law and who was the beneficial owner of the shares before January 16, 1995, the estimated fair value of the dissenter's shares. Payment must be accompanied by certain financial information about UBK and certain statements apprising such shareholders of the estimate of the fair value of the shares and their rights as "dissenters" under Kentucky law.

     A dissenter may notify the Surviving Corporation of the dissenter's own estimate of the fair value of the dissenter's shares and demand payment of the dissenter's estimate, if: (i) the dissenter believes the amount paid or offered is less than the fair value of the dissenter's shares, (ii) the Surviving Corporation fails to make payment within 60 days after the date set for demanding payment, or (iii) UBK, having failed to effect the Merger, does not return the deposited certificates within 60 days after the date set for demanding payment. A dissenter waives the right to demand payment unless he notifies the Surviving Corporation of his demand in writing within 30 days after payment is made for the dissenter's shares.

     A procedure similar to that discussed above applies to shareholders who acquired beneficial ownership of UBK Common on or after January 16, 1995. The primary difference is that the Surviving Corporation may withhold payment on these after-acquired shares to the dissenter until a price has been agreed upon or determined by the court.

     If a demand for payment remains unsettled, the Surviving Corporation must commence a proceeding within 60 days after receiving the payment demand and petition the Circuit Court of Fayette County, Kentucky, to determine the fair value of the shares. If the proceeding is not commenced within the 60-day period, each dissenter whose demand remains unsettled must be paid the amount demanded. The Court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. In any appraisal proceeding, the Court must determine all costs of the proceeding, including reasonable compensation and expenses of appraisers appointed by the Court, which generally will be assessed against the Surviving Corporation. However, the Court can assess costs against the parties in such amounts as the Court finds equitable.

                          PRO FORMA CONDENSED COMBINED
                       CONSOLIDATED FINANCIAL INFORMATION
                                  (UNAUDITED)

     The unaudited financial information on the following pages presents (a) the historical condensed consolidated balance sheets of both NCC and UBK at March 31, 1995 and the pro forma condensed combined consolidated balance sheet as of March 31, 1995, giving effect to the Merger as if it had occurred on that date; and (b) the historical condensed consolidated statements of income of both NCC and UBK and the pro forma condensed combined consolidated statements of income for the three months ended March 31, 1995 and the year ended December 31, 1994, giving effect to the Merger as if it had occurred at January 1, 1994.

     The financial information assumes all of the outstanding shares of UBK Common are converted into shares of NCC Common. The pro forma information is based on the historical financial statements, giving effect to the Merger under the purchase method of accounting. The pro forma statements do not reflect any direct costs or potential savings which may result from the consolidation of the operations of UBK and NCC, and may not be indicative of the results that actually would have occurred had the Merger been consummated on the dates indicated, or which may be attained in the future.


                                      NCC

            PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET

                              AS OF MARCH 31, 1995
                                  (UNAUDITED)

                                                                         PRO FORMA         NCC
           Dollars in Thousands                  NCC          UBK       ADJUSTMENTS     PRO FORMA
                                             -----------    --------    -----------    -----------
ASSETS
  Total loans..............................  $24,045,037    $416,531      $(3,511)     $24,458,057
  Allowance for loan losses................     (474,838)     (4,144)                     (478,982)
                                             -----------    --------    -----------    -----------
     Net loans.............................   23,570,199     412,387       (3,511)      23,979,075
  Securities...............................    4,471,621     145,415       (5,907)       4,611,129
  Federal funds sold and security resale
     agreements............................      445,115       5,825                       450,940
  Cash and other money market
     instruments...........................    2,155,854      26,486      (10,411)       2,171,929
  Properties and equipment, net............      393,352      20,372       (1,374)         412,350
  Other assets.............................    1,604,881      15,009       50,800        1,670,690
                                             -----------    --------    -----------    -----------
       TOTAL ASSETS........................  $32,641,022    $625,494      $29,597      $33,296,113
                                              ==========    ========    ==========      ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
  Interest bearing deposits................  $19,927,571    $443,112                   $20,370,683
  Noninterest bearing deposits.............    4,755,404      71,615                     4,827,019
                                             -----------    --------    -----------    -----------
     Total deposits........................   24,682,975     514,727                    25,197,702
  Federal funds borrowed and security
     repurchase agreements.................    2,540,191      17,003                     2,557,194
  Borrowed funds...........................    1,393,130      32,048      $ 1,500        1,426,678
  Accrued expenses and other liabilities...      607,456       6,147        2,064          615,667
  Corporate long term debt.................      743,390      14,586                       757,976
                                             -----------    --------    -----------    -----------
       TOTAL LIABILITIES...................   29,967,142     584,511        3,564       30,555,217
STOCKHOLDERS' EQUITY
  Preferred stock..........................      186,040       8,661       (8,661)         186,040
  Common stock.............................      586,284      10,562         (634)         596,212
  Capital surplus..........................      136,239       1,467       55,621          193,327
  Retained earnings........................    1,770,995      20,293      (20,293)       1,770,995
  Unallocated shares held by ESOP..........       (5,678)         --           --           (5,678)
                                             -----------    --------    -----------    -----------
       TOTAL STOCKHOLDERS' EQUITY..........    2,673,880      40,983       26,033        2,740,896
                                             -----------    --------    -----------    -----------
       TOTAL LIABILITIES AND STOCKHOLDERS'
          EQUITY...........................  $32,641,022    $625,494      $29,597      $33,296,113
                                              ==========    ========    ==========      ==========

See notes to pro forma condensed combined consolidated financial statements.

                                      NCC

         PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF INCOME

                   FOR THE THREE MONTHS ENDED MARCH 31, 1995

                                  (UNAUDITED)

  Dollars in Thousands, except per share                                  PRO FORMA         NCC
                  amounts                        NCC           UBK       ADJUSTMENTS     PRO FORMA
                                             -----------    ---------    -----------    -----------
INTEREST INCOME
  Loans...................................      $511,878    $   9,527                      $521,405
  Securities..............................        67,215        2,064       $ (24)           69,255
  Other...................................         9,340           60                         9,400
                                             -----------    ---------    -----------    -----------
       Total interest income..............       588,433       11,651         (24)          600,060
INTEREST EXPENSE
  Deposits................................       204,617        4,526                       209,143
  Other borrowings........................        49,184          665                        49,849
  Corporate long-term debt................        13,375          313                        13,688
                                             -----------    ---------    -----------    -----------
       Total interest expense.............       267,176        5,504                       272,680
                                             -----------    ---------    -----------    -----------
       Net interest income................       321,257        6,147         (24)          327,380
Provision for loan losses.................        22,590           90                        22,680
                                             -----------    ---------    -----------    -----------
       Net interest income after provision
          for loan losses.................       298,667        6,057         (24)          304,700
NONINTEREST INCOME
  Item processing revenues................        75,726           --                        75,726
  Trust fees..............................        33,455           --                        33,455
  Service charges on deposits.............        38,133          547                        38,680
  Credit card fees........................        17,162           --                        17,162
  Mortgage banking revenues...............        20,358           --                        20,358
  Other...................................        23,025          349                        23,374
                                             -----------    ---------    -----------    -----------
     Fees and other income................       207,859          896                       208,755
  Security gains..........................         1,396           --                         1,396
                                             -----------    ---------    -----------    -----------
       Total noninterest income...........       209,255          896                       210,151
NONINTEREST EXPENSE
  Salaries and employee benefits..........       164,385        2,742                       167,127
  Net occupancy...........................        22,891          515                        23,406
  Equipment...............................        23,847          428                        24,275
  Other...................................       136,281        1,769         583           138,633
                                             -----------    ---------    -----------    -----------
       Total noninterest expense..........       347,404        5,454         583           353,441
                                             -----------    ---------    -----------    -----------
  Income before income taxes..............       160,518        1,499        (607)          161,410
  Income tax expense......................        49,487          531          (8)           50,010
                                             -----------    ---------    -----------    -----------
     NET INCOME...........................      $111,031    $     968       $(599)         $111,400
                                              ==========     ========    ==========      ==========
     NET INCOME APPLICABLE TO COMMON
       STOCK..............................      $107,311    $     766       $(599)         $107,478
                                              ==========     ========    ==========      ==========
NET INCOME PER COMMON SHARE -- PRIMARY....          $.72    $     .73                          $.71
                                              ==========     ========                    ==========
AVERAGE COMMON SHARES OUTSTANDING.........   148,837,218    1,056,204                   151,319,297
                                              ==========     ========                    ==========

See notes to pro forma condensed combined consolidated financial statements.

                                      NCC

         PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1994

                                  (UNAUDITED)

 Dollars in Thousands, except per share                                                PRO FORMA        NCC
                 amounts                      NCC          UBK      CORBIN & HARLAN   ADJUSTMENTS    PRO FORMA
                                          -----------   ---------   ---------------   -----------   -----------
INTEREST INCOME
  Loans.................................   $1,765,898   $  29,349       $ 3,221                      $1,798,468
  Securities............................      244,548       6,013           866         $   (96)        251,331
  Other.................................       31,418         668            44                          32,130
                                          -----------   ---------       -------       -----------   -----------
    Total interest income...............    2,041,864      36,030         4,131             (96)      2,081,929
INTEREST EXPENSE
  Deposits..............................      592,870      12,937         1,507                         607,314
  Other borrowings......................      162,947       1,352            44                         164,343
  Corporate long-term debt..............       49,238         661                                        49,899
                                          -----------   ---------       -------       -----------   -----------
    Total interest expense..............      805,055      14,950         1,551                         821,556
                                          -----------   ---------       -------       -----------   -----------
    Net interest income.................    1,236,809      21,080         2,580             (96)      1,260,373
Provision for loan losses...............       79,356          30           111                          79,497
                                          -----------   ---------       -------       -----------   -----------
    Net interest income after provision
      for loan losses...................    1,157,453      21,050         2,469             (96)      1,180,876
NONINTEREST INCOME
  Item processing revenues..............      312,358                                                   312,358
  Trust fees............................      125,668                                                   125,668
  Service charges on deposits...........      153,870       2,229           184                         156,283
  Credit card fees......................       85,308                                                    85,308
  Mortgage banking revenues.............       67,406                                                    67,406
  Other.................................      108,228       1,498            97                         109,823
                                          -----------   ---------       -------       -----------   -----------
    Fees and other income...............      852,838       3,727           281                         856,846
  Security gains........................       10,530         479            --                          11,009
                                          -----------   ---------       -------       -----------   -----------
    Total noninterest income............      863,368       4,206           281                         867,855
NONINTEREST EXPENSE
  Salaries and employee benefits........      653,890       9,935           972                         664,797
  Net occupancy.........................       89,994       1,890           156                          92,040
  Equipment.............................       93,345       1,547           139                          95,031
  Other.................................      565,904       5,889           633           2,331         574,757
                                          -----------   ---------       -------       -----------   -----------
    Total noninterest expense...........    1,403,133      19,261         1,900           2,331       1,426,625
                                          -----------   ---------       -------       -----------   -----------
  Income before income taxes............      617,688       5,995           850          (2,427)        622,106
  Income tax expense....................      188,254       1,994           295             (34)        190,509
                                          -----------   ---------       -------       -----------   -----------
    NET INCOME..........................    $ 429,434   $   4,001       $   555         $(2,393)      $ 431,597
                                          ============  =========   ================  ============  ============
    NET INCOME APPLICABLE TO COMMON
      STOCK.............................    $ 414,234   $   3,288       $   555         $(2,393)      $ 415,684
                                          ============  =========   ================  ============  ============
NET INCOME PER COMMON SHARE - PRIMARY...        $2.70       $3.11                                         $2.69
                                          ============  =========                                   ============
AVERAGE COMMON SHARES
  OUTSTANDING...........................  153,353,555   1,056,204                                   155,835,634
                                          ============  =========                                   ============

---------------

See notes to pro forma condensed combined consolidated financial statements.

                                      NCC

    NOTES TO PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

     (1) In October 1994, UBK acquired 82% of the outstanding shares of American Fidelity Bank & Trust Company ("Corbin") of Corbin, Kentucky. In November 1994, UBK acquired American Fidelity Bank, FSB ("Harlan") of Harlan, Kentucky. For purposes of preparing a pro forma condensed combined consolidated statement of income for the year ended December 31, 1994, the results of Harlan and Corbin for the period prior to acquisition have been added to NCC and UBK. The pro forma results of operations for the three months ended March 31, 1995 do not show a separate Harlan or Corbin contribution as these entities are included in UBK for that period.

     (2) The following is an explanation of the pro forma accounting adjustments included in the March 31, 1995 pro forma balance sheet:

     - The UBK balance sheet is recorded at fair value as required under APB Opinion No. 16. As such, securities, loans and other long term assets and liabilities are recorded at their estimated fair values. The ultimate fair values of all assets and liabilities will be determined at the closing of the transaction.

     - The acquisitions of Harlan and Corbin by UBK were completed in late 1994, and as such the accounts of Harlan & Corbin are already included in UBK at March 31, 1995.

     - Expenses of the transaction totalling $2.1 million have been accrued in the pro forma balance sheet.

     - The UBK common stock and retained earnings have been eliminated in the pro forma balance sheet.

     (3) The following is the calculation of payment for the acquisition of UBK by NCC. The calculation assumes a market value for NCC common stock of $27.00 per share. The actual transaction value will be determined at the date of closing.

        UBK common shares outstanding...................................    1,056,204
        Exchange Ratio..................................................         2.35
                                                                          -----------
          NCC shares to be issued.......................................    2,482,079
        Estimated market value of stock.................................  $     27.00
                                                                          -----------
                                                                          $67,016,133
        Redeem Preferred Stock @ par -- Cash............................    8,661,000
        Acquire outstanding minority interest in Corbin for cash........    1,750,000
                                                                          -----------
          Total acquisition price.......................................  $77,427,133
                                                                           ==========

     (4) The pro forma adjustments to the statements of income represent the amortization of goodwill (over 20 years) and other purchase accounting adjustments as if the acquisition had been consummated on January 1, 1994. These adjustments are not materially different from the adjustments that would arise based upon a March 31, 1995 acquisition date.

                          MANAGEMENT AFTER THE MERGER

     Following the Merger, the directors and officers of NCC will continue as the directors and officers of NCC. It is anticipated that the Principal Shareholder will be elected to the Board of Directors of NCB.

                             INFORMATION ABOUT NCC

     At March 31, 1995, NCC was the third largest bank holding company headquartered in the State of Ohio and approximately the 28th largest in the United States on the basis of total assets. NCC owns and operates 10 commercial banks in Ohio, Kentucky and Indiana. As of March 31, 1995, NCC, through these banks, operated 615 offices. NCC's four largest commercial banking subsidiaries are National City Bank; National City Bank, Columbus; National City Bank, Indiana; and National City Bank, Kentucky. These banks and the other subsidiaries and divisions of NCC conduct a variety of financial services businesses. In addition to a general commercial banking business, NCC or its subsidiaries are engaged in credit card, retail payment and airline ticket processing, brokerage services, trust and investment management, leasing, merchant and mortgage banking, public finance, venture capital, small business and community investment, credit life insurance and other financially related businesses.

     NCC was organized under Delaware law in 1972, and had, along with its subsidiaries, 20,315 full-time equivalent employees at March 31, 1995.

     As of December 31, 1994, the four largest commercial banking subsidiaries of NCC had offices and total assets, loans, deposits and equity capital, as follows:

                                                            (MILLIONS OF DOLLARS)
                                            ------------------------------------------------------
                                                        TOTAL                              EQUITY
                                            OFFICES     ASSETS     LOANS      DEPOSITS     CAPITAL
                                            -------     ------     ------     --------     -------
National City Bank (Cleveland)..........       97       $9,468     $5,721      $6,762       $ 569
National City Bank, Columbus............      125        5,947      4,205       4,509         381
National City Bank, Indiana.............      125        5,176      3,709       3,964         371
National City Bank, Kentucky............       90        6,398      4,127       4,288         475

     For more detailed information about NCC, reference is made to the NCC Annual Report on Form 10-K for the year ended December 31, 1994, which is incorporated herein by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                             INFORMATION ABOUT UBK

     UBK was organized in December 1982, as a one-bank holding company under the name "Manchester Bancorp, Inc." through an exchange of stock with the common stockholders of The First State Bank and Trust Company of Manchester, Kentucky. In November 1984, after the passage of Kentucky's multi-bank holding company law, three one-bank holding companies controlled by James L. Rose (the Chairman of the Board, President and principal shareholder of UBK), which holding companies owned banks in London, Danville and Nicholasville, were merged with and into Manchester Bancorp, Inc. which, upon consummation of the merger, changed its name to United Bancorp of Kentucky, Inc.

     After this merger, UBK continued to expand its organization by acquiring additional banks. In August 1985, UBK acquired Richmond Bank and Trust Company in Richmond, Kentucky. In November 1985, UBK acquired The Old Bank in Perryville, Kentucky, which was then merged into UBK's subsidiary bank located in Danville, Kentucky. In March 1986, UBK acquired The First National Bank & Trust Co. of Woodford County in Versailles, Kentucky. In October 1994, UBK acquired approximately 82% of the outstanding common stock of American Fidelity Bank and Trust Company, with offices in Corbin and Barbourville, Kentucky. In November, 1994, UBK acquired Harlan Federal Bank, a federal savings bank located in Harlan, Kentucky, which immediately changed its name to American Fidelity Bank, FSB.

     UBK currently operates as a multi-bank holding company registered under the Bank Holding Company Act of 1956, as amended, and as a savings and loan holding company registered under the Home Owners' Loan Act of 1933, as amended. At March 31, 1995, UBK had total consolidated assets of approximately $625 million. At March 31, 1995 through its seven commercial bank subsidiaries and its federal savings bank, UBK has a total of 29 offices in 9 counties in Central and Southeastern Kentucky. UBK's banking subsidiaries are: The First State Bank and Trust Company of Manchester, Kentucky, Manchester, Kentucky; The London Bank & Trust Co., London, Kentucky; Bank of Danville and Trust Company, Danville, Kentucky; The First National Bank and Trust Company, Nicholasville, Kentucky; Richmond Bank and Trust Company, Richmond, Kentucky; First National Bank & Trust Co. of Woodford County, Versailles, Kentucky; American Fidelity Bank and Trust Company, Corbin, Kentucky; and American Fidelity Bank, FSB, Harlan, Kentucky. UBK's banks conduct a complete range of commercial and personal banking activities comparable to other local and regional commercial banks and financial institutions. A more detailed description of the operations and activities of UBK's subsidiary banks is contained in MANAGEMENT'S DISCUSSION AND ANALYSIS.

     UBK also has two wholly-owned, non-banking subsidiaries located in Lexington, Kentucky. Computer Bank Services, Inc. provides technical support, training and data processing services to the UBK subsidiary banks and their computer systems and automated teller machine network. UBK Realty, Inc. owns the land and buildings on which some of the offices of the subsidiary banks are located.

     UBK, along with its subsidiaries, had 353 full-time equivalent employees as of March 31, 1995. These employees are not represented by a collective bargaining unit. Management believes its relationship with its employees to be good.

     UBK's executive offices are located at 250 West Main Street, Suite 3100, Lexington, Kentucky 40507, and its telephone number is 606-259-4100.

TABLE I

                                      UBK
                      SELECTED CONSOLIDATED FINANCIAL DATA

                             (AMOUNTS IN THOUSANDS)

                                                 THREE MONTHS ENDED                    YEAR ENDED DECEMBER 31,
                                               -----------------------     -----------------------------------------------
                                                 1995          1994          1994         1993         1992         1991
                                               ---------     ---------     --------     --------     --------     --------
INCOME STATEMENT DATA:
  Interest income..........................    $ 11,651      $  8,001      $ 36,030     $ 33,615     $ 37,359     $ 43,849
  Interest expense.........................       5,504         3,196        14,950       13,518       17,960       25,545
    Net interest income....................       6,147         4,805        21,080       20,097       19,399       18,304
  Provision for loan losses................          90            28            30          215        2,071        2,679
    Net interest income after provision....       6,057         4,777        21,050       19,882       17,328       15,625
  Noninterest income.......................         896           799         3,727        3,672        3,614        3,980
  Securities gains.........................                       458           479        1,277        1,158        1,099
  Noninterest expenses.....................       5,454         4,370        19,261       17,420       16,769       16,700
    Income before income taxes and
      cumulative effect of change in
      accounting principle and
      extraordinary items..................       1,499         1,664         5,995        7,411        5,331        4,004
  Income tax expense.......................         531           553         1,994        2,365        1,526        1,047
  Cumulative effect of change in accounting
    for income taxes.......................                                                   70
  Extraordinary credit -- utilization of
    net operating loss carryforward........                                                                             87
  Net income...............................         968         1,111         4,001        5,116        3,805        3,044
PER SHARE DATA:
  Income before cumulative effect of change
    in accounting principle and
    extraordinary items....................    $    .92      $   1.05      $   3.78     $   4.77     $   3.60     $   2.80
  Cumulative effect of change in accounting
    for income taxes.......................          --            --            --          .07           --           --
  Extraordinary credit -- utilization of
    net operating loss carryforward........          --            --            --           --           --          .08
  Net income...............................         .92          1.05          3.78         4.84         3.60         2.88
  Preferred stock cash dividends...........         .19           .16           .67          .63          .64          .59
  Common net income........................         .73           .89          3.11         4.21         2.96         2.29
  Cash dividends...........................         .25            --           .75           --           --           --
  Book value...............................       30.60         28.86         29.08        29.24        24.73        21.78
BALANCE SHEET DATA:
  Assets...................................    $625,494      $487,578      $618,840     $485,232     $481,375     $484,384
  Loans, net of unearned income............     416,531       310,275       409,100      315,630      310,833      317,767
  Securities...............................     145,415       104,978       144,867      105,045       94,991       90,129
  Deposits.................................     514,727       417,007       513,374      418,682      420,554      428,586
  Stockholders' equity.....................      40,983        38,594        39,375       38,987       33,918       30,500
  Average number of shares outstanding.....       1,056         1,058         1,057        1,058        1,058        1,058
PERFORMANCE RATIOS:
  Return on average assets.................         .62%          .91%          .77%        1.07%         .78%         .63%
  Return on average common equity..........        9.79         12.15         10.58        15.60        12.65        11.03
  Common dividend payout...................       34.25            --         24.12           --           --           --
  Average equity to average assets.........        6.41          8.02          7.58         7.65         6.69         5.97
CAPITAL AND LIQUIDITY RATIOS:
  Leverage.................................        6.06%         7.72%         6.02%        7.56%        6.65%        5.86%
  Tier 1 risk-based capital................        8.79         12.09          8.73        11.60        10.28         9.12
  Total risk-based capital.................        9.79         13.34          9.74        12.85        11.53        10.37


                                               1990
                                             --------
INCOME STATEMENT DATA:
  Interest income..........................  $ 47,519
  Interest expense.........................    30,550
    Net interest income....................    16,969
  Provision for loan losses................     2,471
    Net interest income after provision....    14,498
  Noninterest income.......................     5,170
  Securities gains.........................       100
  Noninterest expenses.....................    16,162
    Income before income taxes and
      cumulative effect of change in
      accounting principle and
      extraordinary items..................     3,606
  Income tax expense.......................       993
  Cumulative effect of change in accounting
    for income taxes.......................
  Extraordinary credit -- utilization of
    net operating loss carryforward........       680
  Net income...............................     3,293
PER SHARE DATA:
  Income before cumulative effect of change
    in accounting principle and
    extraordinary items....................  $   2.92
  Cumulative effect of change in accounting
    for income taxes.......................        --
  Extraordinary credit -- utilization of
    net operating loss carryforward........       .76
  Net income...............................      3.68
  Preferred stock cash dividends...........       .68
  Common net income........................      3.00
  Cash dividends...........................        --
  Book value...............................     19.53
BALANCE SHEET DATA:
  Assets...................................  $490,303
  Loans, net of unearned income............   323,585
  Securities...............................    87,321
  Deposits.................................   433,478
  Stockholders' equity.....................    27,050
  Average number of shares outstanding.....       895
PERFORMANCE RATIOS:
  Return on average assets.................       .68%
  Return on average common equity..........     13.61
  Common dividend payout...................        --
  Average equity to average assets.........      5.38
CAPITAL AND LIQUIDITY RATIOS:
  Leverage.................................      5.03%
  Tier 1 risk-based capital................      7.91
  Total risk-based capital.................      9.16

TABLE II
                                      UBK
            AVERAGE BALANCE SHEETS AND NET INTEREST INCOME ANALYSIS

                             (AMOUNTS IN THOUSANDS)

                                                                FOR THE THREE MONTHS ENDED MARCH 31,
                                               -----------------------------------------------------------------------
                                                             1995                                  1994
                                               ---------------------------------     ---------------------------------
                                               AVERAGE                   AVERAGE     AVERAGE                   AVERAGE
                                               BALANCE      INTEREST      RATE       BALANCE      INTEREST      RATE
                                               --------     --------     -------     --------     --------     -------
ASSETS
  Earning Assets:
    Loans..................................    $411,947     $  9,527       9.38%     $311,414      $6,556        8.54%
    Taxable investment securities..........     142,066        1,905       5.44       100,314       1,162        4.70
    Tax-exempt investment securities.......       5,856          132       9.14         2,075          81       15.83
    Interest bearing deposits..............       4,802           71       6.00         1,993          14        2.85
    Federal funds sold.....................       4,496           60       5.41        28,990         215        3.01
                                               --------     --------     -------     --------     --------     -------
        Total earning assets...............     569,167       11,695       8.33       444,786       8,028        7.32
                                                            --------     -------                  --------     -------
  Allowance for loan losses................      (4,256)                               (4,193)
  Market value appreciation (depreciation)
    of securities available for sale.......      (3,525)                                  463
  Cash and due from banks..................      25,506                                24,246
  Premises and equipment...................      20,308                                14,157
  Other assets.............................      16,195                                 8,069
                                               --------                              --------
        Total assets.......................    $623,395                              $487,528
                                               ========                              ========
LIABILITIES AND STOCKHOLDERS' EQUITY
  Liabilities
    Interest bearing demand deposits.......    $ 89,133     $    598       2.72%     $ 83,083      $  487        2.38%
    Money market deposits..................      41,327          310       3.04        40,109         255        2.58
    Savings deposits.......................      37,212          264       2.88        34,112         225        2.68
    Time deposits..........................     272,286        3,354       5.00       198,600       1,910        3.90
    Federal funds purchased and security
      repurchase agreements................      18,003          201       4.53        11,726         100        3.46
    Borrowed funds.........................      29,912          464       6.29         7,872         103        5.31
    Notes and capital leases...............      14,203          313       8.94         7,682         116        6.12
                                               --------     --------     -------     --------     --------     -------
        Total interest-bearing
          liabilities......................     502,076        5,504       4.45       383,184       3,196        3.38
                                                            --------     -------                  --------     -------
    Noninterest bearing deposits...........      75,362                                60,507
    Other liabilities......................       5,998                                 4,722
                                               --------                              --------
        Total liabilities..................     583,436                               448,413
                                               --------                              --------
  Preferred stock..........................       8,661                                 8,065
  Common equity............................      31,298                                31,050
                                               --------                              --------
        Total stockholders' equity.........      39,959                                39,115
                                               --------                              --------
        Total liabilities and stockholders'
          equity...........................    $623,395                              $487,528
                                               ========                              ========
Net interest income........................                 $  6,191                               $4,832
                                                             =======                               ======
Net interest spread........................                                3.88%                                 3.94%
                                                                         =======                               =======
Net interest margin........................                                4.41%                                 4.41%
                                                                         =======                               =======

                                                                                     FOR THE YEAR ENDED DECEMBER 31,
                                              -----------------------------------------------------------------------
                                                             1994                                 1993
                                              ---------------------------------     ---------------------------------
                                              AVERAGE                   AVERAGE     AVERAGE                   AVERAGE
                                              BALANCE      INTEREST      RATE       BALANCE     INTEREST       RATE
                                              --------    ---------    --------     -------     --------     --------
ASSETS
  Earning Assets:
    Loans..................................   $334,319     $ 29,349       8.78%     $308,219     $ 27,255       8.84%
    Taxable investment securities..........    116,367        5,714       4.91       105,395        5,502       5.22
    Tax-exempt investment securities.......      2,353          303      12.88         3,274          514      15.70
    Interest bearing deposits..............      2,378           99       4.16         1,269           40       3.15
    Federal funds sold.....................     17,834          668       3.75        16,108          479       2.97
                                              --------     --------     -------     --------     --------     -------
        Total earning assets...............    473,251       36,133       7.64       434,265       33,790       7.78
                                                           --------     -------                  --------     -------
  Allowance for loan losses................     (4,070)                               (4,529)
  Market value appreciation (depreciation)
    of securities available for sale.......     (1,366)                                  382
  Cash and due from banks..................     23,984                                21,529
  Premises and equipment...................     15,811                                14,330
  Other assets.............................     10,244                                10,441
                                              --------                              --------
        Total assets.......................   $517,854                              $476,418
                                              ========                              ========
LIABILITIES AND STOCKHOLDERS' EQUITY
  Liabilities
    Interest bearing demand deposits.......   $ 85,055     $  2,150       2.53%     $ 74,516     $  1,879       2.52%
    Money market deposits..................     39,768        1,142       2.87        39,767        1,099       2.76
    Savings deposits.......................     35,520          968       2.73        32,441          927       2.86
    Time deposits..........................    210,847        8,677       4.12       205,369        8,507       4.14
    Federal funds purchased and security
      repurchase agreements................     11,648          456       3.91         9,652          312       3.23
    Borrowed funds.........................     16,643          896       5.38         4,026          234       5.81
    Notes and capital leases...............      9,409          661       7.03         9,066          560       6.18
                                              --------     --------     -------     --------     --------     -------
        Total interest-bearing
          liabilities......................    408,890       14,950       3.66       374,837       13,518       3.61
                                                           --------     -------                  --------     -------
    Noninterest bearing deposits...........     65,658                                60,156
    Other liabilities......................      4,077                                 4,993
                                              --------                              --------
        Total liabilities..................    478,625                               439,986
                                              --------                              --------
  Preferred stock..........................      8,164                                 7,911
  Common equity............................     31,065                                28,521
                                              --------                              --------
        Total stockholders' equity.........     39,229                                36,432
                                              --------                              --------
        Total liabilities and stockholders'
          equity...........................   $517,854                              $476,418
                                              ========                              ========
Net interest income........................                $ 21,183                              $ 20,272
                                                            =======                              ========
Net interest spread........................                               3.98%                                4.17%
                                                                        =======                               =======
Net interest margin........................                               4.48%                                4.67%
                                                                        =======                               =======

                                              FOR THE YEAR ENDED DECEMBER 31,
                                              --------------------------------
                                                           1992
                                              --------------------------------
                                              AVERAGE                  AVERAGE
                                              BALANCE       INTEREST    RATE
                                              -------       --------   -------
ASSETS
  Earning Assets:
    Loans..................................   $313,241      $30,341      9.69%
    Taxable investment securities..........    102,212        5,756      5.63
    Tax-exempt investment securities.......      6,547        1,012     15.46
    Interest bearing deposits..............        256           12      4.69
    Federal funds sold.....................     17,361          582      3.35
                                              --------     --------    -------
        Total earning assets...............    439,617       37,703      8.58
                                                           --------    -------
  Allowance for loan losses................     (4,550)
  Market value appreciation (depreciation)
    of securities available for sale.......
  Cash and due from banks..................     20,779
  Premises and equipment...................     14,810
  Other assets.............................     12,774
                                              --------
        Total assets.......................   $483,430
                                              ========
LIABILITIES AND STOCKHOLDERS' EQUITY
  Liabilities
    Interest bearing demand deposits.......   $ 68,227     $  2,123      3.11%
    Money market deposits..................     40,958        1,411      3.44
    Savings deposits.......................     25,300          854      3.38
    Time deposits..........................    235,268       12,433      5.28
    Federal funds purchased and security
      repurchase agreements................      9,710          387      3.99
    Borrowed funds.........................      2,718          129      4.75
    Notes and capital leases...............      9,779          623      6.37
                                              --------     --------    ------
        Total interest-bearing
          liabilities......................    391,960       17,960      4.58
                                                           --------    ------
    Noninterest bearing deposits...........     53,505
    Other liabilities......................      5,640
                                              --------
        Total liabilities..................    451,105
                                              --------
  Preferred stock..........................      7,574
  Common equity............................     24,751
                                              --------
        Total stockholders' equity.........     32,325
                                              --------
        Total liabilities and stockholders'
          equity...........................   $483,430
                                              ========
Net interest income........................                $ 19,743
                                                            =======
Net interest spread........................                              4.00%
                                                                       ======
Net interest margin........................                              4.49%
                                                                       ======

Nonperforming loans are included in average loans.

Income from loans on nonaccrual status is included in loan interest income on a cash basis.

Yields on securities are based on amortized historical cost.

Tax equivalent basis is computed on a Federal income tax rate of 34%.

TABLE III

                                      UBK
                  NET INTEREST INCOME VOLUME AND RATE CHANGES
                             (AMOUNTS IN THOUSANDS)

                                MARCH 31, 1995 VS.
                                  MARCH 31, 1994                  1994 VS. 1993                  1993 VS. 1992
                            ---------------------------    ---------------------------   -----------------------------
                                 DUE TO                         DUE TO                         DUE TO
                                CHANGE IN                      CHANGE IN                     CHANGE IN
                            -----------------     NET      -----------------     NET     ------------------     NET
                            VOLUME     RATE     CHANGE     VOLUME     RATE     CHANGE    VOLUME      RATE      CHANGE
                            -------   -------   -------    -------   -------   -------   -------   --------   --------
Increase (decrease) in tax
  equivalent interest
  income:
    Loans.................  $2,276    $   694   $2,970     $2,281    $  (187)  $2,094    $ (483)   $ (2,603)  $ (3,086)
    Taxable investment
      securities..........     539        204      743        551       (339)     212       175        (429)      (254)
    Tax-exempt investment
      securities..........      98        (46)      52       (129)       (82)    (211)     (514)         16       (498)
    Interest bearing
      deposits............      33         24       57         43         16       59        33          (5)        28
    Federal funds sold....    (257)       102     (155)        54        135      189       (40)        (63)      (103)
                            -------   -------   -------    ------    -------   ------   -------      ------   --------
Total.....................   2,689        978    3,667      2,800       (457)   2,343      (829)     (3,084)    (3,913)
                            -------   -------   -------    ------    -------   ------   -------      ------   --------
(Increase) decrease in
  interest expense:
    Demand deposits.......     (38)       (73)    (111)      (264)        (7)    (271)     (184)        428        244
    Money market
      deposits............      (8)       (47)     (55)                  (43)     (43)       40         272        312
    Savings deposits......     (21)       (18)     (39)       (85)        44      (41)     (218)        145        (73)
    Time deposits.........    (820)      (624)  (1,444)      (213)        43     (170)    1,455       2,471      3,926
    Federal funds
      purchased and
      security repurchase
      agreements..........     (64)       (37)    (101)       (71)       (73)    (144)        2          73         75
    Borrowed funds........    (339)       (22)    (361)      (680)        18     (662)      (72)        (33)      (105)
    Notes and capital
      leases..............    (128)       (69)    (197)       (22)       (79)    (101)       44          19         63
                            ------    -------   ------     ------    -------   ------    ------      ------   --------
Total.....................  (1,418)      (890)  (2,308)    (1,335)       (97)  (1,432)    1,067       3,375      4,442
                            ------    -------   ------     ------    -------   ------    ------      ------   --------
Increase in tax equivalent
  net interest income.....  $1,271    $    88   $1,359     $1,465    $  (554)  $  911    $  238      $  291   $    529
                            =======   =======   ======     =======   =======   ======    ======      ======   ========

Changes in interest income and expense due to both rate and volume have been allocated to changes in average volume and changes in average rates in proportion to the relationship of absolute dollar amounts of change in each.

TABLE IV

                                      UBK
                        INVESTMENT SECURITIES PORTFOLIO
                             (AMOUNTS IN THOUSANDS)

                                    MARCH 31, 1995 COST           DECEMBER 31, 1994 COST       DECEMBER   DECEMBER
                               -----------------------------   -----------------------------   31, 1993   31, 1992
                                HELD TO   AVAILABLE             HELD TO   AVAILABLE            CARRYING   CARRYING
                               MATURITY    FOR SALE   YIELD    MATURITY    FOR SALE   YIELD      VALUE      VALUE
                               ---------  ----------  ------   ---------  ----------  ------   ---------  ---------
Debt securities:
  U.S. Treasury and agencies:
    Within 1 year............    $    --     $38,932    4.21%       $800    $     --    5.87%   $     --    $11,163
    After 1 year but within 5
      years..................     30,829      42,666    5.18      29,512      80,656    4.80      83,216     62,558
    After 5 years but within
      10 years...............      3,970          --    6.69       5,186          --    6.48          --         --
    After 10 years...........      3,134          --    6.37       3,201          --    6.39          --         --
                               ---------  ----------  ------   ---------  ----------  ------   ---------  ---------
         Total...............     37,933      81,598    4.95      38,699      80,656    4.92      83,216     73,721
                               ---------  ----------  ------   ---------  ----------  ------   ---------  ---------
    States and political
      subdivisions:
    Within 1 year............        230         115    9.94         230          73    9.15         367        163
    After 1 year but within 5
      years..................      1,079         422   10.21       1,079         492    9.71       1,131      1,420
    After 5 years but within
      10 years...............      1,826         177    8.64       1,826         192    7.85         663      2,029
    After 10 years...........      1,801         232    9.39       1,801         235    8.38         272        515
                               ---------  ----------  ------   ---------  ----------  ------   ---------  ---------
         Total...............      4,936         946    9.38       4,936         992    8.59       2,433      4,127
                               ---------  ----------  ------   ---------  ----------  ------   ---------  ---------
    Other securities:
    Within 1 year............         --       2,502    6.22          --       2,507    6.22       3,936      6,305
    After 1 year but within 5
      years..................         --      11,112    6.40          --      10,973    6.37      11,011      6,905
    After 5 years but within
      10 years...............         --          --      --          --          --      --          --        281
                               ---------  ----------  ------   ---------  ----------  ------   ---------  ---------
         Total...............         --      13,614    6.37          --      13,480    6.34      14,947     13,491
                               ---------  ----------  ------   ---------  ----------  ------   ---------  ---------
Total debt securities........     42,869      96,158    5.27%     43,635      95,128    5.22%    100,596     91,339
                                                      =======                         =======
Equity securities............         --       6,188                  --       6,104               4,449      3,652
                               ---------  ----------           ---------  ----------           ---------  ---------
Total investment
  securities.................    $42,869    $102,346             $43,635    $101,232            $105,045    $94,991
                                ========   =========            ========   =========           =========   ========


Yields on tax-exempt securities are calculated on a fully taxable equivalent basis.
Tax equivalent basis is computed on a Federal income tax rate of 34%.
At March 31, 1995, securities issued by the City of Richmond, Kentucky with an aggregate book and market value of $4,500,000 were held in the held to maturity portfolio.

TABLE V

                                      UBK
                         LOANS OUTSTANDING BY CATEGORY
                             (AMOUNTS IN THOUSANDS)

                                                                           DECEMBER 31,
                                    -------------------------------------------------------------------------------------------
                 MARCH 31, 1995          1994               1993               1992               1991               1990
                 ---------------    ---------------    ---------------    ---------------    ---------------    ---------------
                  AMOUNT      %      AMOUNT      %      AMOUNT      %      AMOUNT      %      AMOUNT      %      AMOUNT      %
                 --------    ---    --------    ---    --------    ---    --------    ---    --------    ---    --------    ---
Commercial....   $ 57,092     14%   $ 52,331     13%   $ 48,664     15%   $ 36,498     12%   $ 42,947     14%   $ 44,987     14%
Real estate -
construction..     30,887      7      30,315      7      15,656      5      20,392      7      19,607      6      16,653      5
Real estate -
  mortgage....    270,009     65     270,531     66     204,417     65     200,396     64     194,056     61     193,411     60
Agricultural...    25,575      6      22,310      5      20,722      7      17,909      6      19,686      6      17,585      5
Consumer......     32,968      8      33,613      9      26,171      8      35,638     11      41,471     13      50,949     16
                 --------    ---    --------    ---    --------    ---    --------    ---    --------    ---    --------    ---
    Total.....   $416,531    100%   $409,100    100%   $315,630    100%   $310,833    100%   $317,767    100%   $323,585    100%
                 =========   ====   =========   ====   =========   ====   =========   ====   =========   ====   =========   ====

TABLE VI

                                      UBK
                       INTEREST RATE SENSITIVITY ANALYSIS
                              AS OF MARCH 31, 1995
                             (AMOUNTS IN THOUSANDS)

                                              < 1 YEAR     1 - 5 YEARS     > 5 YEARS      TOTAL
                                              ---------    -----------     ---------    ---------
Fixed rate loans..........................    $ 83,397       $44,401       $21,629      $149,427
Floating rate loans.......................     237,008        23,789         5,376       266,173

                                                             3 - 12        > 12
                                             < 3 MONTHS      MONTHS        MONTHS        TOTAL
                                             ----------     ---------     ---------     ---------
Time certificates of deposit
  of $100,000 or more.....................    $ 32,941       $22,879       $11,654      $ 67,474

                                      UBK
                       INTEREST RATE SENSITIVITY ANALYSIS
                            AS OF DECEMBER 31, 1994
                             (AMOUNTS IN THOUSANDS)

                                              < 1 YEAR      1 - 5 YEARS    > 5 YEARS      TOTAL
                                              ---------     -----------    ---------    ---------
Fixed rate loans..........................    $ 90,596       $40,530       $19,905      $151,031
Floating rate loans.......................     229,748        21,094         5,682       256,524

                                                             3 - 12         > 12
                                             < 3 MONTHS      MONTHS        MONTHS       TOTAL
                                             ----------     ---------     --------     --------
Time certificates of deposit
  of $100,000 or more.....................    $ 25,877       $27,177       $12,288      $ 65,342

TABLE VII

                                      UBK
                  NONACCRUAL, PAST DUE AND RESTRUCTURED LOANS
                             (AMOUNTS IN THOUSANDS)

                                                                          DECEMBER 31,
                                             MARCH 31,   -----------------------------------------------
                                               1995       1994      1993      1992      1991      1990
                                             --------    -------   -------   -------   -------   -------
Nonperforming loans:
  Nonaccrual loans........................    $  931      $1,545      $724    $1,000    $2,826    $2,772
  Past due 90 days or more and still
     accruing.............................     1,388       1,739       295       490     1,369     1,833
  Restructured loans......................       356         189       155     1,153       777       310
                                             --------    -------   -------   -------   -------   -------
     Total nonperforming loans............    $2,675      $3,473    $1,174    $2,643    $4,972    $4,915
                                             ========     ======    ======    ======    ======    ======
Ratio of nonperforming loans to loans
  outstanding.............................       .64%        .85%      .37%      .85%     1.56%     1.52%
Income on nonperforming loans:
  Income potential based on original
     contract.............................                  $162       $86      $255      $569      $435
  Actual income...........................                    61        30       181       248       185

TABLE VIII

                                      UBK
                   ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES

                             (AMOUNTS IN THOUSANDS)

                                                  FOR THE THREE
                                                   MONTHS ENDED
                                                  --------------         FOR THE YEARS ENDED DECEMBER 31,
                                                    MARCH 31,       ------------------------------------------
                                                       1995          1994     1993     1992     1991     1990
                                                  --------------    ------   ------   ------   ------   ------
Balance at beginning of period..................      $4,250        $4,175   $4,703   $4,161   $4,636   $4,602
Provision for loan losses.......................          90            30      215    2,071    2,679    2,471
Acquired allowance..............................                       639
Loans charged off:
  Commercial....................................         (27)         (629)    (541)  (1,038)  (1,845)  (1,323)
  Real estate...................................        (203)         (480)    (476)    (950)  (1,202)    (803)
  Consumer......................................         (15)          (51)     (83)    (279)    (554)    (751)
                                                     -------        ------   ------   ------   ------   ------
      Total.....................................        (245)       (1,160)  (1,100)  (2,267)  (3,601)  (2,877)
                                                     -------        ------   ------   ------   ------   ------
Recoveries:
  Commercial....................................          16           131      170      382      203      166
  Real estate...................................          13           355       89      177       57       55
  Consumer......................................          20            80       98      179      187      219
                                                     -------        ------   ------   ------   ------   ------
      Total.....................................          49           566      357      738      447      440
                                                     -------        ------   ------   ------   ------   ------
Net charged off loans...........................        (196)         (594)    (743)  (1,529)  (3,154)  (2,437)
                                                     -------        ------   ------   ------   ------   ------
Balance at end of period........................      $4,144        $4,250   $4,175   $4,703   $4,161   $4,636
                                                  ===============   ======   ======   ======   ======   ======
Ratio of net charged off loans to average loans
  outstanding...................................         .19%          .18%     .24%     .49%     .98%     .78%
Ratio of ending allowance to ending loans.......         .99          1.04     1.32     1.51     1.31     1.43
Ratio of nonperforming loans to ending
  allowance.....................................       64.55         81.72    28.12    56.20   119.49   106.02
Allocation of the allowance:
  Commercial....................................      $1,531        $1,526   $1,822   $1,905   $2,021   $2,119
  Real estate -- construction...................         181           187       99      155      123       92
  Real estate -- mortgage.......................       1,589         1,668    1,301    1,515    1,122    1,047
  Agricultural..................................         151           135      132      134      134       96
  Consumer......................................         232           224      320      477      501      818
  Unallocated...................................         457           510      501      517      333      464
                                                     -------        ------   ------   ------   ------   ------
                                                      $4,144        $4,250   $4,175   $4,703   $4,161   $4,636
                                                  ===============   ======   ======   ======   ======   ======
Percent of loans to total loans:
  Commercial....................................          14%           13%      15%      12%      14%      14%
  Real estate -- construction...................           7             7        5        7        6        5
  Real estate -- mortgage.......................          65            66       65       64       61       60
  Agricultural..................................           6             5        7        6        6        5
  Consumer......................................           8             9        8       11       13       16
                                                     -------        ------   ------   ------   ------   ------
                                                         100%          100%     100%     100%     100%     100%
                                                  ===============   ======   ======   ======   ======   ======

TABLE IX

                                      UBK
                 MATURITY OR PRICING OF ASSETS AND LIABILITIES

                              AS OF MARCH 31, 1995

                             (AMOUNTS IN THOUSANDS)

                                                      AFTER 90          AFTER 1 YEAR
                                        WITHIN        DAYS BUT           BUT WITHIN       AFTER       NONINTEREST
                                       90 DAYS      WITHIN 1 YEAR         5 YEARS        5 YEARS        BEARING        TOTAL
                                       --------     -------------       ------------     --------     -----------   -----------
Loans, net of unearned income........  $192,465        $127,940           $ 68,190         $27,005       $    931     $ 416,531
Securities
  Available for sale.................     1,114          40,435             54,200           6,597             --       102,346
  Held to maturity...................         5             225             31,908          10,731             --        42,869
                                       --------        --------            -------         --------      ---------    ---------
  Total securities...................     1,119          40,660             86,108          17,328             --       145,215
Interest bearing deposits with
  banks..............................       200              --                 --              --             --           200
Federal funds sold...................     5,825              --                 --              --             --         5,825
                                       --------        --------            -------         --------      ---------    ---------
    Total interest earning assets....   199,609         168,600            154,298          44,333            931       567,771
Cash and due from banks..............        --              --                 --              --         26,486        26,486
Premises and equipment...............        --              --                 --              --         20,372        20,372
Other assets.........................        --              --                 --              --         15,009        15,009
Allowance for loan losses............        --              --                 --              --         (4,144)       (4,144)
                                       --------        --------            -------         --------      ---------    ---------
    Total assets.....................  $199,609        $168,600           $154,298         $44,333       $ 58,654     $ 625,494
                                       ========        ========           ========         =======       ========     =========
Interest bearing deposits
  Demand.............................  $126,941        $     --           $     --         $    --       $     --     $ 126,941
  Savings............................    37,091              --                 --              --             --        37,091
  Time...............................    86,514         117,895             74,671              --             --       279,080
                                       --------        --------            -------         --------      ---------    ---------
  Total interest bearing deposits....   250,546         117,895             74,671              --             --       443,112
Repurchase agreements................    17,003              --                 --              --             --        17,003
Notes payable and capital leases.....    14,371           1,095             21,854           9,314             --        46,634
                                       --------        --------            -------         --------      ---------    ---------
  Total interest bearing
    liabilities......................   281,920         118,990             96,525           9,314             --       506,749
Demand deposits......................        --              --                 --              --         71,615        71,615
Other liabilities....................        --              --                 --              --          6,147         6,147
Stockholders equity..................        --              --                 --              --         40,983        40,983
                                       --------        --------            -------         --------      ---------    ---------
    Total liabilities and equity.....  $281,920        $118,990           $ 96,525         $ 9,314       $118,745     $ 625,494
                                       ========        ========           ========         =======       ========     =========
Excess interest earning assets
  (liabilities)......................  $(82,311)       $ 49,610           $ 57,773         $35,019
                                       ========        ========           ========         =======
Cumulative excess interest earning
  assets (liabilities)...............  $(82,311)       $(32,701)          $ 25,072         $60,091
                                       ========        ========           ========         =======
Cumulative interest rate sensitivity
  ratio..............................     (14.5%)         (5.8%)              4.4%           10.6%
                                       ========        ========           ========         =======


TABLE X

                                      UBK

                 MATURITY OR PRICING OF ASSETS AND LIABILITIES

                            AS OF DECEMBER 31, 1994

                             (AMOUNTS IN THOUSANDS)

                                          WITHIN    AFTER 90 DAYS BUT     AFTER 1 YEAR BUT      AFTER      NONINTEREST
                                         90 DAYS      WITHIN 1 YEAR        WITHIN 5 YEARS      5 YEARS        BEARING       TOTAL
                                         --------   -----------------    -----------------    --------     -----------     --------
Loans, net of unearned income........   $202,506          $117,838           $ 61,624         $25,587       $  1,545     $409,100
Securities
  Available for sale.................         --             2,580             92,121           6,531             --      101,232
  Held to maturity...................        800               230             30,591          12,014             --       43,635
                                        --------          --------           --------         -------       --------     --------
    Total securities.................        800             2,810            122,712          18,545             --      144,867
Interest bearing deposits with
  banks..............................      3,200                --                 --              --             --        3,200
Federal funds sold...................      4,275                --                 --              --             --        4,275
                                        --------          --------           --------         -------       --------     --------
    Total interest earning assets....    210,781           120,648            184,336          44,132          1,545      561,442
Cash and due from banks..............         --                --                 --              --         25,072       25,072
Premises and equipment...............         --                --                 --              --         20,403       20,403
Other assets.........................         --                --                 --              --         16,173       16,173
Allowance for loan losses............         --                --                 --              --         (4,250)      (4,250)
                                        --------          --------           --------         -------       --------     --------
    Total assets.....................   $210,781          $120,648           $184,336         $44,132       $ 58,943     $618,840
                                        ========          ========           ========         =======       ========     ========
Interest bearing deposits
  Demand.............................   $132,494          $     --           $     --         $    --       $     --     $132,494
  Savings............................     39,162                --                 --              --             --       39,162
  Time...............................     77,446           125,337             60,724             221             --      263,728
                                        --------          --------           --------         -------       --------     --------
  Total interest bearing deposits....    249,102           125,337             60,724             221             --      435,384
Repurchase agreements................     16,319                --                 --              --             --       16,319
Notes payable and capital leases.....     12,099             1,185             22,201           8,656             --       44,141
                                        --------          --------           --------         -------       --------     --------
    Total interest bearing
      liabilities....................    277,520           126,522             82,925           8,877             --      495,844
Demand deposits......................         --                --                 --              --         77,990       77,990
Other liabilities....................         --                --                 --              --          5,631        5,631
Stockholders equity..................         --                --                 --              --         39,375       39,375
                                        --------          --------           --------         -------       --------     --------
    Total liabilities and equity.....   $277,520          $126,522           $ 82,925         $ 8,877       $122,996     $618,840
                                        ========          ========           ========         =======       ========     ========
Excess interest earning assets
  (liabilities)......................   $(66,739)         $ (5,874)          $101,411         $35,255
                                        ========          ========           ========         =======
Cumulative excess interest earning
  assets (liabilities)...............   $(66,739)         $(72,613)          $ 28,798         $64,053
                                        ========          ========           ========         =======
Cumulative interest rate sensitivity
  ratio..............................      (11.9%)           (12.9%)              5.1%           11.4%
                                        ========           =======           ========         =======



                                      UBK
                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This discussion analyzes the results of operations and financial condition for United Bancorp of Kentucky, Inc. and subsidiaries as of December 31, 1994 and 1993 and for the three year period then ended and as of March 31, 1995 and 1994 and for the three month periods then ended. It should be read in conjunction with the consolidated financial information presented in the Selected Consolidated Financial Data and the consolidated financial statements and related notes presented elsewhere in this Prospectus and Proxy Statement.

FINANCIAL CONDITION AS OF DECEMBER 31, 1994 AND 1993

     Total assets increased $133,608,000 or 27.53% from $485,232,000 on December 31, 1993 to $618,840,000 on December 31, 1994. Acquisitions of two financial institutions during the fourth quarter of 1994 account for $89,539,000 or 18.45% of this increase. Loan demand was strong in 1994 as evidenced by the increase in the loan portfolio from December 31, 1993 to December 31, 1994. Total loans increased $93,470,000 or 29.61% from $315,630,000 at December 31, 1993 to
$409,100,000 at December 31, 1994 of which $54,863,000 or 17.38% is attributable to acquisitions. Table V in the Selected Consolidated Financial Data presents the balances of loans in various categories. As reflected in this table, management has increased its efforts in residential mortgage lending.

     In 1994, investment securities increased by $39,822,000 or 37.91% from $105,045,000 at December 31, 1993 to $144,867,000 at December 31, 1994.
Acquisitions contributed $24,347,000 or 23.18% of this increase. Funds in the amount of $13,225,000 were shifted from federal funds sold and short term interest bearing deposits with banks to investment securities. The Corporation maintains securities for investment purposes in a held to maturity portfolio and securities available for liquidity purposes in an available for sale portfolio. At December 31, 1994, securities with a carrying value of $43,635,000 were in the held to maturity portfolio and securities with a carrying value of $101,232,000 were in the available for sale portfolio. Table IV in the Selected Consolidated Financial Data presents major categories, maturities and yields of these portfolios.

     Loan growth was funded by an increase in deposits and by advances from the Federal Home Loan Bank. Total deposits increased $94,692,000 or 22.62% from $418,682,000 at December 31, 1993 to $513,374,000 at December 31, 1994 of which
$79,161,000 or 18.91% is attributable to acquisitions. The ratio of loans to deposits increased from 75.39% at year end 1993 to 79.69% at December 31, 1994. Borrowed funds from the Federal Home Loan Bank increased $21,208,000 or 244.7% from $8,667,000 at December 31, 1993 to $29,875,000 at December 31, 1994. These
borrowings were used to fund residential mortgage loans and reflects management's efforts to increase lending in this area.

FINANCIAL CONDITION AS OF MARCH 31, 1995

     Total assets increased $6,654,000 or 4.3% on an annualized basis from $618,840,000 at December 31, 1994 to $625,494,000 at March 31, 1995. Loan growth continued to be strong at $7,431,000 or 7.27% from $409,100,000 at December 31, 1994 to $416,531,000 at March 31, 1995. Investment securities increased by $348,000 or .96% from $144,867,000 at December 31, 1994 to $145,215,000 at March
31, 1995 due primarily to an increase of $1,676,000 in the market value of the available-for-sale portfolio.

     Deposit growth remains flat at $1,353,000 or 1.05% on an annualized basis from $513,374,000 at December 31, 1994 to $514,727,000 at March 31, 1995. The
ratio of loans to deposits continued its increase to 80.94% at quarter end. Additional advances from the Federal Home Loan Bank of $2,173,000 during the quarter supplemented the deposit increase to fund loan growth increasing the total amount borrowed from $29,875,000 at December 31, 1994 to $32,048,000 at March 31, 1995.

RESULTS OF OPERATIONS FOR THE THREE YEARS ENDED DECEMBER 31, 1994

     Net income for 1994 was $4,001,000 compared to $5,116,000 in 1993, a decrease of $1,115,000 or 21.79%. Net income in 1993 increased $1,311,000 or 34.45% from $3,805,000 in 1992. The primary factors affecting

1994 net income were a $798,000 decrease in securities gains and increased personnel and occupancy expenses. The primary factor affecting increased 1993 net income was a decreased provision for loan losses of $1,856,000 over 1992.

     Net interest income on a tax equivalent basis for 1994 increased $911,000 or 4.49% from 1993. The decrease of nineteen basis points in the net interest margin from 4.67% to 4.48% was offset by an increase of 8.98% in average earning assets. The average rate earned on earning assets declined fourteen basis points from 7.78% for 1993 to 7.64% for 1994 while the average rate paid on interest bearing liabilities increased five basis points from 3.61% for 1993 to 3.66% for 1994. The decrease in the rate on earning assets is due primarily to a decline in the rate earned on investment securities, while the increase in the rate on interest bearing liabilities is due primarily to the increased utilization of Federal Home Loan Bank advances for funding loan growth. Tax equivalent net interest income for 1993 increased $529,000 or 2.68% from 1992 due to an increase of eighteen basis points in the net interest margin to 4.67% offset by a decrease of 1.22% in average earning assets. The average rate earned on earning assets declined eighty basis points from 8.58% in 1992 to 7.78% in 1993 while the average rate paid on interest bearing liabilities decreased ninety seven basis points from 4.58% in 1992 to 3.61% in 1993. These decreases are attributable to a general decline in interest rates and to the shift in customer deposit balances from time deposits to transaction and savings accounts. Further details on net interest income are presented in Tables II and III in the Selected Consolidated Financial Data.

     Provision for loan losses declined from $2,071,000 in 1992 to $215,000 in 1993 and $30,000 in 1994. An increased emphasis on asset quality in 1990 and 1991 resulted in significant declines in net loans charged off and in problem loans in 1992, 1993 and 1994. Provision expense reduced significantly to reflect the current problem loan and reserve position, and net charge-off experience.

     Personnel costs increased $646,000 or 7.18% from 1993 to 1994, excluding increases of $291,000 attributable to acquisitions, due to additional staff, merit increases and higher employee benefit costs. Net occupancy and equipment expenses increased $250,000 or 8.07% in the same period, excluding increases of $89,000 attributable to acquisitions, due in part to depreciation and other expenses related to the upgrade of PC network, telephone and data processing systems.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994

     Net income for the three months ended March 31, 1995 was $968,000 compared to $1,111,000 for the three months ended March 31, 1994, a decrease of $143,000 or 12.87%. The decrease is due primarily to the absence of securities gains in the first quarter of 1995 compared to $458,000 in the same period of 1994. Acquisitions in the fourth quarter of 1994 contributed $236,000 to net income in the first quarter of 1995.

     Net interest income on a tax equivalent basis increased $1,359,000 from $4,832,000 for the three months ended March 31, 1994 to $6,191,000 for the same period of 1995 of which $1,078,000 is attributable to acquisitions. Average earning assets increased $124,381,000 or 27.04% from $444,786,000 for the first quarter of 1994 to $569,167,000 for the first quarter of 1995. Of this increase, $84,469,000 or 18.99% is attributable to acquisitions that occurred in the fourth quarter of 1994. The net interest margin for the three months ended March 31, 1995 and 1994 was unchanged at 4.41%. The average rate earned on earning assets increased 101 basis points from 7.32% for the first quarter of 1994 to 8.33% for the first quarter of 1995 and the average rate paid on interest bearing liabilities increased 107 basis points from 3.38% for the first quarter of 1994 to 4.45% for the first quarter of 1995. These increases are attributable to the increase in overall interest rates throughout 1994 and early 1995.

     Noninterest income, excluding securities gains, increased $97,000 from $799,000 for the three months ended March 31, 1994 compared to $896,000 for the same period in 1995 of which $79,000 is attributable to fourth quarter 1994 acquisitions. Noninterest expenses increased $1,084,000 from $4,370,000 for the first quarter of 1994 compared to $5,454,000 for the same period in 1995 of which $767,000 is attributable to acquisitions. The remaining increase in noninterest expenses is primarily attributable to depreciation and other expenses related to the PC network, telephone and data processing upgrades that occurred throughout 1994.

CAPITAL

     Total stockholders' equity at March 31, 1995 and December 31, 1994 included $4,504,000 of 10% cumulative Preferred Stock Series A, $4,109,000 of variable rate cumulative Preferred Stock Series AA and $48,000 of 10% cumulative Preferred Stock Series D.

     The leverage, Tier 1 and total risk-based capital ratios are all above the required minimum levels of 4.00%, 4.00% and 8.00%, respectively. At March 31, 1995 and December 31, 1994, each of the subsidiary banks were well-capitalized under the capital definitions prescribed in the FDIC Improvement Act of 1991. Table I in the Selected Consolidated Financial Data presents details on these ratios.

     Book value per common share was $30.60 at March 31, 1995 compared to $29.08 at December 31, 1994 and $29.24 at December 31, 1993. Market value appreciation (depreciation) in the securities available for sale portfolio of $(1,233,000), $(2,339,000) and $319,000, net of income tax, at March 31, 1995, December 31,
1994 and December 31, 1993, respectively, represented $(1.17), $(2.21) and $.30 of book value per common share.

     Cash dividends of $.75 per common share were declared in 1994, representing a dividend payout ratio of 24%. No cash dividends were paid on common shares in 1993 or 1992. In March 1995, a dividend of $.25 per common share was declared.

ASSET QUALITY

     A summary of nonperforming assets at March 31, 1995, December 31, 1994, 1993, 1992, 1991 and 1990 is presented in Table VII in the Selected Consolidated Financial Data. Loans are designated as nonperforming when payments are 90 or more days past due, when credit terms are renegotiated below market levels, or when individual analysis of a credit indicates that it should be placed on nonaccrual status. Generally, when loans are classified as nonperforming, unpaid accrued interest is written off, and future income is recorded only as cash payments are received. As indicated in Table VII, nonperforming loans declined significantly in 1992 and 1993 due to management's increased emphasis on asset quality. Nonperforming loans increased $2,299,000 from $1,174,000 at December 31, 1993 to $3,473,000 at December 31, 1994 of which $1,347,000 is attributable to acquisitions and another $560,000 is due to two real estate loans in bankruptcy of which $400,000 was returned to an accrual status in the first quarter of 1995 due to the receipt of regular payments. Nonperforming loans represent .85% of loans outstanding at year end 1994. During the first quarter of 1995, nonperforming loans declined $798,000 from $3,473,000 at December 31, 1994 to $2,675,000 at March 31, 1995, representing .64% of loans outstanding. The decrease includes the $400,000 loan returned to an accrual status discussed earlier and $245,000 of loans charged off.

     Table VIII in the Selected Consolidated Financial Data presents details of the allowance for loan losses, including loans charged off and recoveries. As indicated, net charge-offs as a percentage of average loans outstanding has dropped each year since 1991, from .98% in 1991 to .18% in 1994. This is a reflection of management's increased emphasis on asset quality since 1990. The December 31, 1994 allowance has decreased from 1.32% of loans outstanding at December 31, 1993 to 1.04% at December 31, 1994 and .99% at March 31, 1995. The ratio of nonperforming loans to the allowance declined from 81.72% at December 31, 1994 to 64.55% at March 31, 1995. Management believes that nonperforming loans are generally adequately collateralized and that the allowance is adequate to cover potential losses.

LIQUIDITY AND ASSET/LIABILITY MANAGEMENT

     Liquidity to satisfy contractual liabilities, meet deposit withdrawal requirements, fund operations and meet the credit needs of its customers is monitored by analyzing the funds available from various sources. Securities with a market value of $102,346,000 are classified as available for sale at March 31, 1995 and could be sold prior to maturity in implementing asset/liability management strategies, interest rate risk management strategies or to meet liquidity needs. The subsidiary banks are members of and, accordingly, are eligible to borrow from the Federal Home Loan Bank of Cincinnati. This funding source has been used in implementing management's efforts to increase residential mortgage lending and in implementing interest rate risk management strategies. Terms obtained on these advances are generally designed to relate to terms on the loans funded in order to minimize interest rate risk. Borrowings from the Federal Home Loan Bank increased from $8,667,000 at December 31, 1993 to $29,875,000 at December 31, 1994 to $32,048,000 at March 31, 1995.

     The main source of funds for the parent company cash requirements is dividends from its subsidiaries. At January 1, 1995, approximately $2,672,000 was available within the bank subsidiaries to pay the parent company dividends without prior regulatory approval compared to $6,237,000 at January 1, 1994. During 1994, subsidiary banks declared $6,650,000 in dividends to the parent company.

     The asset/liability mix and interest rate sensitivity are monitored to maximize net interest income while maintaining a mix that balances liquidity needs and interest rate risk. Table IX presents a summary of the Corporation's interest rate sensitivity position at March 31, 1995 and December 31, 1994. Adjustments have not been made to reflect anticipated prepayments or scheduled amortization of loans. In general, the table indicates that within the one year period, a rising interest rate environment would lower the net interest margin and a declining interest rate environment would raise the net interest margin. Because the repricing of certain assets and liabilities is discretionary and is subject to competitive and other pressures, assets and liabilities indicated as repricing within the same time period may in fact reprice at different times and at different rate levels.

                       CERTAIN REGULATORY CONSIDERATIONS

GENERAL

     Bank holding companies, banks, savings and loan holding companies and savings and loans are extensively regulated under both federal and state law. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. A change in applicable law or regulation may have a material effect on the business of NCC or UBK.

     As a bank holding company, NCC and UBK are subject to regulation under the BHCA and its examination and reporting requirements. Under the BHCA, bank holding companies may not (subject to certain limited exceptions) directly or indirectly acquire the ownership or control of more than 5% of any class of voting shares or substantially all of the assets of any company, including a bank, without the prior written approval of the FRB. In addition, bank holding companies are generally prohibited under the BHCA from engaging in nonbanking activities, subject to certain exceptions.

     The BHCA prohibits the FRB from approving the acquisition by a bank holding company of more than 5% of any class of the voting shares of, or substantially all the assets of, any bank (or its holding company) located outside of the state in which the operations of such acquiring bank holding company's banking subsidiaries are principally conducted on the date such company became a bank holding company, unless such acquisition is specifically authorized by the laws of the state in which the bank to be acquired is located. Many states, including Indiana, Ohio and Kentucky, have adopted legislation that permits out-of-state bank holding companies located throughout the United States to acquire local banks and bank holding companies.

     As a registered savings and loan holding company, UBK is also subject to regulation, examination and supervision by the OTS and to OTS reporting requirements. As a federally-chartered savings bank, Harlan is also subject to such regulation, examination, supervision and reporting requirements. Harlan's deposits are insured by the Savings Association Insurance Fund ("SAIF"), and accordingly, the institution is also subject to examination by and the regulations of the Federal Deposit Insurance Corporation (the "FDIC"). Like NCC, UBK is affected significantly by the actions of the FRB as it attempts to control the money supply and credit availability.

     UBK is required to obtain the prior approval of the OTS before acquiring control of, or more than 5% of the voting shares of, any other savings association or savings association holding company.

     Harlan is a member of the Federal Home Loan Bank ("FHLB") System, which consists of twelve regional banks. The Federal Housing Finance Board, an independent agency, controls the FHLB System, including the Federal Home Loan Bank of Cincinnati ("FHLB of Cincinnati"). The FHLB System provides a central credit facility primarily for member savings and loan associations, savings banks, and other member financial institutions. Harlan is required to hold shares of capital stock in the FHLB of Cincinnati in an amount at least equal to the greater of 1% of the aggregate principal amount of its unpaid residential mortgage loans, home purchase contracts, and similar obligations at the end of each calendar year; .3% of its assets; or 1/20 (or such greater fraction established by the FHLB) of outstanding FHLB advances, commitments, lines of credit and letters of credit. Harlan is currently in compliance with this requirement.

PAYMENT OF DIVIDENDS

     Each of NCC and UBK is a legal entity separate and distinct from its banking, savings bank, and other subsidiaries. Most of NCC's and UBK's revenues result from dividends paid to it by its bank or savings bank subsidiaries, as applicable. There are statutory and regulatory requirements applicable to the payment of dividends by subsidiary banks as well as by NCC to its stockholders and UBK to its stockholders.

     Each state bank subsidiary and each national banking association is required by federal law to obtain the prior approval of the FRB, FDIC or the Comptroller of the Currency (the "Comptroller"), as applicable, for the declaration and payment of dividends if the total of all dividends declared by the board of directors of such bank in any year will exceed the total of (a) such bank's net profits (as defined and interpreted by regulation) for that year plus (b) the retained net profits (as defined and interpreted by regulation) for the preceding two years, less any required transfers to surplus. In addition, these banks may only pay dividends to the extent that retained net profits (including the portion transferred to surplus) exceed bad debts (as defined by regulation).

     As of March 31, 1995, NCC's subsidiary banks, without obtaining governmental approvals, could declare aggregate dividends of approximately $120 million.

     The payment of dividends by NCC and UBK and their bank subsidiaries are also affected by various regulatory requirements and policies, such as the requirements to maintain adequate capital. In addition, if, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank, could include the payment of dividends), such authority may require, after notice and hearing, that such bank cease and desist from such practice. The FRB and the Comptroller have each indicated that paying dividends that deplete a bank's capital base to an inadequate level would be an unsafe and unsound banking practice. The FRB, the Comptroller and the FDIC have issued policy statements which provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

     There are also statutory limits on the amount of dividends Harlan can pay to UBK without regulatory approval. Under OTS regulations, a converted savings association may not declare or pay a cash dividend if such payment would reduce its net worth below the amount required for the liquidation account created at the time the association was converted. In addition, OTS regulations establish a three-tier system of regulation which imposes limitations on the extent to which a savings association may make "capital distributions." A savings association which has total capital (immediately prior to and after giving effect to the capital distribution) that is at least equal to its fully phased-in capital requirements is classified as a tier one institution. Harlan is now, and expects to continue to be, a tier one institution and, therefore, would be able to pay cash dividends to UBK, after prior notice but without the approval of the OTS, up to 100% of its net income to date during the calendar year, plus an amount that would reduce by one-half its "surplus capital ratio" (the excess over its fully phased-in capital requirements) at the beginning of the calendar year. Any additional amount of capital distributions would require prior regulatory approval. Under these provisions, Harlan could, without regulatory approval, declare dividends of approximately $567 thousand to UBK at March 31, 1995. Including Harlan, UBK's subsidiary banks, without obtaining governmental approval, could declare aggregate dividends of approximately $3.2 million at March 31, 1995.

CERTAIN TRANSACTIONS BY BANK HOLDING COMPANIES WITH THEIR AFFILIATES

     There are also various legal restrictions on the extent to which NCC, UBK and most of their respective nondepository subsidiaries can borrow or otherwise obtain credit from, or engage in certain other transactions ("covered transactions") with, depository institution subsidiaries. Such borrowings and other transactions by an insured depository institution with nondepository affiliates are limited to the following amounts: (a) in the case of any one such affiliate, the aggregate amount of covered transactions of the insured depository institution and its subsidiaries cannot exceed 10% of the capital stock and surplus of the insured depository institution; and (b) in the case of all affiliates, the aggregate amount of covered transactions of the insured depository institution and its subsidiaries cannot exceed 20% of the capital stock and surplus of the insured depository institution. In addition, such extensions of credit must be collateralized in prescribed amounts. Furthermore, a bank holding company, a savings and loan holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

FDIC INSURANCE

     The FDIC has the authority to raise the insurance premiums for institutions in Bank Insurance Fund ("BIF") and SAIF to a level necessary to achieve a target reserve level of 1.25% of insured deposits within not more than 15 years. In addition, the FDIC has the authority to impose special assessments in certain circumstances. The level of deposit premiums affects the profitability of subsidiary banks and thrifts and thus the potential flow of dividends to parent companies. See "Certain Regulatory Considerations -- Payment of Dividends."

     Under a transitional risk-based insurance assessment system that became effective January 1, 1993, and other relevant information (such as supervisory evaluations), the assessment rates under the new system range from 0.23%, to 0.31%, depending upon the assessment category into which the insured institution is placed.

     On June 17, 1993, the FDIC adopted a permanent risk-based assessment system for assessment periods beginning on and after January 1, 1994. The permanent system retains the transitional system without substantial modification.

     The current SAIF insurance premium assessment schedule applicable to savings associations like Harlan could rise to pay for the resolution of troubled institutions. Moreover, since the reserve ratio of BIF is currently higher than that of SAIF, it is anticipated that BIF premiums may start declining in the next year or so. Such events could cause a disparity between the assessment rates of SAIF and BIF members.

CAPITAL

     The FRB has adopted risk-based capital guidelines for bank holding companies. The guidelines became fully phased in at the end of 1992. The minimum guideline for the ratio of total capital ("Total Capital") to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8%. To be considered well-capitalized, Total Capital to risk weighted assets must be at least 10%. At least half of minimum required Total Capital of 8% is to be composed of common shareholders' equity, minority interests in the equity accounts of consolidated subsidiaries and a limited amount of perpetual preferred stock, less goodwill and certain other intangibles ("Tier 1 Capital"). To be considered well-capitalized, Tier 1 Capital must be at least 6%. The remainder may consist of subordinated debt, other preferred stock and a limited amount of loan and lease loss allowance.

     The following tables set forth the Tier 1 Capital to risk-weighted assets ratios and the Total Capital to risk-weighted assets ratios for NCC and UBK individually and on a pro forma combined basis as of March 31, 1995.

                  TIER 1 CAPITAL TO RISK-WEIGHTED ASSETS RATIO
                (in each case calculated pursuant to the current
                         risk-based capital guidelines)

                                                PRO
                                               FORMA
                         NCC        UBK       COMBINED
                        ------     ------     --------
                         8.99%      8.79%       8.92%

                  TOTAL CAPITAL TO RISK-WEIGHTED ASSETS RATIO
                (in each case calculated pursuant to the current
                         risk-based capital guidelines)

                                                PRO
                                               FORMA
                         NCC        UBK       COMBINED
                        ------     ------     --------
                        12.22%      9.79%      12.12%

     In addition, the FRB has established minimum leverage ratio guidelines for bank holding companies. The guidelines provide for a minimum ratio of Tier 1 Capital to average total assets (excluding the loan and lease loss allowance, goodwill and certain other intangibles) ( the "Leverage Ratio") of 3% for bank holding companies that meet specified criteria, including having the highest regulatory rating. To be considered well-capitalized, the Leverage Ratio must be 5% or more. NCC's Leverage Ratio at March 31, 1995 was 7.59%. UBK's Leverage Ratio at March 31, 1995 was 6.06%. At March 31, 1995, on a pro forma combined basis, NCC's Leverage Ratio would be 7.51%. The guidelines further provide that bank holding companies making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels.

     Harlan is subject to substantially similar capital requirements adopted by the OTS. At March 31, 1995, Harlan's tangible capital ratio, core capital ratio, and total risk-based capital ratios were 8.51%, 8.51%, and 15.04%, respectively. Thus, Harlan had capital well in excess of all applicable requirements.

     Each of NCC's and UBK's subsidiary banks is subject to similar capital requirements adopted by the FRB, the Comptroller or the FDIC, as the case may be. At March 31, 1995, each of NCC's and UBK's subsidiary banks had a Tier 1 Capital ratio and a Total Capital ratio (computed under the current guidelines) in excess of 6% and 10%, respectively. All of NCC's and UBK's subsidiary banks are well-capitalized under the current capital guidelines.

     In the fourth quarter of 1992, the federal banking agencies adopted regulations with respect to risk-based and leverage capital ratios that require all intangibles, other than limited amounts of purchased mortgage servicing rights and purchased credit card relationships, to be deducted from Tier 1 Capital. Federal banking agencies have recently adopted other modifications related to risk-based and leverage capital ratios, and have proposed an additional capital requirement tied to a bank's interest-rate risk. NCC and UBK do not expect the aggregate impact of these regulatory changes to have a significant impact on their capital position.

     Failure to meet capital guidelines could subject an insured bank to a variety of enforcement remedies, including the possible termination of deposit insurance by the FDIC and a prohibition on the taking of brokered deposits. See "FDICIA" below.

     Bank regulators continue to indicate their desire to raise capital requirements applicable to banking organizations beyond their current levels. However, the managements of NCC and UBK are unable to predict whether and when higher capital requirements might be imposed and, if they are imposed, at what levels and on what schedule.

HOLDING COMPANY SUPPORT OF SUBSIDIARY BANKS AND SAVINGS BANKS

     Under FRB policy, NCC and UBK are expected to act as a source of financial strength to each of its subsidiary banks and to commit resources to support each of such subsidiaries. This support may be required at times when, absent such FRB policy, NCC or UBK would not otherwise be required to provide it. In addition, any capital loans by NCC or UBK to a subsidiary bank or savings association would be subordinate in right of payment to deposits and to certain other indebtedness of such bank. In the event of a bank holding company's or savings and loan holding company's bankruptcy, any commitment by the bank holding company or by the savings and loan holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank or savings association will be assumed by the bankruptcy trustee and entitled to a priority of payment. This priority would apply to guarantees of capital restoration plans under the Federal Deposit Insurance Corporation Improvement Act of 1991. See "FDICIA" below.

     Under the Financial Institutions Reform Recovery and Enforcement Act, a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC in connection with (i) the default of a commonly controlled FDIC-insured depository institution, or (ii) any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution in danger of default. The validity of this provision is currently the subject of judicial proceedings.

FDICIA

     On December 19, 1991, a major banking bill entitled the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") was enacted. FDICIA substantially revises the bank regulatory and funding provisions of the Federal Deposit Insurance Act and makes revisions to several other federal banking statutes.

     Among other things, FDICIA requires the federal banking regulators to take "prompt corrective action" in respect of depository institutions that do not meet minimum capital requirements. The depository institution subsidiaries of NCC and UBK have capital levels above the minimum requirements. See "CERTAIN REGULATORY CONSIDERATIONS -- Capital" above. In addition, an institution that is not well capitalized is generally prohibited from accepting brokered deposits and offering interest rates on deposits higher than the prevailing rate in its market; also, "pass through" insurance coverage may not be available for certain employee benefit accounts. FDICIA also requires the holding company of any undercapitalized depository institution to guarantee, in part, certain aspects of such depository institution's capital plan for such plan to be acceptable. NCC's and UBK's subsidiary depository institutions qualify as "well capitalized."

     FDICIA contains numerous other provisions, including accounting, audit and reporting requirements, termination of the "too big to fail" doctrine beginning in 1995 (except in special cases), limitations on the FDIC's payment of deposits at foreign branches, new regulatory standards in such areas as asset quality, earnings and compensation and revised regulatory standards for, among other things, power of state banks, real estate lending and capital adequacy.

     FDICIA also requires that a depository institution provide 90 days prior notice of the closing of any branches.

RECENT AND PROPOSED LEGISLATION

     The Riegle Community Development and Regulatory Improvement Act of 1994 was recently signed into law. It includes new laws on high cost and reverse mortgages, bank regulatory relief, community development banking, money laundering and national flood insurance.

     The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 also recently was enacted. It permits bank holding companies to acquire banks in other states and, with state consent and subject to certain limitations, allows banks to acquire out-of-state branches either through merger or de novo expansion.

     In addition, Congress is considering legislation that would consolidate the federal supervision and regulation of all U.S. financial institutions into one administrative body. It cannot be predicted with certainty whether or when any such legislation may be enacted or the extent to which any such legislation would affect the banking industry.

                        DESCRIPTION OF NCC CAPITAL STOCK

COMMON STOCK

     General. NCC has 350,000,000 authorized shares of NCC Common, of which 146,570,786 shares were issued and outstanding on March 31, 1995, and an additional 16,919,461 shares were reserved for issuance in connection with NCC's Stock Option Plans (options to purchase 8,303,311 shares of NCC Common have been granted and are outstanding) and Restricted Stock Plan (332,608 shares of NCC Common have been awarded and are outstanding). The shares of NCC Common to be issued in connection with the Merger will be validly issued, fully paid and nonassessable. NCC Common is listed on the NYSE (Symbol: NCC). The transfer agent, registrar and dividend disbursing agent for shares of NCC Common is National City Bank.

     Dividend and Liquidation Rights. Holders of NCC Common are entitled to such dividends as may be declared by NCC's Board of Directors out of funds legally available therefor. In the event of liquidation, holders of NCC Common will be entitled to receive pro rata any assets distributable to stockholders in respect of the number of shares held by them. The dividend and liquidation rights of NCC Common are subject to the rights of any preferred stock of NCC.

     Voting, Preemptive, Conversion and Redemption Rights. Holders of NCC Common are entitled to one vote per share on all matters submitted to stockholders and are not entitled to cumulative voting rights in the election of directors or to preemptive rights for the purchase of additional shares of any class of NCC's stock. NCC Common has no conversion or redemption rights.

PREFERRED STOCK

     General. Under NCC's Certificate of Incorporation (the "NCC certificate"), the Board of Directors of NCC is authorized without further stockholder action to provide for the issuance of up to 5,000,000 shares of preferred stock, without par value, in one or more series as the Board of Directors may determine, and to fix the relative powers, preferences and rights (including voting rights) of each such series of preferred stock in relation to the powers, preferences and rights of any other series of preferred stock. Voting rights, if any, may be general, special, conditional or limited. The Board of Directors of NCC also has the discretion to determine the number of votes per share which each holder of a share of a series of the preferred stock will have, but in no event may any holder of any series of NCC preferred stock be entitled to more than one vote per share. Additionally, the Board of Directors of NCC is authorized to permit the holders of a series of preferred stock to vote separately or together with the holders of one or more other series of preferred stock on all or some matters as a separate voting group. NCC may, at its option, elect to offer depositary shares evidenced by depositary receipts, each representing a fractional interest in a share of the particular series of the NCC preferred stock issued and deposited with a depositary selected by NCC.

     Convertible Preferred Stock. By resolution dated April 11, 1991, the Board of Directors of NCC designated a series of NCC preferred stock as 8% Cumulative Convertible Preferred Stock, without par value, of NCC ("Convertible Preferred Stock"). The number of shares constituting such series is 800,000, of which 744,160 shares (3,720,800 depositary shares) were issued and outstanding as of March 31, 1995. Each depositary share of Convertible Preferred Stock (a "Depositary Share") represents a one-fifth interest in a share of Convertible Preferred Stock. The Depositary Shares are listed on the NYSE. The transfer agent, registrar, dividend disbursing agent, redemption agent and depositary for shares of Convertible Preferred Stock and Depositary Shares is National City Bank, Cleveland.

     Dividends. Holders of shares of Convertible Preferred Stock are entitled to receive, when and as declared by the Board of Directors of NCC out of funds legally available therefor, cash dividends at the rate of 8% per annum (equivalent to $4.00 per Depositary Share). Dividends on Convertible Preferred Stock are payable quarterly on February 1, May 1, August 1 and November 1 of each year, commencing August 1, 1991, at such annual rate. Dividends are cumulative from the date of original issue.

     Redemption. Shares of Convertible Preferred Stock will not be redeemable prior to May 1, 1996. The shares of Convertible Preferred Stock will be redeemable at the option of NCC, in whole or in part, at any time or from time to time, on or after May 1, 1996, on not less than 30 nor more than 60 days notice by mail, at a redemption price of $260 per share (equivalent to $52.00 per Depositary Share) during the period from May 1, 1996 to but not including May 1, 1997, and thereafter at the redemption prices set forth below during the 12-month periods beginning on May 1, of the years shown below, plus in each case accrued and unpaid dividends to the redemption date.

                      YEAR                              REDEMPTION PRICE PER SHARE
        --------------------------------     -------------------------------------------------
        1997............................     $258 (equivalent to $51.60 per Depositary Share)
        1998............................     $256 (equivalent to $51.20 per Depositary Share)
        1999............................     $254 (equivalent to $50.80 per Depositary Share)
        2000............................     $252 (equivalent to $50.40 per Depositary Share)
        2001 and thereafter.............     $250 (equivalent to $50.00 per Depositary Share)

     Convertible Preferred Stock will not be subject to any sinking fund or other obligation of NCC to redeem or retire Convertible Preferred Stock.

     Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of NCC, the holders of shares of Convertible Preferred Stock are entitled to receive out of assets of NCC available for distribution to stockholders, before any distribution of assets is made to holders of NCC Common or of any other shares of stock of NCC ranking as to such a distribution junior to the shares of Convertible Preferred Stock, liquidating distributions in the amount of $250 per share (equivalent to $50 per Depositary Share) plus accrued and unpaid dividends. After payment of such liquidating distributions, the holders of shares of Convertible Preferred Stock will not be entitled to any further participation in any distribution of assets by NCC.

     Voting Rights. Except as indicated below, or except as expressly required under the DGCL, the holders of Convertible Preferred Stock will have no voting rights.

     If the equivalent of six quarterly dividends payable on Convertible Preferred Stock is in arrears, the number of directors of NCC will be increased by two, and the holders of Convertible Preferred Stock, voting separately as a class with the holders of shares of any one or more other series of preferred stock of NCC ranking on a parity with Convertible Preferred Stock, whether as to payment of dividends or the distribution of assets and upon which like voting rights have been conferred and are exercisable, will be entitled to elect two directors to fill such vacancies. Such right to elect two additional directors shall continue until all dividends in arrears have been paid or declared and set apart for payment. Each director elected by the holders of shares of Convertible Preferred Stock and all other classes of preferred stock of NCC whose holders are so entitled to vote shall continue to serve as such director for the full term for which he shall have been elected, notwithstanding that prior to the end of such term such default shall cease to exist.

     Unless the vote or consent of the holders of a greater number of shares shall then be required under the DGCL, the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of Convertible Preferred Stock and any one or more other series of preferred stock of NCC similarly affected, voting separately as a single class, without regard to series, will be required for any amendment, alteration or repeal of NCC's Certificate (or any certificate amendatory thereof or supplemental thereto providing for the capital stock of NCC, including any Certificate of Designation or similar document relating to such series) which would adversely affect the preferences, rights, powers or privileges of Convertible Preferred Stock and any such other series of NCC's preferred stock. Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of Convertible Preferred Stock and any other series of preferred stock of NCC ranking on a parity with Convertible Preferred Stock either as to dividends or upon distribution of assets, voting as a single class, without regard to series, will be required to create, authorize or issue, or reclassify any authorized stock of NCC into, or create, authorize or issue any obligation or security convertible into or evidencing a right to purchase, any shares of any class of stock of NCC ranking prior to Convertible Preferred Stock and any other series of preferred stock of NCC ranking on a parity with Convertible Preferred Stock as to dividends or upon distribution of assets. Subject to the foregoing, NCC's Certificate may be amended to increase the number of authorized shares of preferred stock of NCC without the vote of the holders of the outstanding preferred stock of NCC, including the Convertible Preferred Stock.

     Under interpretations adopted by the FRB, if the holders of shares of any series of preferred stock of NCC (including, in this case, Convertible Preferred Stock) become entitled to vote for the election of directors because dividends on such series are in arrears, such series may then be deemed a "class of voting securities" and a holder of 25% or more of such series (or a holder of 5% or more if it otherwise exercises a "controlling influence" over NCC) may then be subject to regulation as a bank holding company in accordance with the BHCA. In addition, at such time as such series is deemed a class of voting securities,
(a) any other bank holding company may be required to obtain the approval of the FRB under the BHCA to acquire or retain 5% or more of such series and (b) any person other than a bank holding company may be required to obtain the approval of the FRB under the Change in Bank Control Act to acquire or retain 10% or more of such series.

     Conversion Rights. Shares of Convertible Preferred Stock are convertible at any time at the option of the holder thereof into shares of NCC Common at a conversion price of $20.975 per share of NCC Common (equivalent to a conversion rate of approximately 2.384 NCC Common shares for each Depositary Share), subject to adjustment as described below (except that a share of Convertible Preferred Stock or a Depositary Share which has been called for redemption will be convertible up to and including but not after the close of business on the tenth day preceding the date fixed for redemption thereof). For purposes of such conversion, each share of Convertible Preferred Stock will be valued at $250 (equivalent to $50 for each Depositary Share).

     In the case of any consolidation or merger to which NCC is a party (other than a merger or consolidation in which NCC is the continuing corporation), or in case of any sale or conveyance to another corporation of the property of NCC as an entirety or substantially as an entirety, or in case of any statutory exchange of securities with another corporation, there will be no adjustment of the conversion price but the holder of each share of Convertible Preferred Stock then outstanding will have the right thereafter to convert such share into the kind and amount of securities, cash or other property which such holder would have owned or have been entitled to receive immediately after such consolidation, merger, statutory exchange, sale or conveyance had such share been converted immediately prior to the effective date of such consolidation, merger, statutory exchange, sale or conveyance.

     The conversion price is subject to adjustment upon certain events, including the issuance of NCC Common as a dividend or distribution on shares of NCC Common; subdivisions, combinations or reclassifications of NCC Common; the issuance to holders of NCC Common generally of rights or warrants to subscribe for NCC Common at less than the then current market price; or the distribution to the holders of NCC Common generally of evidences of indebtedness, assets (excluding dividends in cash out of retained earnings) or rights or warrants to subscribe for securities of NCC other than those mentioned above.

     Fractional shares of NCC Common will not be delivered upon conversion, but a cash adjustment will be paid in respect of such fractional interests, based on the then current market price of NCC Common.

                        DESCRIPTION OF UBK CAPITAL STOCK

COMMON STOCK

     General. UBK has 4,000,000 authorized shares of UBK Common with a par value of $10.00 per share, of which 1,056,204 shares were issued and outstanding on March 31, 1995. The 4,000,000 authorized shares of UBK Common are further divided into two series of stock. One series consists of 2,000,000 authorized shares of Common Stock Series A with a par value of $10.00 per share, of which 517,302 shares were issued and outstanding on March 31, 1995. The other series consists of 2,000,000 authorized shares of Common Stock Series AA with a par value of $10.00 per share, of which 538,902 shares were issued and outstanding on March 31, 1995. Except with respect to the number of votes per share allocated to each series of common stock as discussed below, these two series of common stock are identical in all material respects. The shares of UBK Common are not listed or publicly traded on any national securities exchange. UBK serves as the transfer agent for the UBK Common.

     Dividend and Liquidation Rights. Holders of UBK Common are entitled to such dividends as may be declared by UBK's Board of Directors out of funds legally available therefor, provided, however, that full cumulative dividends have been paid on any shares of preferred stock then outstanding. In the event of liquidation, holders of UBK Common will be entitled to receive pro rata any assets distributable to stockholders in respect of the number of shares of UBK Common held by them. The dividend and liquidation rights of UBK Common are subject to the rights of any preferred stock issued by UBK.

     Voting, Preemptive, Conversion and Redemption Rights. The holders of UBK Common Stock Series A are entitled to 100 votes per share at all meetings of UBK shareholders and the holders of UBK Common Stock Series AA are entitled to one vote per share at all meetings of UBK shareholders. All holders of UBK Common are entitled to cumulative voting rights in the election of directors. However, the holders of UBK Common are not entitled to preemptive rights to purchase additional shares of any class or series of UBK's stock. UBK Common has no conversion or redemption rights.

PREFERRED STOCK

     General. UBK has 100,000 authorized shares of Preferred Stock A with a par value of $100.00 per share, of which 45,039 shares were issued and outstanding on March 31, 1995. UBK has 100,000 authorized shares of Preferred Stock AA with a par value of $100.00 per share, of which 41,092 shares were issued and outstanding on March 31, 1995. Except with respect to the cumulative cash dividends paid with respect to the Preferred Stock A and the Preferred Stock AA as discussed below, Preferred Stock A and Preferred Stock AA are identical in all material respects. UBK has 150,000 authorized shares of Preferred Stock AAA for which the board of directors of UBK has not determined the preferences, limitations and relative rights and, as such, none of which was issued and outstanding on March 31, 1995. UBK has 10,000 authorized shares of Preferred Stock D with a par value of $10.00 per share, of which 4,800 shares were issued and outstanding on March 31, 1995. Ownership of Preferred Stock D is restricted to members of the Board of Directors of UBK or any of its subsidiary banks. None of the shares of UBK preferred stock are listed or publicly traded on any national securities exchange. UBK serves as the transfer agent for the UBK preferred stock.

     Dividend and Liquidation Rights. Holders of UBK Preferred Stock A are entitled to receive on a quarterly basis, out of funds legally available therefor, cumulative cash dividends at an annual rate of ten percent (10%) of the par value per share, when and as may be declared from time to time by the Board of Directors of UBK. Holders of UBK Preferred Stock AA are entitled to receive on a quarterly basis, out of funds legally available therefor, cumulative cash dividends of the par value per share at a variable rate equal to the higher of the "Treasury Bill Rate" plus 0.75% or the "Ten Year Constant Maturity Rate" plus 0.75% (as those terms are defined in UBK's Articles) when and as may be declared from time to time by the Board of Directors of UBK. Holders of UBK Preferred Stock D are entitled to receive on a quarterly basis, out of funds legally available therefor, cumulative cash dividends at an annual rate of ten percent (10%) of the par value per share, when and as may be declared from time to time by the Board of Directors of UBK.

     With respect to the payment of dividends and to the right to receive the net assets of UBK in the event of a liquidation, (i) the holders of Preferred Stock A and Preferred Stock AA shall rank on a parity with each other and will be entitled to receive pro rata any assets distributable to stockholders in respect of the number of shares of Preferred Stock A and Preferred Stock AA held by them, (ii) the holders of Preferred Stock A and Preferred Stock AA shall have a preference over Preferred Stock D and the UBK Common, and (iii) the holders of Preferred Stock D shall have a preference over the UBK Common.

     Voting, Preemptive, Conversion and Redemption Rights. The holders of Preferred Stock A, Preferred Stock AA, and Preferred Stock D are not entitled to vote at meetings of UBK shareholders, except as may otherwise be required by applicable law, and are not entitled to preemptive rights to purchase additional shares of any class or series of UBK's stock. The holders of Preferred Stock A, Preferred Stock AA, and Preferred Stock D have no conversion rights.

     However, UBK may at any time, and from time to time, on or after December 31, 1993, redeem out of funds legally available, the whole or any part of the shares of Preferred Stock A and Preferred Stock AA. The redemption price shall be $100 per share, plus cumulating or accrued and unpaid dividends thereon to the date fixed for redemption. Notice of redemption, setting forth the number of shares to be redeemed, the date and place of redemption and the redemption price, shall (unless waived in writing) be mailed, first class, postage prepaid, not less than thirty (30) nor more than sixty (60) days prior to the date fixed for redemption, to each holder of record of shares to be redeemed, as of the record date fixed by UBK's Board of Directors, at such holder's last address as it shall appear upon the books of the corporation. Preferred Stock D is mandatorily redeemable at $10 per share upon termination of service of the holder thereof as a director of UBK or any of its subsidiaries. See "CONDUCT OF UBK'S BUSINESS PENDING THE MERGER -- Redemption of Preferred Stock".

                GENERAL COMPARISON OF NCC AND UBK CAPITAL STOCK

GENERAL

     If the shareholders of UBK approve the Merger Agreement, and the Merger is subsequently consummated, all shareholders of UBK will become stockholders of NCC. NCC is a corporation organized under, and governed by, the DGCL, whereas UBK is a corporation organized under, and governed by, the KBCA.

     The following is a brief summary of certain differences between the Delaware corporate laws applicable to NCC and the Kentucky corporate laws applicable to UBK and certain differences between NCC's Certificate and By-Laws and UBK's Articles and By-Laws. The purpose of this summary is to briefly indicate the differences between holding NCC capital stock and UBK capital stock to the extent such differences are created by the state corporation laws applicable to NCC and UBK or arise because of differences between NCC's Certificate and By-Laws and UBK's Articles and By-Laws. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE DGCL, THE KBCA, NCC'S CERTIFICATE AND BY-LAWS AND UBK'S ARTICLES AND BY-LAWS.

DIRECTORS

     NCC's By-Laws provide that the number of directors of NCC shall be determined by resolution of the Board of Directors of NCC, that such directors shall be elected at the annual meeting of the stockholders of NCC, and that each director elected shall hold office until his or her successor is duly elected and shall qualify. The number of directors is currently set at 15. Section 141 of the DGCL provides that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of shares then entitled to vote at an election of directors. The DGCL provides that, unless the governing documents of a corporation provide otherwise, vacancies and newly created directorships resulting from a resignation or any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors (or sole director, if applicable) then in office. The NCC Certificate provides that newly created directorships resulting from any increase in the number of directors and any vacancy in the Board of Directors of NCC resulting from death, resignation, retirement, disqualification, removal from office or any other cause shall be filled by the Board of Directors of NCC.

     UBK's Articles provide that the number of directors of UBK shall be fixed, and may be increased or decreased from time to time, by a resolution adopted by vote of the shareholders who are present in person or by proxy at a meeting held to elect directors, and have a majority of the voting power of the shares represented at such meeting and entitled to vote in the election. The number of UBK directors is currently set at eight. Pursuant to KRS 271B.7-280, Kentucky law requires cumulative voting in the election of directors. Under cumulative voting, each shareholder is entitled to cast, in person or by proxy, as many votes in the aggregate as he shall be entitled to vote under the corporation's articles of incorporation, multiplied by the number of directors to be elected at such election; and each shareholder may cast the whole number of votes for one candidate, or distribute such votes among two or more candidates. The members of the board of directors of UBK are elected annually as a single class.
Section 4.04 of UBK's By-Laws provides that, at a meeting of shareholders called expressly for the purpose, directors may be removed, with or without cause, by a majority of the shareholders then entitled to vote at an election of directors, provided that if less than the entire board is removed, no director may be removed if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors. UBK's By-Laws provide that any vacancy occurring in the board of directors by reason of the death, resignation, retirement, disqualification or inability to act of any director may be filled by the affirmative vote of the majority of the remaining directors even though less than a quorum of the board of directors, and a director so elected to fill such vacancy shall be elected for the unexpired term of his predecessor in office. The number of directors of UBK may be increased from time to time by the board of directors of UBK, and any directorship to be filled by reason of such increase may be filled by the affirmative vote of a majority of the full board of directors for a term of office continuing until the next election of directors by the shareholders.

LIMITATION OF DIRECTOR LIABILITY IN CERTAIN CIRCUMSTANCES

     As permitted by the DGCL, Article Seventh of NCC's Certificate provides that directors of NCC shall not be liable personally to NCC or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability arising out of (a) any breach of the director's duty of loyalty to NCC or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) payment of a dividend or approval of a stock repurchase in violation of Section 174 of the DGCL or (d) any transaction from which the director derived an improper personal benefit. This provision protects NCC directors against personal liability for monetary damages from breaches of their duty of care. Under Delaware law, absent adoption of Article Seventh, directors can be held liable for gross negligence in connection with decisions made on behalf of the corporation in the performance of their duty of care, but may not be liable for simple negligence. Although Article Seventh provides NCC directors with protection from certain awards of monetary damages for breaches of their duty of care, it does not eliminate the director's duty of care. Accordingly, Article Seventh has no effect on the availability of equitable remedies, such as an injunction or rescission, based upon a director's breach of his duty of care. Article Seventh does not apply to officers of NCC who are not directors of NCC.

     KRS 271B.8-300, provides that a director of a Kentucky corporation must discharge his duties as a director in good faith, on an informed basis, and in a manner he honestly believes to be in the best interests of the corporation. To discharge his duties on an informed basis, a director must make inquiry into the business and affairs of the corporation, or into a particular action to be taken or decision to be made, with the care an ordinary prudent person in a like position would exercise under similar circumstances. Unless the corporation's articles of incorporation contain a provision further limiting a director's liability for monetary damages, any action taken as a director, or any failure to take any action as a director, will not be the basis for monetary damages or injunctive relief unless (a) the director has breached or failed to perform his duties as a director in good faith, on an informed basis, and in a manner he honestly believes to be in the best interests of the corporation; and (b) in the case of an action for monetary damages, the breach or failure to perform constitutes willful misconduct or wanton or reckless disregard for the best interests of the corporation and its shareholders. A person bringing an action for monetary damages for breach of duty has the burden of proving by clear and convincing evidence the provisions of (a) and (b) above, and the burden of proving that the breach or failure to perform was the legal cause of the damages suffered by the corporation.

     As permitted by KRS 271B.2-020, Article 7 of UBK's Articles provides that a director of UBK will not be personally liable to UBK or its shareholders for monetary damages for breach of duty as a director, except for liability (i) for any transaction in which the director's personal financial interest is in conflict with the financial interest of UBK or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or are known to the director to be a violation of law; (iii) under KRS 271B.8-330 (relating to liability for unlawful distributions); or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of Article 7 by the shareholders of UBK shall not adversely affect any limitation on the liability of a director of UBK arising before the time of such repeal or modification. The limitations on the personal liability of a director under Article 7 extend only to the elimination of a recovery of a monetary remedy. Shareholders may still seek equitable relief, such as an injunction, against any action by a director that is inappropriate.

INDEMNIFICATION AND INSURANCE

     Under Section 145 of the DGCL, directors, officers, employees and other individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation -- a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and, regarding any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions. The DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. To the extent that a person otherwise eligible to be indemnified is successful on the merits of any claim or defense described above, indemnification for expenses (including attorneys' fees) actually and reasonably incurred is mandated by the DGCL.

     Article VI of NCC's By-Laws provides that NCC must indemnify, to the fullest extent authorized by the DGCL, each person who was or is made party to, is threatened to be made a party to, or is involved in, any action, suit or proceeding because he is or was a director, officer or employee of NCC or of any NCC subsidiary (or was serving at the request of NCC as a director, trustee, officer, employee or agent of another entity) while serving in such capacity against all expenses, liabilities or loss incurred by such person in connection therewith. The amount of any indemnification to which any person shall otherwise be entitled under Article VI shall be reduced to the extent that such person shall otherwise be entitled to valid and collectible indemnification provided by a subsidiary of NCC or any other source.

     Article VI also provides that NCC may pay expenses incurred in defending the proceedings specified above in advance of their final disposition. NCC may advance expenses to any director, officer or employee only upon delivery to NCC of an undertaking by the indemnified party stating that he has reasonably incurred or will reasonably incur actual expenses in defending an actual civil or criminal suit, action or proceeding in his capacity as such director, officer or employee, or arising out of his status as such director, officer or employee, and that he undertakes to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified.

     Finally, Article VI provides that NCC may maintain insurance, at its expense, to protect itself and any of its directors, officers, employees or agents against any expense, liability or loss, regardless of whether NCC has the power or obligation to indemnify that person against such expense, liability or loss under the provisions of Article VI.

     The right to indemnification is not exclusive of any other right which any person may have or acquire under any statute, provision of NCC's Certificate or By-Laws, or otherwise. Additionally, no amendment to NCC's Certificate can increase the liability of any director or officer for any act or omission by him prior to such amendment.

     Under Kentucky law, a corporation has broad powers of indemnification. A person may be indemnified for judgments, penalties, fines, settlements, and reasonable expenses incurred by that person in proceedings in connection with the person's official capacity with the corporation. Indemnification against reasonable legal expenses incurred by a person in such a proceeding is mandatory when the person is wholly successful in the defense of the proceeding. Under no circumstances may a person be indemnified for actions taken in bad faith.
Article 7 of UBK's By-Laws generally provides that UBK may indemnify any person who was, is or is threatened to be made a party to any threatened, pending or contemplated suit or proceeding, by reason of the fact that he is or was a director, officer, employee or agent of UBK, against judgments, penalties, fines, amounts paid in settlement, and reasonable expenses actually incurred by such person, and further sets forth the standards for such indemnification by the corporation. Section 7.04 of UBK's By-Laws require that UBK indemnify any director, officer, employee or agent who has been "wholly successful" on the merits or otherwise in any proceeding he was a party to by reason of the fact that he is or was a director, officer, employee or agent of UBK.

ANTITAKEOVER STATUTES

     Section 203 of the DGCL ("Section 203"), which applies to NCC, regulates transactions with major stockholders after they become major stockholders. Section 203 prohibits a Delaware corporation from engaging in mergers, dispositions of 10% or more of its assets, issuances of stock and other transactions ("business combinations") with a person or group that owns 15% or more of the voting stock of the corporation (an "interested stockholder"), for a period of three years after the interested stockholder crosses the 15% threshold. These restrictions on transactions involving an interested stockholder do not apply if (a) before the interested stockholder owned 15% or more of the voting stock, the board of directors approved the business combination or the transaction that resulted in the person or group becoming an interested stockholder; (b) in the transaction that resulted in the person or group becoming an interested stockholder, the person or group acquired at least 85% of the voting stock other than stock owned by inside directors and certain employee stock plans; (c) after the person or group became an interested stockholder, the board of directors and at least two-thirds of the voting stock other than stock owned by the interested stockholder approves the business combination; or (d) certain competitive bidding circumstances.

     Like Section 203 of the DGCL, certain business combinations with interested shareholders in Kentucky are subject to KRS 271B.12-210 under the KBCA, which imposes supermajority voting requirements or conditions approval of the business combination by independent members of the board of directors. These restrictions are not applicable to UBK or to the Merger.

ISSUANCE OF PREFERRED STOCK

     NCC's Certificate and UBK's Articles authorize the Board of Directors of the respective companies to issue shares of preferred stock, from time to time, in one or more series as the Boards of Directors may determine, and to fix the relative powers, preferences and rights (including voting rights) of each such series of preferred stock in relation to the powers, preferences and rights of any other series of preferred stock. Voting rights, if any, may be general, special, conditional or limited. The Boards of Directors of NCC and UBK also have the discretion to determine the number of votes per share which each holder of a share of a series of the preferred stock will have, but in no event may any holder of any series of NCC preferred stock be entitled to more than one vote per share. Additionally, the Boards of Directors of NCC and UBK are authorized to permit the holders of a series of preferred stock to vote separately or together with the holders of one or more other series of preferred stock on all or some matters as a separate voting group. Except with respect to the number of votes per share, NCC's Certificate does not materially differ from the provisions of UBK's Articles with respect to the ability of the Boards of Directors of NCC and UBK to issue preferred stock in one or more series and to fix the relative powers, preferences and rights of each such series in relation to the powers, preferences and rights of any other series of preferred stock. The power of the Boards of Directors of NCC and UBK to issue preferred stock with voting or other powers, preferences and rights may be used to impede or discourage a takeover attempt. See "DESCRIPTION OF NCC CAPITAL STOCK -- Preferred Stock" and "DESCRIPTION OF UBK CAPITAL STOCK -- Preferred Stock -- General."

     Generally, the issuance of preferred stock by either NCC or UBK could (a) result in a class of securities outstanding which will have certain preferences regarding distributions in a liquidation over their respective common stock and might provide for certain rights (whether general, special, conditional or limited) that could dilute the voting rights of their respective common stock and (b) result in dilution of the net income per share and net book value per share relating to their respective common stock. Further, the issuance of any additional shares of NCC Common or UBK Common, pursuant to any conversion rights granted holders of any preferred stock, may also result in dilution of the voting rights, net income per share and net book value of NCC Common.

     Specifically, the terms of NCC's Convertible Preferred Stock provide that in the event of any voluntary or involuntary liquidation, dissolution or winding up of NCC, the holders of shares of Convertible Preferred Stock are entitled to receive out of the assets of NCC available for distribution to stockholders, before any distribution of assets is made to holders of NCC Common, liquidation distributions in the amount of $250 per share (equivalent to $50 per Depositary Share) plus accrued and unpaid dividends. Additionally, if the equivalent of six quarterly dividends payable on the Convertible Preferred Stock is in arrears, the number of directors of NCC will be increased by two, and the holders of Convertible Preferred Stock will be entitled to elect two directors to fill such vacancies. Such right to elect two additional directors shall continue until all dividends in arrears have been paid or declared and set apart for payment. Finally, shares of Convertible Preferred Stock are convertible at any time at the option of the holder thereof into shares of NCC Common at a conversion price of $20.975 per share of NCC Common (equivalent to a conversion rate of approximately 11.919 shares of NCC Common for each share of Convertible Preferred Stock and 2.384 shares for each Depository Share). See "DESCRIPTION OF NCC CAPITAL STOCK -- Preferred Stock."

CUMULATIVE VOTING

     Section 214 of the DGCL provides that no cumulative voting rights, in respect of elections of directors, exist under Delaware Law, unless a corporation's certificate of incorporation provides otherwise. NCC's Certificate does not provide for cumulative voting in elections of directors.

     KRS 271B.7-280 of the KBCA provides that shareholders shall have cumulative voting rights in all elections of directors of a corporation, and that directors of a corporation shall not be elected in any other manner.

ACTION WITHOUT A MEETING

     Section 228 of the DGCL permits any action required or permitted to be taken at a stockholder's meeting to be taken by written consent signed by the holders of the number of shares that would have been required to effect the action at an actual meeting of the stockholders. Generally, holders of a majority of outstanding shares can effect such an action. The DGCL also provides that a corporation's certificate of incorporation may restrict or even prohibit stockholders' action without a meeting. NCC's Certificate does not restrict or prohibit stockholders' action without a meeting.

     KRS 271B.7-040 of the KBCA permits any action required or permitted to be taken at a stockholder's meeting to be taken by written consent signed by all of the shareholders entitled to vote on the action and, if the articles of incorporation expressly provide, any action required or permitted to be taken at a stockholder meeting (other than the election of directors) may be taken by written consent signed by stockholders entitled to vote on the action representing not less than 80% (or such higher percentage required by the KBCA or the articles of incorporation) of the votes entitled to be cast. The KBCA requires that prompt notice of the taking of any action by stockholders without a meeting by less than unanimous written consent shall be given to those stockholders entitled to vote on the action who have not consented in writing.
Article 8 of UBK's Articles provides that any action required or permitted to be taken at a shareholders' meeting, except the election of directors, may be taken without a meeting and without prior notice if the action is taken by shareholders entitled to vote on the action who represent not less than eighty percent (80%) (or such higher percentage otherwise required by law) of the votes entitled to be cast on such action; provided, however, that notice of the taking of any action by shareholders without a meeting by less than unanimous written consent shall be given promptly after the action becomes effective to those shareholders entitled to vote on the action who have not consented in writing.

SPECIAL MEETINGS

     Under Section 211(d) of the DGCL, the board of directors or those persons authorized by the corporation's certificate of incorporation or by-laws may call a special meeting of the corporation's stockholders. NCC's By-Laws provide that a special meeting may be called by the Chairman of the Board and must be called by the Chairman of the Board or Secretary at the request in writing of a majority of the board of directors, or at the request in writing of stockholders owning a majority in amount of the entire capital stock of NCC issued and outstanding and entitled to vote.

     Under KRS 271B.7-020 of the KBCA, special meetings of shareholders of a Kentucky corporation may be called by its board of directors or the persons authorized to do so by the articles of incorporation or bylaws, or by holders of at least one-third (or such higher or lower percentage as is contained in the articles of incorporation) of all votes entitled to be cast on any issue at the special meeting. UBK's By-Laws provide that special meetings of its shareholders may be called by the President, by the board of directors or by the holders of not less than one-fifth of all the shares entitled to vote at such meetings.

VOTING, APPRAISAL RIGHTS AND CORPORATE REORGANIZATIONS

     The DGCL generally requires a majority vote of stockholders to approve a merger, sale of assets or similar reorganization transaction. Under Section 251(f) of the DGCL, however, no vote of the stockholders of a corporation surviving the merger is required if the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the date of the merger and if certain other conditions are met. The adoption and approval of the Merger Agreement by the stockholders of NCC is not required under the DGCL.

     Section 262 of the DGCL does not provide for dissenters' rights of appraisal for (a) the sale, lease or exchange of all or substantially all of the assets of a corporation, (b) a merger by a corporation, the shares of which are either listed on a national securities exchange or held by more than 2,000 stockholders if such stockholders receive shares of the surviving corporation or of a listed or widely held corporation or (c) stockholders of a corporation surviving a merger if no vote of such stockholders is required to approve the merger. See "MERGER -- Appraisal and Dissenters' Rights -- NCC."

     Kentucky law generally requires the affirmative vote of a majority of the votes represented by outstanding shares of each class or voting group entitled to vote to approve a merger, share exchange or sale, lease, exchange or other disposition of all or substantially all of UBK's assets other than in the ordinary course of business. As a bank holding company, UBK is also subject to various provisions of federal law with respect to mergers, consolidations and certain other corporate transactions.

     Under Kentucky law, a shareholder is entitled to dissent from, and obtain payment of the fair value of his shares, in the event of any of the following corporate actions: (i) consummation of a plan of merger, if shareholder approval is required for the merger and the shareholder is entitled to vote thereon, or if the corporation is merged into a parent corporation under a "short-form" merger; (ii) consummation of a plan of share exchange involving the acquisition of the corporation's shares and with respect to which the shareholder is entitled to vote thereon; (iii) consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the ordinary course of business, if the shareholder is entitled to vote thereon; (iv) an amendment of the articles of incorporation of the corporation that materially and adversely affects the shareholder's rights, such as affecting distribution or voting rights; (v) any transaction subject to Kentucky's statutory business combination provisions; or (vi) any corporate transaction with respect to which the corporation's articles of incorporation, bylaws or board of directors provide dissenter's rights.

     The DGCL requires approval of stockholders holding a majority of the voting power of NCC in order to amend NCC's Certificate.

     In order to amend a corporation's articles of incorporation, the KBCA generally requires that, after the amendment has been recommended to the shareholders by the board of directors, the amendment must be approved by stockholders holding a majority of the voting power of the corporation (unless the articles of incorporation require a greater vote). Unless the articles of incorporation provide otherwise, the board of directors of a corporation can amend the corporation's articles of incorporation without shareholder action in certain limited circumstances which do not affect the relative equity ownership interests of the stockholders. UBK's Articles do not contain any specific provisions regarding amendments.

BY-LAWS

     Section 109 of the DGCL places the power to adopt, amend or repeal by-laws in the corporation's shareholders, but permits the corporation, in its certificate of incorporation, also to vest such power with the board of directors. NCC's Certificate contains such a provision. Although the Board of Directors of NCC has been vested with such authority, NCC's stockholders' power to adopt, amend or repeal by-laws remains unrestricted.

     KRS 271B.10-220 of the KBCA generally places the power to amend or repeal a corporation's bylaws in the corporation's directors, unless the articles of incorporation or the KBCA reserve this power exclusively to the stockholders in whole or in part, or unless the stockholders in amending or repealing a particular bylaw provide expressly that the board of directors may not amend or repeal that bylaw. Section 8.01 of UBK's By-Laws provide that its Board of Directors shall have the power and authority to alter, amend or repeal UBK's By-Laws, subject always to the power of the shareholders to change or repeal its bylaws.

PREEMPTIVE RIGHTS

     Under Section 102 of the DGCL, no statutory preemptive rights will exist, unless a corporation's certificate of incorporation specifies otherwise. NCC's Certificate does not provide for any such preemptive rights.

     Under KRS 271B.6-300 of the KBCA, the stockholders of a corporation shall not have a preemptive right to acquire the corporation's unissued shares, except to the extent the articles of incorporation so provide. However, shareholders of a corporation that existed on January 1, 1989, whose articles of incorporation did not on January 1, 1989, contain a provision specifically addressing preemptive rights shall have a preemptive right to acquire the corporation's unissued shares. Article 5 of UBK's Articles specifically states that no shareholder shall have any preemptive right to acquire any shares of stock of any class or series of the corporation.

DIVIDENDS

     Delaware corporations may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which declared and for the preceding fiscal year. Section 170 of the DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

     Holders of UBK Common are entitled to dividends and other distributions as may be declared from time to time by the Board of Directors of UBK out of funds legally available therefor. The board of directors of a Kentucky corporation may make a distribution to its shareholders so long as, after giving effect to the distribution, (i) the corporation is able to pay its debts as they become due in the usual course of business, (ii) the corporation's total assets would not be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution, and (iii) the corporation's articles of incorporation do not otherwise prohibit such dividend or distribution.

     NCC and UBK are subject to the FRB policies regarding payment of dividends, which generally limit dividends to operating earnings. See "CERTAIN REGULATORY CONSIDERATIONS -- Payment of Dividends." Generally, there is no OTS regulatory restriction on the payment of dividends by UBK absent a determination by the Director of the OTS that there is reasonable cause to believe that the payment of dividends constitutes a serious risk to the financial safety, soundness or stability of Harlan.

                                    EXPERTS

     The consolidated financial statements of NCC appearing in NCC's Annual Report on Form 10-K for the year ended December 31, 1994, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of UBK as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994, have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP included herein refers to changes in accounting for investment securities and income taxes during 1993.

     An opinion on the Federal income tax consequences of the proposed transaction will be issued by Brown, Todd & Heyburn PLLC, Lexington, Kentucky. James F. Rose, an attorney with Brown, Todd & Heyburn PLLC, beneficially owned 3,107 shares of UBK Common and 200 shares of preferred stock series A, as of the record date for the Special Meeting. As part of his legal practice, Mr. Rose regularly represents UBK in a wide variety of matters, including but not limited to the negotiation of the Merger Agreement and the preparation of this Prospectus and Proxy Statement. Mr. Rose also serves as a member of the Board of Directors of First National Bank and Trust Company, Nicholasville, Kentucky, and American Fidelity Bank, FSB, two wholly-owned subsidiaries of UBK. Mr. Rose is the son of James L. Rose and Judy S. Rose, who beneficially own approximately 83.70% of the UBK Common.

                                 LEGAL OPINIONS

     The Merger Agreement provides as a condition to the parties' obligation to close that NCC and UBK shall have received the opinion of Brown, Todd & Heyburn PLLC, substantially to the effect, among other things, that no gain or loss will be recognized by the shareholders of UBK who exchange their shares of UBK Common solely for shares of NCC Common pursuant to the Merger (except with respect to cash received in lieu of a fractional interest in NCC Common).

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
United Bancorp of Kentucky, Inc.:

We have audited the accompanying consolidated balance sheets of United Bancorp of Kentucky, Inc. and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Bancorp of Kentucky, Inc. and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles.

As discussed in note 1 to the consolidated financial statements, in 1993 the Corporation adopted the provisions of the Financial Accounting Standards Board's Statements of Financial Accounting Standards No. 109, "Accounting for Income Taxes", and No. 115, "Accounting for Certain Investments in Debt and Equity Securities".

                                            KPMG PEAT MARWICK LLP

Lexington, Kentucky
March 17, 1995

               UNITED BANCORP OF KENTUCKY, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                              DECEMBER 31
                                                                          --------------------
                                                                            1994        1993
                                                                          --------    --------
                                 ASSETS
Cash and due from banks (note 12).......................................  $ 25,072    $ 25,066
Interest-bearing deposits with banks....................................     3,200          --
Federal funds sold and securities purchased under resale agreements.....     4,275      20,700
Securities available for sale (amortized cost of $104,776 and $104,563 at
  December 31, 1994 and 1993, respectively) (note 4)....................   101,232     105,045
Securities held to maturity (approximate fair value of $43,325 at
  December 31, 1994) (note 4)...........................................    43,635          --
Loans (notes 5, 10 and 16)..............................................   409,491     316,155
  Less:
     Allowance for loan losses..........................................     4,250       4,175
     Unearned income....................................................       391         525
                                                                          --------    --------
          Net loans.....................................................   404,850     311,455
Premises and equipment, net (note 6)....................................    20,403      14,333
Accrued interest receivable and other assets (note 8)...................    16,173       8,633
                                                                          --------    --------
                                                                          $618,840    $485,232
                                                                          ========    ========
                  LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Non-interest bearing..................................................  $ 77,990      63,862
  Interest bearing (note 7).............................................   435,384     354,820
                                                                          --------    --------
          Total deposits................................................   513,374     418,682
Federal funds purchased and securities sold under repurchase
  agreements............................................................    16,319       7,748
Advances from the Federal Home Loan Bank (note 10)......................    29,875       8,667
Notes payable and capital lease obligations (notes 9 and 14)............    14,266       7,819
Accrued interest payable and other liabilities..........................     4,139       3,206
                                                                          --------    --------
          Total liabilities.............................................   577,973     446,122
                                                                          --------    --------
Minority interest in consolidated subsidiary (note 2)...................     1,492         123
Stockholders' equity (note 11):
  Preferred stock.......................................................     8,661       8,064
  Common Stock, Series A, $10 par value. Authorized 2,000,000 shares;
     issued and outstanding 517,302 shares in 1994 and 518,052 shares in
     1993...............................................................     5,173       5,181
  Common Stock, Series AA, $10 par value. Authorized 2,000,000 shares;
     issued and outstanding 538,902 shares in 1994 and 539,652 shares in
     1993...............................................................     5,389       5,397
  Additional paid-in capital............................................     1,467       1,497
  Retained earnings (note 12)...........................................    21,024      18,529
  Net unrealized (loss) gain on securities available for sale (note
     4).................................................................    (2,339)        319
                                                                          --------    --------
          Total stockholders' equity....................................    39,375      38,987
Commitments and contingent liabilities (notes 14 and 15)
                                                                          --------    --------
                                                                          $618,840    $485,232
                                                                          ========    ========

See accompanying notes to consolidated financial statements.


               UNITED BANCORP OF KENTUCKY, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                     YEAR ENDED DECEMBER 31,
                                                                  -----------------------------
                                                                   1994       1993       1992
                                                                  -------    -------    -------
                                                                         (IN THOUSANDS)
                                                                  -----------------------------
Interest income:
  Loans, including fees.........................................  $29,349    $27,255    $30,341
  Federal funds sold and securities purchased under resale
     agreements.................................................      668        479        582
  U. S. Treasury and Federal agencies...........................    4,570      4,141      4,964
  Obligations of states and political subdivisions..............      200        339        668
  Other securities..............................................    1,243      1,401        804
                                                                  -------    -------    -------
          Total interest income.................................   36,030     33,615     37,359
                                                                  -------    -------    -------
Interest expense:
  Deposits......................................................   12,937     12,412     16,821
  Federal funds purchased and securities
     sold under repurchase agreements...........................      456        312        387
  Advances from the Federal Home Loan Bank......................      896         66        111
  Notes payable and capital lease obligations...................      661        728        641
                                                                  -------    -------    -------
          Total interest expense................................   14,950     13,518     17,960
                                                                  -------    -------    -------
          Net interest income...................................   21,080     20,097     19,399
  Provision for loan losses (note 5)............................       30        215      2,071
                                                                  -------    -------    -------
          Net interest income after provision for loan losses...   21,050     19,882     17,328
                                                                  -------    -------    -------
Non-interest income:
  Service charges on deposit accounts...........................    2,229      2,076      2,077
  Securities gains, net (note 4)................................      479      1,277      1,158
  Data processing fees..........................................      105        452        620
  Other.........................................................    1,393      1,144        917
                                                                  -------    -------    -------
          Total non-interest income.............................    4,206      4,949      4,772
                                                                  -------    -------    -------
Non-interest expenses:
  Salaries and employee benefits (note 13)......................    9,935      8,998      8,149
  Net occupancy expense (note 16)...............................    1,890      1,689      1,784
  Furniture and equipment expense...............................    1,547      1,409      1,519
  Deposit insurance.............................................    1,041      1,014      1,028
  Professional fees.............................................      765        444        444
  Other.........................................................    4,083      3,866      3,845
                                                                  -------    -------    -------
          Total non-interest expenses...........................   19,261     17,420     16,769
                                                                  -------    -------    -------
          Income before income taxes and cumulative effect of
            change in accounting principle......................    5,995      7,411      5,331
Income tax expense (note 8).....................................    1,994      2,365      1,526
                                                                  -------    -------    -------
          Income before cumulative effect of change in
            accounting principle................................    4,001      5,046      3,805
Cumulative effect of change in accounting for income taxes (note
  8)............................................................       --         70         --
                                                                  -------    -------    -------
          Net income............................................    4,001      5,116      3,805
Dividends on preferred stock....................................      713        666        675
                                                                  -------    -------    -------
          Net income applicable to common stock.................  $ 3,288    $ 4,450    $ 3,130
                                                                  =======    =======    =======
Income per common share before cumulative effect of change in
  accounting principle..........................................  $  3.11       4.14       2.96
Cumulative effect of change in accounting for income taxes......       --        .07         --
                                                                  -------    -------    -------
Net income per common share.....................................  $  3.11    $  4.21    $  2.96
                                                                  =======    =======    =======

See accompanying notes to consolidated financial statements.


               UNITED BANCORP OF KENTUCKY, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

              (IN THOUSANDS, EXCEPT FOR SHARE AND PER-SHARE DATA)
                                                             COMMON STOCK,            COMMON STOCK,
                                   PREFERRED STOCK              SERIES A                SERIES AA
                                 --------------------     --------------------     --------------------     ADDITIONAL
                                  NUMBER                   NUMBER                   NUMBER                   PAID-IN       RETAINED
                                 OF SHARES     AMOUNT     OF SHARES     AMOUNT     OF SHARES     AMOUNT      CAPITAL       EARNINGS
                                 ---------     ------     ---------     ------     ---------     ------     ----------     --------
Balance at January 1, 1992.....    79,185      $7,463      518,052      $5,181      539,652      $5,397       $1,510       $10,949
Net income.....................        --         --            --         --            --         --            --         3,805
Dividends on preferred stock
  (note 11)....................        --         --            --         --            --         --            --          (675)
Issuance of Preferred Stock
  A............................     3,000        300            --         --            --         --           (10)           --
Issuance of Preferred Stock
  D............................       100          1            --         --            --         --            --            --
Redemption of Preferred Stock
  D............................      (250)        (3)           --         --            --         --            --            --
                                 ---------     ------     ---------     ------     ---------     ------     ----------     --------
Balance at December 31, 1992...    82,035      7,761       518,052      5,181       539,652      5,397         1,500        14,079
Net income.....................        --         --            --         --            --         --            --         5,116
Dividends on Preferred Stock
  (note 11)....................        --         --            --         --            --         --            --          (666)
Issuance of Preferred Stock
  A............................     3,026        303            --         --            --         --            (3)           --
Net unrealized gain on
  securities available for sale
  (note 4).....................        --         --            --         --            --         --            --            --
                                 ---------     ------     ---------     ------     ---------     ------     ----------     --------
Balance at December 31, 1993...    85,061      8,064       518,052      5,181       539,652      5,397         1,497        18,529
Net income.....................        --         --            --         --            --         --            --         4,001
Dividends on Preferred Stock
  (note 11)....................        --         --            --         --            --         --            --          (713)
Dividends on Common Stock ($.75
  per share)...................        --         --            --         --            --         --            --          (793)
Issuance of Preferred Stock
  A............................     4,000        400            --         --            --         --            --            --
Issuance of Preferred Stock
  AA...........................     2,250        225            --         --            --         --            --            --
Issuance of Preferred Stock
  D............................       100          1            --         --            --         --            --            --
Redemption of Preferred Stock
  A............................      (280)       (28)           --         --            --         --            --            --
Redemption of Preferred Stock
  D............................      (200)        (1)           --         --            --         --            --            --
Redemption of Common Stock A...        --         --          (750)        (8)           --         --           (15)           --
Redemption of Common Stock AA..        --         --            --         --          (750)        (8)          (15)           --
Net unrealized loss on
  securities available for sale
  (note 4).....................        --         --            --         --            --         --            --            --
                                 ---------     ------     ---------     ------     ---------     ------     ----------     --------
Balance at December 31, 1994...    90,931      $8,661      517,302      $5,173      538,902      $5,389       $1,467       $21,024
                                 ========      =======    ========      =======    ========      =======    =========      =======

                                 NET UNREALIZED
                                  GAIN (LOSS)
                                 ON SECURITIES
                                   AVAILABLE
                                    FOR SALE         TOTAL
                                 --------------     -------
Balance at January 1, 1992.....     $     --        $30,500
Net income.....................           --          3,805
Dividends on preferred stock
  (note 11)....................           --           (675)
Issuance of Preferred Stock
  A............................           --            290
Issuance of Preferred Stock
  D............................           --              1
Redemption of Preferred Stock
  D............................           --             (3)
                                     -------        -------
Balance at December 31, 1992...           --         33,918
Net income.....................           --          5,116
Dividends on Preferred Stock
  (note 11)....................           --           (666)
Issuance of Preferred Stock
  A............................           --            300
Net unrealized gain on
  securities available for sale
  (note 4).....................          319            319
                                     -------        -------
Balance at December 31, 1993...          319         38,987
Net income.....................           --          4,001
Dividends on Preferred Stock
  (note 11)....................           --           (713)
Dividends on Common Stock ($.75
  per share)...................           --           (793)
Issuance of Preferred Stock
  A............................           --            400
Issuance of Preferred Stock
  AA...........................           --            225
Issuance of Preferred Stock
  D............................           --              1
Redemption of Preferred Stock
  A............................           --            (28)
Redemption of Preferred Stock
  D............................           --             (1)
Redemption of Common Stock A...           --            (23)
Redemption of Common Stock AA..           --            (23)
Net unrealized loss on
  securities available for sale
  (note 4).....................       (2,658)        (2,658)
                                     -------        -------
Balance at December 31, 1994...     $ (2,339)       $39,375
                                 ============       =======

See accompanying notes to consolidated financial statements.


               UNITED BANCORP OF KENTUCKY, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                              YEAR ENDED DECEMBER 31,
                                                                          --------------------------------
                                                                            1994        1993        1992
                                                                          --------    --------    --------
                                                                                   (IN THOUSANDS)
Cash flows from operating activities:

  Net income............................................................  $  4,001    $  5,116    $  3,805
  Adjustments to reconcile net income to net cash provided by operating activities:
     Provision for loan losses..........................................        30         215       2,071
     Securities gains, net:
       Available for sale...............................................      (479)     (1,239)     (1,158)
       Held to maturity.................................................        --         (38)         --
     Depreciation, amortization and accretion, net......................     3,729       3,443       2,917
     Deferred income taxes..............................................     1,507         333         (60)
     Minority interest in net income (loss) of subsidiaries.............         9        (310)         24
     Gain on sales of premises and equipment............................       (76)        (10)        (12)
     Decrease (increase) in accrued interest receivable and other
      assets............................................................    (6,693)        329       3,879
     Decrease in accrued interest payable and other liabilities.........      (302)       (504)     (1,614)
                                                                          --------    --------    --------
          Net cash provided by operating activities.....................     1,726       7,335       9,852
                                                                          --------    --------    --------
Cash flows from investing activities:
  Net increase in interest-bearing deposits with banks..................    (3,000)         --          --
  Net decrease in federal funds sold and securities purchased under
     resale agreements..................................................    16,425       7,875       1,525
  Proceeds from sales of securities:
     Available for sale.................................................     1,069      80,118      57,806
     Held to maturity...................................................        --       1,891          --
  Proceeds from maturities of securities:
     Available for sale.................................................     9,988       6,562       4,000
     Held to maturity...................................................       568       6,552       4,045
  Purchases of securities:
     Available for sale.................................................   (12,860)    (92,204)    (63,111)
     Held to maturity...................................................   (20,011)    (13,432)     (8,198)
  Net (increase) decrease in loans......................................   (38,562)     (4,064)      3,303
  Proceeds from sales of premises and equipment.........................       348          27         152
  Purchases of premises and equipment...................................    (3,874)       (648)       (800)
  Net assets acquired in business combinations, net of cash and cash
     equivalents........................................................    (1,213)         --          --
                                                                          --------    --------    --------
          Net cash used in investing activities.........................   (51,122)     (7,323)     (1,278)
                                                                          --------    --------    --------
Cash flows from financing activities:
  Net increase (decrease) in deposits...................................    15,531      (1,872)     (8,032)
  Net increase (decrease) in federal funds purchased and securities sold
     under repurchase agreements........................................     7,571      (4,179)      2,313
  Proceeds from advances from the Federal Home Loan Bank................    36,844       7,959       1,260
  Repayment of advances from the Federal Home Loan Bank.................   (16,036)       (285)          -
  Proceeds from notes payable...........................................     8,060         200         440
  Repayment of notes payable............................................    (1,509)     (2,277)       (600)
  Repayment of capital lease obligations................................      (104)       (106)       (218)
  Issuance of preferred stock...........................................       626         300         291
  Redemption of preferred stock.........................................       (29)          -          (3)
  Redemption of common stock............................................       (46)          -           -
  Dividends paid........................................................    (1,506)       (666)       (675)
                                                                          --------    --------    --------
          Net cash provided by (used in) financing activities...........    49,402        (926)     (5,224)
                                                                          --------    --------    --------
Net increase (decrease) in cash and cash equivalents....................         6        (914)      3,350
Cash and cash equivalents at beginning of year..........................    25,066      25,980      22,630
                                                                          --------    --------    --------
Cash and cash equivalents at end of year (note 3).......................  $ 25,072    $ 25,066    $ 25,980
                                                                           =======     =======     =======

See accompanying notes to consolidated financial statements.

               UNITED BANCORP OF KENTUCKY, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1994, 1993 AND 1992

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

     The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet and revenues and expenses for the period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses.

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of United Bancorp of Kentucky, Inc. (United Bancorp) and its wholly-owned subsidiaries; London Bank & Trust Company (London), First State Bank and Trust Company (Manchester), Bank of Danville and Trust Company (Danville), First National Bank and Trust Company (Nicholasville), Richmond Bank and Trust Company (Richmond), First National Bank & Trust Company of Woodford County (Woodford County), American Fidelity Bank, FSB (Harlan) (collectively, the Banks), UBK Realty, Inc., and Computer Bank Services, Inc. (CBSI). The consolidated financial statements also include the accounts of American Fidelity Bank and Trust Company (Corbin), which in the aggregate is a majority-owned subsidiary of United Bancorp (see note 2). Significant intercompany balances and transactions have been eliminated in consolidation.

  SECURITIES

     On December 31, 1993, the Corporation adopted Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities". Accordingly, all debt securities in which the Corporation does not have the positive intent to hold to maturity are classified as available for sale and are carried at fair value. All equity securities are classified as securities available for sale at December 31, 1994 and 1993. Net unrealized gains and losses on securities available for sale are reported as a separate component of stockholders' equity (net of income taxes). Securities classified as held to maturity are carried at amortized cost. The Corporation has no securities classified as trading securities. Amortization of premiums and accretion of discounts are recorded on the level yield method. The specific identification method is used in determining gains and losses on the sale of securities.

  LOANS

     Loans are stated at the unpaid principal balance. Interest income on loans is recorded on the accrual basis, except for those loans in a nonaccrual status. Loans are placed in a nonaccrual status, when in the opinion of management, the prospects for recovering both principal and accrued interest are considered doubtful. Unearned income, arising principally from consumer installment loans, is reflected as a reduction of loans and is recognized as income using a method which approximates the interest method. The recognition of interest income on loans is discontinued at the earlier of 90 days or when in the opinion of management the collection of principal or interest is doubtful. A nonaccrual loan may be restored to an accruing status when principal and interest are no longer past due and unpaid and future collection of principal and interest on a timely basis is not in doubt. Loan fees are not significant.

                                                                     (continued)

               UNITED BANCORP OF KENTUCKY, INC. AND SUBSIDIARIES

     The Corporation is required to adopt SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures," on January 1, 1995. SFAS No. 114 requires that impaired loans be measured based on either the present value of expected future cash flows, the loan's market value, or for collateral dependent loans, the market value of the collateral. Management does not expect the adoption of this standard to have a significant impact on the Corporation's financial position or results of operations.

  ALLOWANCE FOR LOAN LOSSES

     The allowance for loan losses is maintained at a level adequate to absorb probable losses in the loan portfolio. Management determines the adequacy of the allowance based upon review of individual credits, recent loss experience, current economic conditions, the risk characteristics of the various categories of loans and such other factors which, in management's judgment, deserve current recognition in estimating loan losses. The allowance for loan losses is increased by the provision for loan losses and reduced by net charge-offs.

  OTHER ASSETS

     Unamortized costs of purchased subsidiaries in excess of the net assets acquired (goodwill) are included in other assets and aggregate approximately $6,345,000 and $2,142,000 at December 31, 1994 and 1993, respectively. Goodwill is being amortized on the straight-line method over fifteen to twenty years. The Corporation assesses recoverability of goodwill by comparing the carrying amount with the projected undiscounted future net cash flows. Based on this calculation, the Corporation determined that there was no impairment of this undiscounted future net cash flow. Also included in other assets is real estate acquired in settlement of loans and loans classified as in-substance foreclosures aggregating $599,000 and $653,000 at December 31, 1994 and 1993. Real estate acquired in settlement of loans and loans classified as in-substance foreclosures are carried at the lower of fair value minus estimated selling costs. Costs relating to holding real estate acquired in settlement of loans are charged against income as incurred.

  PREMISES AND EQUIPMENT

     Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation of premises and equipment is computed using both accelerated and straight-line methods over the estimated useful lives of the assets. Leasehold improvements are amortized on the straight-line method over the term of the related lease or over the useful life of the improvements, whichever is shorter. Assets under capital leases are amortized over the terms of the leases.

  INCOME TAXES

     The Corporation accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes," which requires the use of the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future income tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Corporation previously followed SFAS No. 96, "Accounting for Income Taxes," and adopted SFAS No. 109 January 1, 1993. The cumulative effect of the change has been reported separately in the 1993 consolidated statement of income.

                                                                     (continued)

               UNITED BANCORP OF KENTUCKY, INC. AND SUBSIDIARIES

  NET INCOME PER COMMON SHARE

     Net income per common share data are based on the weighted average number of common shares and common stock equivalents of 1,057,328 in 1994 and 1,057,704 in 1993 and 1992.

(2) BUSINESS COMBINATIONS

     On October 12, 1994, the Corporation acquired 35,084 shares (77.96%) of the 45,000 outstanding shares of common stock of Corbin. The aggregate costs, including consideration and acquisition costs, were $8,179,000. The excess of the costs over the fair value of net assets acquired of $2,681,000 was recorded as goodwill. As of December 31, 1994, the Corporation owned 36,975 shares (82.17%) of Corbin's common stock.

     The Corbin acquisition has been accounted for under the purchase method of accounting and, accordingly, the results of operations and cash flows of this entity have been included in the Corporation's consolidated financial statements since the date of acquisition.

     The aggregate fair value of Corbin's net assets acquired included the following:

          (In thousands)
     Cash due from banks......................................................  $  4,183
     Securities...............................................................    15,073
     Net loans................................................................    40,901
     Premises and equipment...................................................     2,855
     Other assets.............................................................       705
     Deposits.................................................................   (56,316)
     Federal funds purchased..................................................    (1,000)
     Other liabilities........................................................      (904)
     Minority interest in consolidated bank subsidiary........................    (1,463)
                                                                                --------
     Net assets acquired......................................................  $  4,034
                                                                                 =======

     Total revenues and net income from Corbin of approximately $1,156,000 and $162,000, respectively, are included in the Corporation's 1994 consolidated statement of income.

     On November 18, 1994, the Corporation acquired all of the outstanding shares of common stock of Harlan. The aggregate costs, including consideration and acquisition costs, were $3,852,000. The excess of the costs over the fair value of net assets acquired of $1,607,000 was recorded as goodwill.

     The Harlan acquisition has been accounted for under the purchase method of accounting and, accordingly, the results of operations and cash flows of the entity have been included in the Corporation's consolidated financial statements since the date of acquisition.

                                                                     (continued)

               UNITED BANCORP OF KENTUCKY, INC. AND SUBSIDIARIES

     The aggregate fair value of Harlan's net assets acquired included the following:

          (In thousands)
     Cash due from banks......................................................  $    987
     Interest-bearing deposits with banks.....................................       200
     Securities...............................................................     9,274
     Net loans................................................................    13,962
     Premises and equipment...................................................       881
     Other assets.............................................................       518
     Deposits.................................................................   (22,845)
     Other borrowings.........................................................      (400)
     Other liabilities........................................................      (331)
                                                                                --------
     Net assets acquired......................................................  $  2,246
                                                                                 =======

     Total revenue and net income from Harlan of approximately $226,000 and $14,000, respectively, is included in the Corporation's 1994 consolidated statement of income.

     Also during 1994, the Corporation acquired the remaining minority interest of approximately $103,000 in CBSI and simultaneously consolidated the operations of a second data processing subsidiary, UBK Data Systems, Inc. into CBSI.

(3) STATEMENT OF CASH FLOWS

     For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash on hand and amounts due from banks.

     The following summarizes supplemental cash flow data for the years ended December 31, 1994, 1993 and 1992:

                                                               1994       1993       1992
                                                              -------    -------    -------
                                                                     (IN THOUSANDS)
     Cash paid for interest.................................  $15,127    $14,284    $19,457
     Cash paid for Federal income taxes.....................    2,111      1,985      1,525
     Non-cash transactions:
     Loans transferred to other real estate.................  $   814    $ 1,476    $ 2,102
                                                              =======    =======    =======

(4) SECURITIES

     As discussed in note 1, the Corporation adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." In conjunction with the adoption of SFAS No. 115 on December 31, 1993, the Corporation reclassified $26,153,000 of securities to the available-for-sale classification from the held-to-maturity classification. At that date, unrealized appreciation on total securities available for sale was approximately $482,000, resulting in an increase in stockholders' equity of approximately $319,000, net of taxes. There was no impact on the Corporation's consolidated net income as a result of the adoption of SFAS No. 115.

                                                                     (continued)


               UNITED BANCORP OF KENTUCKY, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

     The amortized cost and fair value of securities available for sale and gross unrealized gains and losses at December 31, 1994 and 1993 are as follows:

                                                                   1994
                                             -------------------------------------------------
                                             AMORTIZED    UNREALIZED    UNREALIZED      FAIR
                                               COST         GAINS         LOSSES       VALUE
                                             ---------    ----------    ----------    --------
                                                              (IN THOUSANDS)
     U. S. Treasury and federal agencies...  $ 83,924        $ --        $ (3,268)    $ 80,656
     Obligations of states and political
       subdivisions........................       937          55              --          992
     Corporate and other securities........    19,915           6            (337)      19,584
                                             ---------        ---       ----------    --------
                                             $104,776        $ 61        $ (3,605)    $101,232
                                             =========    =========     =========     ========

                                                                   1993
                                             -------------------------------------------------
                                             AMORTIZED    UNREALIZED    UNREALIZED      FAIR
                                               COST         GAINS         LOSSES       VALUE
                                             ---------    ----------    ----------    --------
                                                              (IN THOUSANDS)
     U. S. Treasury and federal agencies...  $ 83,166        $208        $   (158)    $ 83,216
     Obligations of states and political
       subdivisions........................     2,285         148              --        2,433
     Corporate and other securities........    19,112         303             (19)      19,396
                                             ---------    ----------    ----------    --------
                                             $104,563        $659        $   (177)    $105,045
                                             =========    =========     =========     ========

     The amortized cost and fair value of securities held to maturity and gross unrealized gains and losses at December 31, 1994 are as follows:

                                                                    1994
                                              ------------------------------------------------
                                              AMORTIZED    UNREALIZED    UNREALIZED     FAIR
                                                COST         GAINS         LOSSES       VALUE
                                              ---------    ----------    ----------    -------
                                                               (IN THOUSANDS)
     U.S. Treasury and federal agencies.....  $ 38,699       $1,090       $ (1,398)    $38,391
     Obligations of states and political
       subdivisions.........................     4,936           14            (16)      4,934
                                              ---------    ----------    ----------    -------
                                              $ 43,635       $1,104       $ (1,414)    $43,325
                                              =========    =========     =========     =======

                                                                     (continued)


               UNITED BANCORP OF KENTUCKY, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

     A summary of debt securities as of December 31, 1994, based on contractual maturities is presented in the table below. Expected maturities may differ from contractual maturities because the issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                SECURITIES AVAILABLE      SECURITIES HELD
                                                      FOR SALE              TO MATURITY
                                                --------------------    --------------------
                                                AMORTIZED     FAIR      AMORTIZED     FAIR
                                                  COST        VALUE       COST        VALUE
                                                ---------    -------    ---------    -------
                                                               (IN THOUSANDS)
     Due within one year......................  $  2,571     $ 2,580     $ 1,030     $ 1,030
     Due after one year through five years....    95,708      92,121      30,591      30,357
     Due after five years through ten years...       190         192       7,012       7,045
     Due after ten years......................       203         235       5,002       4,893
                                                ---------    -------    ---------    -------
                                                $ 98,672     $95,128     $43,635     $43,325
                                                =========    =======    =========    =======

     Included in other securities at December 31, 1994 and 1993 are marketable equity securities with an original cost, which approximates fair value, of $6,104,000 and $4,449,000, respectively.

     Securities with a par value, which approximates carrying value, of approximately $89,418,000 and $59,561,000 at December 31, 1994 and 1993,
respectively, were pledged to secure public funds, trust funds and for other purposes.

     Gross gains of approximately $479,000, $1,279,000, and $1,167,000 and gross losses of $0, $2,000, and $9,000, were realized on sales of securities for 1994, 1993 and 1992, respectively.

(5) LOANS

     The composition of loans at December 31, 1994 and 1993 follows:

                                                                       1994        1993
                                                                     --------    --------
                                                                        (IN THOUSANDS)
     Commercial....................................................  $ 52,331    $ 48,664
     Real estate -- construction...................................    30,315      15,656
     Real estate -- mortgage.......................................   270,531     204,417
     Agricultural..................................................    22,310      20,722
     Consumer......................................................    34,004      26,696
                                                                     --------    --------
                                                                     $409,491    $316,155
                                                                     ========    ========

     The principal balance of nonaccrual and renegotiated loans at December 31, 1994, 1993 and 1992 was approximately $1,734,000, $879,000 and $2,153,000, respectively. The interest that would have been recorded if all such loans were on a current status in accordance with their original terms was approximately $162,000 in 1994, $86,000 in 1993 and $255,000 in 1992. The amount of interest income that was recorded for such loans was approximately $61,000 in 1994, $30,000 in 1993 and $181,000 in 1992.

     Loans outstanding and related unfunded commitments are primarily concentrated within the Banks' markets which encompass Central and South Central Kentucky. The Banks' credit exposure is diversified, with secured and unsecured loans to consumers, small businesses and corporations. Although the Banks have diversified loan portfolios, a customer's ability to honor contracts is reliant upon the economic stability of the geographic region and/or industry in which they do business. No specific industry concentration exceeded 10% of loans.

                                                                     (continued)


               UNITED BANCORP OF KENTUCKY, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

     An analysis of the changes in the allowance for loan losses for the years ended December 31, 1994, 1993 and 1992 follows:

                                                                  1994      1993      1992
                                                                 ------    ------    ------
                                                                       (IN THOUSANDS)
     Balance at January 1......................................  $4,175    $4,703    $4,161
     Provision for loan losses.................................      30       215     2,071
     Balance of allowance for loan losses of acquired
       subsidiaries at acquisition date........................     639        --        --
                                                                 ------    ------    ------
                                                                  4,844     4,918     6,232
                                                                 ------    ------    ------
     Loans charged-off.........................................   1,160     1,100     2,267
     Recoveries................................................     566       357       738
                                                                 ------    ------    ------
               Net loans charged-off...........................     594       743     1,529
                                                                 ------    ------    ------
     Balance at December 31....................................  $4,250    $4,175    $4,703
                                                                 ======    ======    ======

(6) PREMISES AND EQUIPMENT

     A summary of premises and equipment at December 31, 1994 and 1993 follows:

                                                                        1994       1993
                                                                       -------    -------
                                                                         (IN THOUSANDS)
     Land............................................................  $ 2,806    $ 2,110
     Buildings and improvements......................................   18,520     16,018
     Furniture and equipment.........................................   13,391      8,459
                                                                       -------    -------
                                                                        34,717     26,587
     Less accumulated depreciation and amortization..................   14,314     12,254
                                                                       -------    -------
                                                                       $20,403    $14,333
                                                                       =======    =======

(7) INTEREST BEARING DEPOSITS

     The composition of interest bearing deposits at December 31, 1994 and 1993 follows:

                                                                       1994        1993
                                                                     --------    --------
                                                                        (IN THOUSANDS)
     Demand........................................................  $132,494    $123,327
     Savings.......................................................    39,162      32,980
     Time deposits $100,000 and over...............................    65,342      39,864
     Other time deposits...........................................   198,386     158,649
                                                                     --------    --------
                                                                     $435,384    $354,820
                                                                     ========    ========

(8) INCOME TAXES

     As discussed in note 1, the Corporation adopted SFAS No. 109, effective January 1, 1993. The cumulative effect of the adoption of SFAS No. 109 was a $70,000 tax benefit and was reported in the consolidated statement of income for the year ended December 31, 1993.

                                                                     (continued)


               UNITED BANCORP OF KENTUCKY, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

     Total income tax expense (benefit) for the years ended December 31, 1994, 1993 and 1992 was as follows:

                                                                  1994      1993      1992
                                                                 ------    ------    ------
                                                                       (IN THOUSANDS)
     Current...................................................  $  487    $2,032    $1,586
     Deferred..................................................   1,507       403       (60)
                                                                 ------    ------    ------
     Total income tax expense from operations..................   1,994     2,435     1,526
     Income tax benefit from adoption of SFAS 109..............      --       (70)       --
                                                                 ------    ------    ------
                                                                 $1,994    $2,365    $1,526
                                                                 ======    ======    ======

     In addition to the amounts in the above table, the Corporation provided taxes relating to the adoption of SFAS No. 115. In accordance with SFAS No. 115, there were $2,339,000 of unrealized losses and $319,000 of unrealized gains recorded directly to stockholders' equity in 1994 and 1993, respectively. The tax effect applicable to the unrealized losses and gains was $1,205,000 and $163,000 in 1994 and 1993, respectively.

     An analysis of the differences between the effective tax rate and the statutory income tax rate is as follows:

                                                                     1994    1993     1992
                                                                     ----    -----    -----
     Statutory income tax rate.....................................  34.0%    34.0%    34.0%
     Changes from statutory income tax rate:
     Tax exempt interest income....................................  (1.8)    (1.9)    (4.9)
     Non-deductible expenses.......................................    .2       .2       .2
     Amortization of goodwill......................................   1.1       .9      1.3
     Effect of alternative minimum tax (AMT).......................   2.5        -     (3.1)
     Other.........................................................  (2.7)    (1.3)     1.1
                                                                     ----    -----    -----
                                                                     33.3%    31.9%    28.6%
                                                                     ====    =====    =====

                                                                     (continued)


               UNITED BANCORP OF KENTUCKY, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1994 and 1993, are presented below:

                                                                           1994     1993
                                                                          ------    -----
                                                                          (IN THOUSANDS)
     Deferred tax assets:
       Allowance for loan losses........................................  $  238    $ 489
       Accounting differences for investment securities.................     901       --
       Alternative minimum tax credit...................................      51       --
       Other............................................................       2        9
                                                                          ------    -----
          Total gross deferred tax asset................................   1,192      498
                                                                          ------    -----
     Deferred tax liabilities:
       Depreciation.....................................................     123      103
       FHLB stock.......................................................     154       78
       Accounting differences for investment securities.................      --      405
       Pension accounting differences...................................      98       47
       Other............................................................      --       13
                                                                          ------    -----
          Total gross deferred tax liabilities..........................     375      646
                                                                          ------    -----
               Net deferred tax asset (liability).......................  $  817    $(148)
                                                                          ======    =====

     The Corporation has no valuation allowance for deferred tax assets as of December 31, 1994 and 1993. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Corporation will realize the benefits of these deductible differences.

     The principal sources of timing differences in 1992, which result in deferred tax expense (benefit) are summarized as follows (in thousands):

     Loan loss deduction for tax purposes less than provision for loan losses...  $(168)
     Excess tax depreciation....................................................     20
     Pension deduction in excess of expense.....................................     46
     Other......................................................................     42
                                                                                  -----
                                                                                  $ (60)
                                                                                  =====

                                                                     (continued)

               UNITED BANCORP OF KENTUCKY, INC. AND SUBSIDIARIES

(9) NOTES PAYABLE

     Notes payable and capital lease obligations consist of the following at December 31, 1994 and 1993:

                                                                         1994       1993
                                                                        -------    ------
                                                                         (IN THOUSANDS)
     Secured note payable to bank; due September 30, 1999; interest at the prime interest rate, (8.50% and 6.00% at December 31, 1994
       and 1993, respectively) payable quarterly......................  $ 9,250    $4,750
     Secured note payable to bank; due September 30, 1999; interest at
       the prime interest rate, payable quarterly.....................    4,000     2,030
     Unsecured revolving credit notes; due September 30, 1995 and
       1994, respectively; interest at the prime interest rate,
       payable quarterly..............................................      675       325
     Other short-term notes payable...................................      249       518
     Obligations under capital leases (note 14).......................       92       196
                                                                        -------    ------
                                                                        $14,266    $7,819
                                                                        =======    ======

     In September 1994, the Corporation entered in to a $12,500,000 renewed and amended secured promissory note with a bank. Advances outstanding as of December 31, 1994 amount to $9,250,000. The note matures September 30, 1999 and is secured by all of the issued and outstanding common stock of Corbin, Danville, London, Manchester and Nicholasville. The total amount of credit available under the note reduces annually by $1,250,000, and any amounts outstanding in excess of this reducing amount are due and payable on September 30, 1999. Based upon the current balance of the note and the above terms, United Bancorp will be required to reduce the principal of this note $500,000 in 1997, $1,250,000 in 1998 and $7,500,000 in 1999. The related loan agreement contains a number of restrictive covenants, including maintaining minimum levels of tangible net worth on a consolidated basis and a combined bank basis, minimum capital to asset ratios at each bank, minimum allowance for loan loss ratios at each bank, and a minimum percentage of net income to average assets for the combined banks.

     The secured note payable to bank of $4,000,000 is collateralized by all of the issued and outstanding stock of Richmond. The amount of credit available reduces annually on September 30 by $400,000, and any amounts outstanding in excess of this reducing amount are payable on September 30 of each year. A final payment is due for any unpaid balance on September 30, 1999. Based upon the balance of the note and the above terms, United Bancorp will be required to reduce the principal $400,000 annually for the years 1995 through 1998 and $2,400,000 in 1999.

     At December 31, 1994 and 1993, United Bancorp and its non-bank subsidiaries have unsecured lines of credit available from a commercial bank aggregating $1,000,000, with $675,000 and $325,000 outstanding, respectively.

(10) ADVANCES FROM THE FEDERAL HOME LOAN BANK

     The Banks are members of the Federal Home Loan Bank of Cincinnati (FHLB) and, accordingly, are eligible to borrow from the FHLB. Advances from the FHLB are secured by the Bank's stock in the FHLB and certain first mortgage loans pledged to the FHLB. The aggregate value of the collateral must equal 150% of the

                                                                     (continued)


               UNITED BANCORP OF KENTUCKY, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

outstanding advances. Certain information with respect to outstanding advances from the FHLB at December 31, 1994 and 1993 is as follows:

                                        1994                    1993
                                --------------------     -------------------
        (IN THOUSANDS)                      WEIGHTED                WEIGHTED
                                            AVERAGE                 AVERAGE
                                            INTEREST                INTEREST
       YEAR OF MATURITY         AMOUNT       RATE %      AMOUNT      RATE %
       ----------------         -------     --------     ------     --------
             1994               $    --         --%     $3,500        3.60%
             1995                11,934       6.88          90        6.26
             1996                 1,671       6.70         717        4.55
             1997                 2,054       6.93          54        5.95
             1998                   387       5.40         394        5.40
             1999                 5,173       6.89          25        5.60
        2000 thru 2004            7,210       6.12       2,930        5.30
        2005 thru 2009              840       7.27         504        6.42
        2010 thru 2014              366       7.32         453        6.79
        2015 thru 2024              240       7.13          --          --
                                -------     --------     ------     --------
                                $29,875       6.69%     $8,667        4.71%
                                =======     ========    =======     ========

     Scheduled principal repayments of advances from the FHLB are $14,499,000, $3,228,000, $4,058,000, $2,045,000 and $2,299,000 for the years 1995 through
1999, respectively, and $3,746,000 thereafter.

(11) STOCKHOLDERS' EQUITY

     Common Stock Series A (i) has 100 votes per share; (ii) has a par value of $10.00 per share; (iii) is subject to any preferential rights of each class of preferred stock and Common Stock Series AA, is entitled to (a) receive out of funds legally available such dividends as may be declared by the Board of Directors from time to time, and (b) share ratably in the net assets of the Corporation upon liquidation with the holders of Common Stock Series AA.

     Common Stock Series AA (i) has one vote per share; (ii) has a par value of $10.00 per share; (iii) is subject to any preferential rights of each class of preferred stock, is entitled to (a) receive ratably with the holders of Common Stock Series A out of funds legally available such dividends as may be declared by the Board of Directors from time to time, and (b) share ratably in the net assets of the Corporation upon liquidation with the holders of Common Stock Series A.

                                                                     (continued)


               UNITED BANCORP OF KENTUCKY, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

     The Corporation's preferred stock at December 31, 1994 and 1993 is summarized as follows:

                                                                         1994       1993
                                                                        ------     ------
                                                                         (IN THOUSANDS)
     Preferred Stock AAA. Authorized and unissued 150,000 shares......  $   --     $   --
     Preferred Stock A, 10% cumulative, $100 par value. Authorized
       100,000 shares; issued and outstanding 45,039 and 41,319
       shares, respectively...........................................   4,504      4,132
     Preferred Stock AA, variable rate cumulative, $100 par value.
       Authorized 100,000 shares; issued and outstanding 41,092 and
       38,842 shares, respectively....................................   4,109      3,884
     Preferred Stock D, 10% cumulative, $10 par value. Authorized
       10,000 shares; issued and outstanding 4,800 and 4,900 shares,
       respectively...................................................      48         48
                                                                        ------     ------
                                                                        $8,661     $8,064
                                                                        ======     ======

     Preferred Stock AAA, has no preferences, limitations or rights at December 31, 1994. The Board of Directors may determine, in whole or in part, the preferences, limitations and relative rights of Preferred Stock AAA before the issuance of such shares.

     Preferred Stock A (i) is redeemable in whole or in part for $100 per share, plus cumulative dividends, on or after December 31, 1993; (ii) holders are to receive cumulative cash dividends at an annual rate of 10% per share, or $10 per share, out of funds that are legally available, when declared by the Board of Directors, payable quarterly; (iii) ranks on parity with Preferred Stock AA and has preference over common stock and Preferred Stock D as to payment of dividends and realization of asset values of United Bancorp upon the voluntary or involuntary liquidation of United Bancorp; (iv) is not convertible or redeemable at the option of the holder; and (v) is non-voting.

     Preferred Stock AA (i) is redeemable in whole or in part for $100 per share, plus cumulative dividends, on or after December 31, 1993; (ii) holders are to receive cumulative cash dividends at a variable interest rate based on the higher of the Treasury Bill Rate plus .75% or the Ten Year Constant Maturity Rate plus .75% (each as defined), determined quarterly out of funds that are legally available, when declared by the Board of Directors, payable quarterly;
(iii) ranks on parity with Preferred Stock A, and has preference over common stock and Preferred Stock D as to payment of dividends and realization of asset values of United Bancorp upon voluntary or involuntary liquidation of United Bancorp; (iv) is not convertible or redeemable at the option of the holder; and
(v) is non-voting.

     Preferred Stock D (i) is restricted to members of the Board of Directors of United Bancorp or any of its subsidiary banks; (ii) holders are to receive cumulative dividends at an annual rate of 10% per share, out of funds that are legally available, when declared by the Board of Directors, payable quarterly;
(iii) has preference over common stock as to payment of dividends and realization of asset values of United Bancorp upon voluntary or involuntary liquidation of United Bancorp; (iv) holders are not entitled to vote for the election of directors; (v) is mandatorily redeemable at $10 per share upon termination of the holder's service as a director of United Bancorp or any of its subsidiary banks; and (vi) is not convertible or redeemable at the option of the holder.

                                                                     (continued)


               UNITED BANCORP OF KENTUCKY, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

     Dividends per share on Preferred Stock for the years ended December 31, 1994, 1993 and 1992 are summarized as follows:

                                                                1994       1993       1992
                                                               -------    -------    -------
     Preferred Stock A.......................................   $10.00     $10.00     $10.00
     Preferred Stock AA......................................     7.41       6.78       7.88
     Preferred Stock D.......................................     1.00       1.00       1.00
                                                                ======     ======     ======

(12) REGULATORY MATTERS

     United Bancorp's principal source of funds is dividends received from its subsidiary banks. Under applicable banking laws, bank regulatory authorities must approve the declaration of dividends in any year, in an amount in excess of the sum of net income of that year and retained earnings of the preceding two years. In addition, as described in note 10, there are restrictive loan covenants that effectively limit dividend payments by the Banks. At December 31, 1994, retained earnings of subsidiary banks were approximately $16,638,000, of which approximately $2,672,000 was available at January 1, 1995, for the payment of dividends.

     United Bancorp and its bank subsidiaries are required to maintain minimum amounts of capital to risk-weighted assets and a minimum leverage ratio, as defined by banking regulators. At December 31, 1994, United Bancorp's Tier 1 and total risk-based capital ratios, were 8.73% and 9.74%, respectively. The leverage ratio was 6.02% at December 31, 1994. At December 31, 1994, United Bancorp and each of its bank subsidiaries exceeded minimum capital requirements.

     Bank regulations require depository institutions to maintain cash reserves relating to customer deposits. At December 31, 1994, the subsidiary banks were required to, and maintained reserves of approximately $3,272,000.

(13) EMPLOYEE BENEFIT PLANS

     United Bancorp has a noncontributory defined benefit pension plan covering substantially all employees of subsidiaries of United Bancorp who have met minimum age and service requirements. The plan provides benefits based on the participants' years of service and compensation. United Bancorp's funding policy is to contribute the maximum amount that can be deducted for Federal income tax purposes.

     Net pension plan (expense) benefit was approximately $(175,000), $(89,000) and $80,000 in 1994, 1993 and 1992, respectively.

                                                                     (continued)


               UNITED BANCORP OF KENTUCKY, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

     The following tables set forth the plan's funded status and the components of net pension plan benefit.

                                                              1994        1993        1992
                                                             -------     -------     -------
                                                                     (IN THOUSANDS)
     Actuarial present value of benefit obligations:
       Accumulated benefit obligation, including vested
          benefits of $4,451,000, $4,046,000 and $3,569,000
          at December 31, 1994, 1993 and 1992,
          respectively.....................................  $(4,499)    $(4,074)    $(3,594)
                                                              ======      ======      ======
     Projected benefit obligation for service rendered to
       date................................................  $(5,855)     (5,808)     (5,059)
     Plan assets at fair value.............................    5,311       5,470       5,593
                                                             -------     -------     -------
     Projected benefit obligation (in excess of) under plan
       assets..............................................     (544)       (338)        534
     Unrecognized net loss from past experience different
       from that assumed...................................    1,067         757           9
     Unrecognized prior service costs......................      (18)        (22)        (26)
     Unrecognized net asset value at January 1, 1987 being
       recognized over 15 years............................     (218)       (249)       (280)
                                                             -------     -------     -------
     Prepaid pension plan expense..........................     $287        $148        $237
                                                              ======      ======      ======
     Net pension plan (expense) benefit includes the
       following income (expense) components:
          Service cost-benefits earned during the period...    $(283)      $(239)      $(181)
          Interest cost on projected benefit obligation....     (407)       (389)       (334)
          Actual return on plan assets.....................     (204)        121         179
          Net amortization and deferral....................      719         418         416
                                                             -------     -------     -------
     Net pension plan (expense) benefit....................    $(175)       $(89)        $80
                                                              ======      ======      ======

     The weighted-average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 8.0% and 4.5% in 1994, 7.0% and 5.0% in 1993 and 7.5% and 5.0% in 1992, respectively. The expected long-term rate of return on assets was 9.0% for 1994, 1993 and 1992.

     United Bancorp maintains a profit sharing plan under Section 401(k) of the Internal Revenue Code. United Bancorp and its subsidiaries provide contributions to the plan to match contributions made by participating employees, up to a maximum of 5% of the their salary. Contributions to the plan were $316,000, $279,000 and $267,000 in 1994, 1993 and 1992, respectively.

                                                                     (continued)


               UNITED BANCORP OF KENTUCKY, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

(14) LEASE COMMITMENTS

     Future minimum lease payments on operating leases and capital leases at December 31, 1994 are as follows:

                                                                     CAPITAL     OPERATING
                                                                     LEASES       LEASES
                                                                     -------     ---------
                                                                        (IN THOUSANDS)
     1995..........................................................   $  33        $ 321
     1996..........................................................      33          318
     1997..........................................................      33          313
     1998..........................................................       7          148
     1996..........................................................      --           70
     Thereafter....................................................      --          679
                                                                                 ========
                                                                     -------
       Total minimum lease payments................................     106
       Less amount representing interest...........................      14
                                                                     -------
       Present value of net minimum lease payments.................   $  92
                                                                     ======

     Rental expense for operating leases was approximately $334,000, $260,000 and $458,000 during 1994, 1993 and 1992, respectively.

(15) COMMITMENTS AND CONTINGENT LIABILITIES

     In the normal course of business, the Corporation has outstanding commitments and contingent liabilities. At December 31, 1994, the Corporation had $41,495,000 of commitments to extend credit, including standby letters of credit of $3,114,000 which are not reflected in the consolidated financial statements. The Corporation's exposure to credit loss in the event of nonperformance by the other party to these commitments is represented by the contractual amount of those instruments. The same credit and collateral policies are used in making commitments and conditional guarantees as for on-balance sheet instruments.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Banks upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

     Standby letters of credit are conditional commitments issued by the Banks to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support private borrowing arrangements.

     Also, as of December 31, 1994, there were various pending legal actions and proceedings in which claims for damages are asserted. Management, after discussion with legal counsel, believes that the ultimate result of these legal actions and proceedings will not have a material adverse effect upon the Corporation's consolidated financial position or results of operations.

(16) RELATED PARTY TRANSACTIONS

     The Banks have entered into transactions with directors, executive officers and their affiliates (related parties). Such transactions are made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and do not, in the opinion of management, involve more than normal credit risk or present

                                                                     (continued)

               UNITED BANCORP OF KENTUCKY, INC. AND SUBSIDIARIES other unfavorable features. The aggregate amounts of loans to related parties at December 31, 1994 and 1993 were $16,237,000 and $17,336,000, respectively.

     United Bancorp leases its main office facility from a partnership comprised of its principal shareholder and an unrelated third party. Total rental expense paid to the partnership amounted to approximately $221,000, $221,000 and $219,000 for 1994, 1993 and 1992, respectively.

(17) DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair values of the Corporation's financial instruments are as follows:

                                                      DECEMBER 31, 1994       DECEMBER 31, 1993
                                                    ---------------------   ---------------------
                                                    CARRYING       FAIR     CARRYING       FAIR
(IN THOUSANDS)                                       AMOUNT       VALUE      AMOUNT       VALUE
                                                    --------     --------   --------     --------
Financial assets:
  Cash and short-term investments.................  $ 32,547     $ 32,547   $ 45,766     $ 45,766
  Securities......................................   144,867      144,557    105,045      105,045
  Loans...........................................   404,850      406,172    311,455      314,277
Financial liabilities:
  Deposits........................................   513,374      512,777    418,682      420,484
  Federal funds purchased and securities sold
     under agreements to repurchase...............    16,319       16,319      7,748        7,748
  Advances from the Federal Home Loan Bank........    29,875       29,875      8,667        8,667
  Notes payable and capital lease obligations.....    14,266       14,266      7,819        7,819

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

       CASH, SHORT-TERM INVESTMENTS, AND SHORT-TERM BORROWINGS

          For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

       SECURITIES

          For securities, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities or dealer quotes.

       LOANS

          The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

       DEPOSITS

          The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated by discounting future cash flows using the rates currently offered for deposits of similar remaining maturities.

       NOTES PAYABLE

          Rates currently available to United Bancorp for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

                                                                     (continued)

               UNITED BANCORP OF KENTUCKY, INC. AND SUBSIDIARIES

       COMMITMENTS TO EXTEND CREDIT AND STAND-BY LETTERS OF CREDIT

          The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. At December 31, 1994, no significant fair value difference exists on commitments to extend credit and standby letters of credit.

       LIMITATIONS

          The fair value estimates are made at a discrete point in time based on relevant market information and information about the financial instruments. Because no market exists for a significant portion of the Corporation's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. The fair value estimates are based upon financial instruments, without attempting to estimate the value of non-financial instruments, such as premises and equipment. Accordingly, the aggregate fair value amounts presented are not intended to represent the underlying value of the Corporation.

(18) SUBSEQUENT EVENT -- MERGER AGREEMENT

     On January 12, 1995, the Corporation signed an agreement to merge with National City Corporation, a bank holding company based in Cleveland, Ohio, with banking offices in Ohio, Indiana and Kentucky. The merger is expected to be completed by the third quarter of 1995, subject to regulatory approval. At that time, each share of United Bancorp Common Stock Series A and Common Stock Series AA will be exchanged for 2.35 shares of National City common stock. Within 30 days of closing, each share of United Bancorp Preferred Stock A and Preferred Stock AA will be exchanged for par value of $100 plus accrued dividends.

                                                                     (continued)


               UNITED BANCORP OF KENTUCKY, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

(19) UNITED BANCORP OF KENTUCKY, INC. (PARENT COMPANY ONLY)

     Condensed financial data for United Bancorp of Kentucky, Inc. (parent company only) as of December 31, 1994 and 1993 and for the years then ended are as follows:

                                                                               DECEMBER 31
                                                                           -------------------
                                                                            1994        1993
                                                                           -------     -------
                                                                             (IN THOUSANDS)
    CONDENSED BALANCE SHEETS
                                    ASSETS
    Cash.................................................................  $   118     $    53
    Investment in bank subsidiaries......................................   52,455      44,276
    Investment in non-bank subsidiaries..................................      512         (28)
    Securities available for sale........................................       --         619
    Other assets.........................................................    1,044         974
                                                                           -------     -------
                                                                           $54,129     $45,894
                                                                           =======     =======
                    LIABILITIES AND STOCKHOLDERS' EQUITY
    Accrued expenses and other liabilities...............................  $    12     $   127
    Minority interest....................................................    1,492          --
    Notes payable........................................................   13,250       6,780
    Stockholders' equity.................................................   39,375      38,987
                                                                           -------     -------
                                                                           $54,129     $45,894
                                                                           =======     =======

                                                                      YEAR ENDED DECEMBER 31
                                                                   ----------------------------
                                                                    1994       1993       1992
                                                                   ------     ------     ------
                                                                          (IN THOUSANDS)
    CONDENSED STATEMENTS OF INCOME
    INCOME:
      Dividends from bank subsidiaries...........................  $6,650     $3,800     $1,150
      Securities gains, net......................................     450         --         --
      Management fees from subsidiaries and other income.........      58         21        694
                                                                   ------     ------     ------
         Total income............................................   7,158      3,821      1,844
                                                                   ------     ------     ------
    Expenses:
      Interest on notes payable..................................     657        524        572
      Other expenses.............................................   1,664      1,509      1,172
                                                                   ------     ------     ------
         Total expenses..........................................   2,321      2,033      1,744
                                                                   ------     ------     ------
         Income before income tax benefit and equity in
           undistributed earnings of subsidiaries................   4,837      1,788        100
    Income tax benefit...........................................     576        642        409
                                                                   ------     ------     ------
         Income before equity in undistributed earnings of
           subsidiaries..........................................   5,413      2,430        509
    Equity in undistributed earnings of subsidiaries.............  (1,412)     2,688      3,296
    Cumulative effect of change in accounting for income taxes...      --         (2)        --
                                                                   ------     ------     ------
         Net income..............................................  $4,001     $5,116     $3,805
                                                                   ======     ======     ======

                                                                     (continued)

               UNITED BANCORP OF KENTUCKY, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                YEAR ENDED DECEMBER 31,
                                                         --------------------------------------
                                                           1994           1993           1992
                                                         --------       --------       --------
                                                                     (IN THOUSANDS)
CONDENSED STATEMENTS OF CASH FLOWS
Cash flows from operating activities:
  Net income.......................................      $  4,001       $  5,116       $  3,805
  Adjustments to reconcile net income to net cash
     provided by operating activities:
  Depreciation and amortization....................           195            199            195
  Equity in undistributed earnings of
     subsidiaries..................................         1,412         (2,688)        (3,296)
  Minority interest in net income of subsidiary....            29             --             --
  Gain on sale of securities available for sale....          (450)            --             --
  Increase in other assets.........................          (149)          (206)           (28)
  (Decrease) increase in accrued expenses and other
     liabilities...................................          (115)            87            (16)
                                                         --------       --------       --------
          Net cash provided by operating
            activities.............................         4,923          2,508            660
                                                         --------       --------       --------
Cash flows from investing activities:
  Investment in subsidiaries.......................       (12,905)          (140)           (65)
  Minority interest in consolidated bank subsidiary
     acquired in business combinations.............         1,463             --             --
  Proceeds from sales of securities available for
     sale..........................................         1,069             --             --
  Net disbursements of notes receivable from
     non-bank subsidiaries.........................            --            (25)           (70)
                                                         --------       --------       --------
          Net cash used in investing activities....       (10,373)          (165)          (135)
                                                         --------       --------       --------
Cash flows from financing activities:
  Proceeds from notes payable......................         7,710            200            440
  Repayment of notes payable.......................        (1,240)        (2,180)          (575)
  Proceeds from issuance of preferred stock........           626            300            291
  Redemption of preferred stock....................           (29)            --             (3)
  Redemption of common stock.......................           (46)            --             --
  Dividends paid...................................        (1,506)          (666)          (675)
                                                         --------       --------       --------
          Net cash provided by (used in) financing
            activities.............................         5,515         (2,346)          (522)
                                                         --------       --------       --------
  Net increase (decrease) in cash and cash
     equivalents...................................            65             (3)             3
  Cash and cash equivalents at beginning of year...            53             56             53
                                                         --------       --------       --------
  Cash and cash equivalents at end of year.........      $    118       $     53       $     56
                                                         ========       ========       ========

                                      UBK
                          CONSOLIDATED BALANCE SHEETS

                      MARCH 31, 1995 AND DECEMBER 31, 1994
                             (AMOUNTS IN THOUSANDS)

                                                                    MARCH 31,     DECEMBER 31,
                                                                      1995            1994
                                                                    ---------     ------------
                                                                   (UNAUDITED)
ASSETS
Cash and due from banks...........................................  $ 26,486        $ 25,072
Interest bearing deposits with banks..............................       200           3,200
Federal funds sold and securities purchased under resale
  agreements......................................................     5,825           4,275
Securities available for sale.....................................   102,346         101,232
Securities held to maturity.......................................    42,869          43,635
Loans.............................................................   416,887         409,491
  Less:
     Allowance for loan losses....................................    (4,144)         (4,250)
     Unearned income..............................................      (356)           (391)
                                                                    ---------     ------------
       Net loans..................................................   412,387         404,850
Premises and equipment............................................    20,372          20,403
Accrued interest receivable and other assets......................    15,009          16,173
                                                                    ---------     ------------
                                                                    $625,494        $618,840
                                                                    =========     ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
  Deposits
     Noninterest bearing..........................................  $ 71,615        $ 77,990
     Interest bearing.............................................   443,112         435,384
                                                                    ---------     ------------
       Total deposits.............................................   514,727         513,374
Federal funds purchased and securities sold under repurchase
  agreements......................................................    17,003          16,319
Advances from the Federal Home Loan Bank..........................    32,048          29,875
Notes payable and capital lease obligations.......................    14,586          14,266
Accrued interest payable and other liabilities....................     4,621           4,139
                                                                    ---------     ------------
Total liabilities.................................................   582,985         577,973
                                                                    ---------     ------------
Minority interest in consolidated subsidiary......................     1,526           1,492
                                                                    ---------     ------------
Stockholders' equity
  Preferred stock.................................................     8,661           8,661
  Common Stock, Series A, $10 par value. Authorized 2,000,000 shares; issued and outstanding 517,302 shares in 1995 and
     1994.........................................................     5,173           5,173
  Common Stock, Series AA, $10 par value. Authorized 2,000,000 shares; issued and outstanding 538,902 shares in 1995 and
     1994.........................................................     5,389           5,389
  Additional paid in capital......................................     1,467           1,467
  Retained earnings...............................................    21,526          21,024
  Net unrealized loss on securities available for sale............    (1,233)         (2,339)
                                                                    ---------     ------------
Total stockholders' equity........................................    40,983          39,375
                                                                    ---------     ------------
Total liabilities and stockholders' equity........................  $625,494        $618,840
                                                                    =========     ============

See accompanying notes to consolidated financial statements.

                                      UBK

                       CONSOLIDATED STATEMENTS OF INCOME

           FOR THE THREE MONTH PERIODS ENDED MARCH 31, 1995 AND 1994
                             (AMOUNTS IN THOUSANDS)
                                  (UNAUDITED)

                                                                             1995        1994
                                                                            -------     ------
Interest income
  Loans, including fees...................................................  $ 9,527     $6,556
  Federal funds sold and securities purchased under resale agreements.....       60        215
  Taxable securities......................................................    1,976      1,176
  Tax exempt securities...................................................       88         54
                                                                            -------     ------
Total interest income.....................................................   11,651      8,001
                                                                            -------     ------
Interest expense
  Deposits................................................................    4,526      2,877
  Federal funds purchased and securities sold under repurchase
     agreements...........................................................      201        100
  Other borrowings........................................................      464        103
  Notes payable and capital lease obligations.............................      313        116
                                                                            -------     ------
Total interest expense....................................................    5,504      3,196
                                                                            -------     ------
Net interest income.......................................................    6,147      4,805
Provision for loan losses.................................................       90         28
                                                                            -------     ------
Net interest income after provision for loan losses.......................    6,057      4,777
Noninterest income
  Service charges on deposit accounts.....................................      547        500
  Securities gains........................................................                 458
  Other noninterest income................................................      349        299
                                                                            -------     ------
Total noninterest income..................................................      896      1,257
                                                                            -------     ------
Noninterest expenses
  Salaries and employee benefits..........................................    2,742      2,333
  Net occupancy and equipment expense.....................................      943        759
  Other noninterest expenses..............................................    1,769      1,278
                                                                            -------     ------
Total noninterest expenses................................................    5,454      4,370
                                                                            -------     ------
Income before income taxes................................................    1,499      1,664
Income tax expense........................................................      531        553
                                                                            -------     ------
Net income................................................................      968      1,111
Dividends on preferred stock..............................................      202        168
                                                                            -------     ------
Net income applicable to common stock.....................................  $   766     $  943
                                                                            =======     ======
Net income per common share...............................................  $   .73     $  .89
                                                                            =======     ======

See accompanying notes to consolidated financial statements.

                                      UBK

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

           FOR THE THREE MONTH PERIODS ENDED MARCH 31, 1995 AND 1994

                             (AMOUNTS IN THOUSANDS)
                                  (UNAUDITED)

                                                                            1995        1994
                                                                          --------     -------
Cash flows from operating activities:
  Net income............................................................   $   968    $ 1,111
  Adjustments to reconcile net income to net cash provided by operating activities:
     Provision for loan losses..........................................        90          28
     Available for sale securities gains, net...........................                  (454)
     Depreciation, amortization and accretion, net......................     1,020         823
     Deferred income taxes..............................................       112         469
     Minority interest in net income (loss) of subsidiaries.............        34         (18)
     Gain on sales of premises and equipment............................        34           6
     Decrease (increase) in accrued interest receivable and other
      assets............................................................       642      (1,445)
     Increase (decrease) in accrued interest payable and other
      liabilities.......................................................       371        (204)
                                                                          --------     -------
          Net cash provided by operating activities.....................     3,271         316
                                                                          --------     -------
Cash flows from investing activities:
  Net decrease (increase) in interest bearing deposits with banks.......     3,000      (3,000)
  Net increase in federal funds sold and securities purchased under
     resale agreements..................................................    (1,550)     (7,900)
  Proceeds from sales of available for sale securities..................                 1,069
  Proceeds from maturities of securities:
     Available for sale.................................................        65       5,251
     Held to maturity...................................................       815
  Purchase of available for sale securities.............................       (84)     (4,923)
  Net (increase) decrease in loans......................................    (7,627)      5,237
  Proceeds from sales of premises and equipment.........................        35          31
  Purchases of premises and equipment...................................      (575)       (367)
                                                                          --------     -------
          Net cash used in investing activities.........................    (5,921)     (4,602)
                                                                          --------     -------
Cash flows from financing activities:
  Net increase (decrease) in deposits...................................     1,353      (1,675)
  Net increase in federal funds purchased and securities sold under
     repurchase agreements..............................................       684       1,205
  Proceeds from advances from the Federal Home Loan Bank................    46,710       6,313
  Repayments of advances from the Federal Home Loan Bank................   (44,537)     (3,591)
  Proceeds from notes payable...........................................       450         800
  Repayments of notes payable...........................................      (124)
  Repayment of capital lease obligations................................        (6)        (91)
  Dividends paid........................................................      (466)       (168)
                                                                          --------     -------
          Net cash provided by financing activities.....................     4,064       2,793
                                                                          --------     -------
Net increase (decrease) in cash and cash equivalents....................     1,414      (1,493)
Cash and cash equivalents at beginning of period........................    25,072      25,066
                                                                          --------     -------
Cash and cash equivalents at end of period..............................  $ 26,486     $23,573
                                                                          ========     =======
Supplemental disclosure of cash flow information:
  Cash paid for income taxes............................................  $    -       $    90
                                                                          ========     =======
  Cash paid for interest................................................  $  5,034     $ 3,395
                                                                          ========     =======

See accompanying notes to consolidated financial statements.

                                      UBK

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 MARCH 31, 1995

     (1) In the opinion of the management of United Bancorp of Kentucky, Inc., the accompanying unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation of the financial results. The financial statements do not include all of the information and footnotes required for full financial disclosure in accordance with generally accepted accounting principles. Operating results for any interim period are not necessarily indicative of results for any other interim period or for the full year. These statements should be read in conjunction with the Company's Consolidated Financial Statements for the year ended December 31, 1994.

     (2) During 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan ("SFAS 114"), as amended by Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures ("SFAS 118"). This statement was adopted on a prospective basis on January 1, 1995. SFAS 114 requires that impaired loans be measured at the present value of expected future cash flows, discounted at the loan's effective interest rate, at the loan's observable market price, or at the fair value of the collateral if the loan is collateral dependent. The Company accrues daily interest income on impaired loans which are classified as accruing. Cash receipts on impaired loans are applied to the recorded investment in the loan, including accrued interest receivable. The adoption of SFAS 114 did not have a material effect on the Company's consolidated financial statements.

                                      APPENDIX A

                             AGREEMENT AND PLAN OF MERGER

                                     by and among

                              NATIONAL CITY CORPORATION,

                           UNITED BANCORP OF KENTUCKY, INC.

                                          and

                                     JAMES L. ROSE

                             dated as of January 12, 1995

                                    TABLE OF CONTENTS

1.1        Merger.........................................................................  A-1
1.2        Effective Time.................................................................  A-1
1.3        Effect of Merger...............................................................  A-1
1.4        Certificate of Incorporation and By-laws.......................................  A-1
1.5        Directors and Officers.........................................................  A-1
1.6        Additional Actions.............................................................  A-2
2.1        Conversion of Shares...........................................................  A-2
2.2        Redemption of Preferred Shares.................................................  A-2
2.3        Exchange of Certificates.......................................................  A-3
     (a)   Exchange Agent.................................................................  A-3
     (b)   Notice of Exchange.............................................................  A-3
     (c)   Transfer.......................................................................  A-3
     (d)   Right to Merger Consideration..................................................  A-3
     (e)   Distribution with Respect to Unexchanged Certificates..........................  A-4
     (f)   Voting with Respect to Unexchanged Certificates................................  A-4
     (g)   No Fractional Shares...........................................................  A-4
2.4        Closing of the Company's Transfer Books........................................  A-4
2.5        Changes in NCC Common Stock....................................................  A-4
3.1        Corporate Organization.........................................................  A-4
3.2        Authority......................................................................  A-5
3.3        Capitalization.................................................................  A-5
3.4        Information in Disclosure Documents, Registration Statement, etc...............  A-5
3.5        Consents and Approvals; No Violation...........................................  A-5
3.6        Reports and Financial Statements...............................................  A-5
3.7        Absence of Certain Changes or Events...........................................  A-6
3.8        Agreements with Bank Regulators, etc...........................................  A-6
3.9        NCC's Book Value per Common Share..............................................  A-6
4.1        Corporate Organization.........................................................  A-6
4.2        Authority......................................................................  A-7
4.3        Capitalization.................................................................  A-7
4.4        Subsidiaries...................................................................  A-7
4.5        Information in Disclosure Documents, Registration Statement, etc...............  A-8
4.6        Consent and Approvals; No Violation............................................  A-8
4.7        Reports and Financial Statements...............................................  A-8
4.8        Taxes..........................................................................  A-8
4.9        Employee Plans.................................................................  A-9
4.10       Material Contracts.............................................................  A-9
4.11       Absence of Certain Changes or Events........................................... A-10
4.12       Litigation..................................................................... A-10
4.13       Compliance with Laws and Orders................................................ A-10
4.14       Agreements with Bank Regulators, etc........................................... A-10

4.15       Fees........................................................................... A-10
4.16       Company Action................................................................. A-10
4.17       Vote Required.................................................................. A-11
4.18       Material Interests of Certain Persons.......................................... A-11
4.19       Principal Shareholder's Shares................................................. A-11
4.20       Environmental Matters.......................................................... A-11
5.1        Acquisition Proposals.......................................................... A-12
5.2        Principal Shareholder's Voting Authority....................................... A-12
5.3        Interim Operations of Company.................................................. A-12
     (a)   Conduct of Business............................................................ A-12
     (b)   Articles and By-laws........................................................... A-12
     (c)   Capital Stock.................................................................. A-12
     (d)   Dividends...................................................................... A-13
     (e)   Employee Plans, Compensation, etc.............................................. A-13
     (f)   Certain Policies............................................................... A-13
5.4        Employee Matters............................................................... A-13
5.5        Access and Information......................................................... A-13
5.6        Certain Filings, Consents and Arrangements..................................... A-14
5.7        Indemnification and Insurance.................................................. A-14
5.8        Publicity...................................................................... A-14
5.9        Proxy.......................................................................... A-14
5.10       Shareholders' Meeting.......................................................... A-14
5.11       Tax-Free Reorganization Treatment.............................................. A-14
5.12       Provisions of Shares........................................................... A-15
6.1        The Closing.................................................................... A-15
6.2        Documents and Certificates..................................................... A-15
7.1        Conditions to Each Party's Obligations to Effect the Merger.................... A-15
7.2        Conditions to Obligation of Company to Effect the Merger....................... A-16
7.3        Conditions to Obligation of NCC to Effect the Merger........................... A-16
8.1        Termination.................................................................... A-17
8.2        Non-Survival of Representations, Warranties and Agreements..................... A-17
8.3        Waiver and Amendment........................................................... A-17
8.4        Entire Agreement............................................................... A-17
8.5        Applicable Law; Consent to Jurisdiction........................................ A-17
8.6        Certain Definitions; Headlines................................................. A-17
8.7        Notices........................................................................ A-18
8.8        Counterparts................................................................... A-19
8.9        Parties in Interest; Assignment................................................ A-19
8.10       Expenses....................................................................... A-19
8.11       Enforcement of the Agreement................................................... A-19
8.12       Severability................................................................... A-19

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER, dated as of January 12, 1995 ("Agreement"), is made by and among National City Corporation, a Delaware corporation ("NCC"), United Bancorp of Kentucky, Inc., a Kentucky corporation ("Company"), and James L. Rose ("Principal Shareholder").

     WHEREAS, NCC and Company have each determined that it is in the best interests of their respective stockholders for Company to merge with and into NCC upon the terms and subject to the conditions set forth herein;

     WHEREAS, the Board of Directors of the Company has approved this Agreement and the consummation of the transactions contemplated hereby and approved the execution and delivery of this Agreement;

     WHEREAS, the Executive Committee of the Board of Directors of NCC has approved this Agreement and the consummation of the transaction contemplated hereby and approved the execution and delivery of this Agreement;

     WHEREAS, for Federal income tax purposes, it is intended that the merger shall qualify as a tax free reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, the Principal Shareholder joins in this Agreement for the limited purpose of making the representations and warranties contained in Article IV and the covenants contained in Article V;

     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, the parties hereto hereby agree as follows:

                                 I. THE MERGER

     1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2), Company will be merged with and into NCC and the separate corporate existence of the Company will thereupon cease (the "Merger") in accordance with the applicable provisions of the Kentucky Business Corporation Act ("KBCA") and the Delaware General Corporation Law ("DGCL").

     1.2 Effective Time. As soon as practicable after satisfaction or waiver of all conditions to the Merger, NCC and Company shall cause a certificate of merger complying with the requirements of the DGCL ("Certificate of Merger") to be filed with the Secretary of State of the State of Delaware and the articles of merger complying with the requirements of KBCA with the Secretary of State of the Commonwealth of Kentucky ("Articles of Merger"). The Merger will become effective at the time the later of the following occurs: (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) the filing of Articles of Merger with the Secretary of State of the Commonwealth of Kentucky, or (c) such later time as shall be specified in such filings ("Effective Time").

     1.3 Effect of Merger. The Merger will have the effects specified in KBCA and DGCL. Without limiting the generality of the foregoing, NCC will be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and will continue to be governed by the laws of the State of Delaware, and the separate corporate existence of NCC and all of its rights, privileges, powers and franchises, public as well as private, and all its debts, liabilities and duties as a corporation organized under the DGCL, will continue unaffected by the Merger.

     1.4 Certificate of Incorporation and By-laws. The Certificate of Incorporation and By-laws of NCC in effect immediately prior to the Effective Time, which shall be in the form set forth in the NCC Disclosure Letter (as defined below), shall be the Certificate of Incorporation and By-laws of the Surviving Corporation, unless or until amended in accordance with applicable law.

     1.5 Directors and Officers. The directors and officers of NCC immediately prior to the Effective Time will be the directors and officers, respectively, of the Surviving Corporation, from and after the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the terms of the Surviving Corporation's Certificate of Incorporation and By-laws and the DGCL.

     1.6 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to
(i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Company, or (ii) otherwise carry out the purposes of this Agreement, Company and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Company, or (ii) otherwise carry out the purposes of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of Company or otherwise to take any and all such action.

                            II. CONVERSION OF SHARES

     2.1 Conversion of Common Shares. Subject to Section 2.3, at the Effective Time,

          (a) each then-outstanding share of common stock series A and common stock series AA of Company (collectively, "Company Common Stock") other than (i) shares owned by NCC or any direct or indirect wholly-owned subsidiary of NCC (except that any such shares of Company Common Stock held in trust accounts, managed accounts or in any similar manner as trustee or in a fiduciary capacity ("Trust Account Shares") or acquired in satisfaction of debts previously contracted ("DPC Shares") shall not be deemed owned by NCC), (ii) shares of Company Common Stock held in the treasury of the Company, or (iii) as to which the holder has commenced as of the Effective Time all procedures necessary through the Effective Time to assert dissenters' rights in accordance with the KBCA ("Dissenters Shares"), will be canceled, retired and converted into a right to receive
     2.35 shares of common stock, par value $4.00 per share, of NCC ("NCC Common Stock"). The number of shares of NCC Common Stock that each share of Company Common Stock will be converted into is sometimes referred to herein as the "Merger Consideration";

          (b) each then-outstanding share of Company Common Stock owned by NCC or any direct or indirect wholly-owned subsidiary of NCC (except for any shares that are Trust Account Shares or DPC Shares) will be canceled and retired;

          (c) each share of Company Common Stock issued and held in Company's treasury will be canceled and retired;

          (d) each share of NCC Common Stock issued and outstanding immediately prior to the Effective Time shall continue to be an issued and outstanding share of common stock, par value $4.00 per share, of the Surviving Corporation from and after the Effective Time; and

          (e) holders of Dissenting Shares shall, upon the effectiveness of the Merger with respect to such Dissenting Shares, have only such rights, if any, as they may have pursuant to the KBCA, and any amounts required by the KBCA to be paid to any holder of Dissenting Shares with respect to such Dissenting Shares shall be paid by the Surviving Corporation.

     2.2 Redemption of Preferred Shares. At or within 30 days after the Effective Time,

          (a) each then outstanding share of preferred stock A, preferred stock AA, preferred stock AAA, and preferred stock D of Company (collectively, "Company Preferred Stock") other than shares owned by NCC or any directly or indirectly wholly-owned subsidiary of NCC (except for shares that are Trust Account Shares and DPC Shares), and other than those shares of Company Preferred Stock held in the Treasury of the Company, will be redeemed at par plus accrued interest in accordance with the terms of each series of Company Preferred Stock;

          (b) each then outstanding share of Company Preferred Stock owned by NCC or any directly or indirectly wholly-owned subsidiary of NCC (except for shares that are Trust Account Shares or DPC Shares) will be canceled and retired; and

          (c) each share of Company Preferred Stock issued and held in Company's treasury will be canceled and retired.

     2.3 Exchange of Certificates.

          (a) Exchange Agent. Prior to the Effective Time, NCC shall designate National City Bank, located in Cleveland, Ohio, to act as exchange agent (the "Exchange Agent") for the Company Common Stock in connection with the Merger pursuant to an exchange agent agreement providing for, among other things, the matters set forth in this Section 2.3. Except as set forth herein, from and after the Effective Time each holder (other than NCC or any direct or indirect wholly-owned subsidiary of NCC (except for shares that are Trust Account Shares and DPC Shares)) of a certificate that immediately prior to the Effective Time represented outstanding shares of Company Common Stock ("Certificate") shall be entitled to receive in exchange therefor, upon surrender thereof to the Exchange Agent, the Merger Consideration for each share of Company Common Stock so represented by the Certificate surrendered by such holder thereof.

          (b) Notice of Exchange. Promptly after the Effective Time, NCC and the Surviving Corporation shall cause the Exchange Agent to mail and/or make available to each record holder of a Certificate a notice and letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon proper delivery of the Certificate to the Exchange Agent) advising such holder of the effectiveness of the Merger and the procedures to be used in effecting the surrender of the Certificate for exchange therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereon, and such other documents as may reasonably be requested, the Exchange Agent shall promptly deliver to the person entitled thereto the appropriate Merger Consideration for each share of Company Common Stock so represented by the Certificate surrendered by such holder thereof, and such Certificate shall forthwith be canceled.

          (c) Transfer. If delivery of all or part of the Merger Consideration is to be made to a person other than the person in whose name a surrendered Certificate is registered, it shall be a condition to such delivery or exchange that the Certificate surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such delivery shall have paid any transfer and other taxes required by reason of such delivery in a name other than that of the registered holder of the Certificate surrendered or shall have established to the reasonable satisfaction of the Exchange Agent that such tax either has been paid or is not payable.

          (d) Right to Merger Consideration. Until surrendered and exchanged in accordance with this Section 2.3, each Certificate shall, after the Effective Time, represent solely the right to receive the Merger Consideration, multiplied by the number of shares of Company Common Stock evidenced by such Certificate, together with any dividends or other distributions as provided in Sections 2.3(e) and 2.3(g), and shall have no other rights, except such rights, if any, as such holder may have with respect to Dissenting Shares. From and after the Effective Time, NCC and Surviving Corporation shall be entitled to treat such Certificates that have not yet been surrendered for exchange as evidencing the ownership of the aggregate Merger Consideration into which the shares of Company Common Stock represented by such Certificates may be converted, notwithstanding any failure to surrender such Certificates. One hundred eighty (180) days following the Effective Time, the Exchange Agent shall deliver to the Surviving Corporation any shares of NCC Common Stock and funds (including any interest received with respect thereto) which NCC has made available to the Exchange Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) with respect to the shares of NCC Common Stock and cash in lieu of fractional shares deliverable or payable upon due surrender of their Certificates. Neither Exchange Agent nor any party hereto shall be liable to any holder of shares of Company Common Stock for any Merger Consideration (or dividends, distributions or interest with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (e) Distribution with Respect to Unexchanged Certificates. Whenever a dividend or other distribution is declared by NCC on the NCC Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, provided that no dividends or other distributions declared or made with respect to NCC Common Stock with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the share of NCC Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with this Article II, whereupon such dividend or other distribution will be paid without interest and less any taxes which may have been imposed thereon. The Surviving Corporation shall pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on Company Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.

          (f) Voting with Respect to Unexchanged Certificates. Holders of unsurrendered Certificates shall not be entitled to vote after the Effective Time at any meeting of NCC stockholders.

          (g) No Fractional Shares. No certificates or script representing fractional shares of NCC Common Stock shall be issued upon the surrender for exchange of a Certificate or Certificates. No dividends or distributions of NCC shall be payable on or with respect to any fractional share and any such fractional share interest will not entitle the owner thereof to vote or to any rights of stockholders of NCC. In lieu of any such fractional shares, holders of Certificates otherwise entitled to fractional shares shall be entitled to receive promptly from the Exchange Agent a cash payment in an amount equal to the fraction of such share of NCC Common Stock to which such holder would otherwise be entitled multiplied by the Market Price, as defined in Section 8.6(a)(iv).

     2.4 Closing of the Company's Transfer Books. The stock transfer books of Company shall be closed at the close of business on the business day immediately preceding the Closing Date as hereinafter defined in Section 6.1. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of Company, the Merger Consideration to be paid pursuant to this Agreement may be delivered to a transferee, if a Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by payment of any applicable stock transfer taxes. NCC and the Exchange Agent shall be entitled to rely upon the stock transfer books of Company to establish the identity of those persons entitled to receive the Merger Consideration specified in this Agreement for their shares of Company Common Stock, which books shall be conclusive with respect to the ownership of such shares. In the event of a dispute with respect to the ownership of any such shares, the Surviving Corporation and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent party and thereafter be relieved with respect to any claims to such Merger Consideration.

     2.5 Changes in NCC Common Stock. If between the date of this Agreement and the Effective Time, the shares of NCC Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or if a stock dividend thereon shall be declared with a record date within said period, the Merger Consideration shall be adjusted to properly and equitably reflect such reclassification, recapitalization, split-up, combination, exchange of shares or stock dividend.

                   III. REPRESENTATIONS AND WARRANTIES OF NCC

     NCC hereby represents and warrants to Company that:

     3.1 Corporate Organization. NCC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as a foreign corporation in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a

Material Adverse Effect. NCC is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"). NCC has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. NCC has heretofore delivered to Company true and complete copies of its certificate of incorporation and by-laws.

     3.2 Authority. Subject to receiving all applicable regulatory approvals, NCC has the requisite corporate power and authority to execute and deliver this Agreement. This Agreement has been duly executed and delivered by and constitutes a valid and binding obligation of NCC, enforceable against NCC in accordance with its terms, except as enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought. No other corporate proceedings on the part of NCC are necessary to authorize this Agreement.

     3.3 Capitalization. As of the date hereof, the authorized capital stock of NCC consists of 350,000,000 shares of NCC Common Stock and 5,000,000 shares of NCC preferred stock. As of the close of business on January 11, 1994 (i) 147,075,252 shares of NCC Common Stock were validly issued and outstanding, fully paid and nonassessable, and (ii) 750,160 shares of eight percent (8%) Cumulative Convertible Preferred Stock (issued as 3,750,800 Depository Shares) no par of NCC ("NCC Preferred Stock") were validly issued and outstanding, fully paid and nonassessable.

     3.4 Information in Disclosure Documents, Registration Statement, etc. None of the information with respect to NCC or any of NCC's subsidiaries provided by NCC for inclusion in the proxy or information statement of the Company to be mailed to its shareholders with respect to this Agreement and the transactions contemplated by this Agreement ("Company Proxy") at the time of mailing the Company Proxy, and any supplement thereto, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. NCC shall notify Company on or before the date of the Company Meeting (as hereinafter defined in Section 5.9) if any material fact provided by NCC for inclusion in the Company Proxy is or becomes untrue or misleading or if additional information needs to be communicated to Company's shareholders so as to make any statements concerning NCC, in light of circumstances under which they were made, not misleading.

     3.5 Consents and Approvals; No Violation. Except as set forth in the NCC Disclosure Letter, neither the execution and delivery of this Agreement by NCC nor the consummation by NCC of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of its certificate of incorporation or by-laws, (b) violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or other encumbrance upon any of the properties or assets of NCC or any of NCC's subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which NCC or any of NCC's subsidiaries is a party or to which they or any of their respective properties or assets are subject, except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens or other encumbrances, which are set forth in the NCC Disclosure Letter or which, individually or in the aggregate, will not have a Material Adverse Effect, or (c) require any consent, approval, authorization or permit of or from, or filing with or notification to, any court, governmental authority or other regulatory or administrative agency or commission, domestic or foreign ("Governmental Entity"), except (i) filings of the Certificates of Merger, (ii) filings required under the securities or blue sky laws of the various states,
(iii) filings with, and approval by, the Federal Reserve Board (the "FRB"), (iv) filings with, and approvals by, the Office of Thrift Supervision (the "OTS"), or
(v) consents, approvals, authorizations, permits, filings or notifications which, if not obtained or made will not, individually or in the aggregate, have a Material Adverse Effect.

     3.6 Reports and Financial Statements. Since January 1, 1991, NCC and each of NCC's subsidiaries have filed all reports, registrations and statements, together with any required amendments thereto, that they were required to file with the Securities Exchange Commission under Section 12(b), 12(g), 13(a) or 14(a) of the

Securities Exchange Act of 1934, including, but not limited to Forms 10-K, Forms 10-Q and proxy statements (the "NCC Reports"). NCC has previously furnished Company with true and complete copies of each of NCC's annual reports on Form 10-K for the years 1991 through 1993 and NCC's quarterly report on Form 10-Q for the quarters ending March 31, June 30, and September 30, 1994 and will provide Company with its 1994 annual report on Form 10-K promptly after filing such report with the Securities Exchange Commission. As of their respective dates, the NCC Reports complied with the requirements of the Securities Exchange Commission and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstance under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of NCC included in the NCC Reports have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of NCC and NCC's subsidiaries as of the dates thereof and the results of their operations and changes in cash flows for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein. There exist no material liabilities of NCC and its consolidated subsidiaries, contingent or otherwise, except as disclosed in the NCC Reports.

     3.7 Absence of Certain Changes or Events. Except as set forth in the NCC Disclosure Letter or disclosed in the NCC Reports filed by NCC with the Securities Exchange Commission prior to the date of this Agreement, since December 31, 1993, there has not been any change in the financial condition, results of operations or business of NCC and its subsidiaries which would or in the future will have a Material Adverse Effect.

     3.8 Agreements with Bank Regulators, etc. Neither NCC nor any NCC subsidiary is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter, board resolution or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, nor has NCC been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission. Neither NCC nor any of NCC's subsidiaries is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of a proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.

     3.9 NCC's Book Value per Common Share. NCC's book value per common share as of December 31, 1994 is $16.36. At closing NCC's Closing Book Value Per Common Share shall be at least $16.20. NCC's "Closing Book Value Per Common Share" shall be calculated by taking NCC's book value per common share as of the end of the most recent calendar quarter and adding any losses recognized in the investment portfolios held for sale of NCC and its subsidiaries since December 31, 1994 which resulted from Interest Rate Risk, as hereinafter defined in Sub-paragraph 8.6(a)(ii).

                 IV. REPRESENTATIONS AND WARRANTIES OF COMPANY
                           AND PRINCIPAL SHAREHOLDER

     Company and Principal Shareholder (to the best of his knowledge) jointly and severally represent and warrant to NCC that:

     4.1 Corporate Organization. Company is a corporation duly organized and validly existing under the laws of the Commonwealth of Kentucky and is duly qualified to do business as a foreign corporation in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect. Company is registered as a bank holding company under the BHCA and registered as a savings and loan holding company under the Home Owners' Loan Act of 1933, as amended. Company has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Company has heretofore delivered to NCC true and complete copies of its Articles of Incorporation and By-laws.

     4.2 Authority. Company has the requisite corporate power and authority to execute and deliver this Agreement and, except for any required approval of Company's shareholders, to consummate the transactions contemplated by such. The execution and delivery of this Agreement and the consummation of the transactions contemplated within such documents have been duly approved by the Board of Directors of Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or to consummate the transactions so contemplated, subject only to approval by the shareholders of Company as provided in Section 5.9. This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of, Company, enforceable against Company in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought.

     4.3 Capitalization. As of the date hereof, the authorized capital stock of Company consists solely of 2,000,000 shares of common stock series A and 2,000,000 shares of common stock series AA, 100,000 shares of preferred stock A, 100,000 shares of preferred stock AA, 150,000 shares of preferred stock AAA and 10,000 shares of preferred stock D. As of the close of business on January 11, 1995, 517,302 shares of common stock series A, 538,902 shares of common stock series AA, 45,039 shares of preferred stock A, 41,092 shares of preferred stock AA, no shares of preferred stock AAA and 4,800 shares of preferred stock D were validly issued and outstanding, fully paid and nonassessable. As of the date of this Agreement except as set forth in this Section 4.3 or in a disclosure letter executed by Company and dated and delivered by Company to NCC as of the date hereof and which may be updated prior to the day before the end of the 21 day period set forth in paragraph 8.1(e) ("Company Disclosure Letter"), there are no other shares of capital stock of Company authorized, issued or outstanding and there are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of Company obligating Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Company or obligating Company to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment now or in the future. Except as set forth in the Company Disclosure Letter, there are no voting trusts or other agreements or understandings to which Company or any of Company's subsidiaries is a party with respect to the voting of the capital stock of Company.

     4.4 Subsidiaries. The Company Disclosure Letter sets forth the name and state of incorporation of each subsidiary of Company (collectively, "Company Subsidiaries"). Each of the Company Subsidiaries is a nationally chartered bank, a state chartered bank, or a federal savings bank duly organized, validly existing and in good standing under the laws of their respective jurisdictions, or a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, and is duly qualified to do business as a foreign corporation in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect. Each of the Company Subsidiaries has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its businesses as they are now being conducted. Except for American Fidelity Bank & Trust Company, Corbin, Kentucky (of which Company owns approximately 82% of the outstanding common stock) and as set forth in the Company Disclosure Letter, all outstanding shares of capital stock of each Company Subsidiary are owned by Company or another Company Subsidiary and are validly issued, fully paid and nonassessable, are not subject to preemptive rights and are owned free and clear of all liens, claims and encumbrances. There are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any Company Subsidiary obligating any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold additional shares of its capital stock or obligating any Company Subsidiary to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment.

     4.5 Information in Disclosure Documents, Registration Statement, etc. None of the information with respect to Company or any Company Subsidiary included in the Company Proxy to be sent to Company's shareholders regarding this transaction or provided by Company for inclusion in the Registration Statement, as hereinafter defined in Section 7.1, will, in the case of the Proxy Statement or any amendments or supplements thereto at the time of the mailing of the Company Proxy and any amendments or supplements thereto, and at the time of the Company Meeting (as defined in Section 5.9) contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     4.6 Consent and Approvals; No Violation. Except as set forth in the Company Disclosure Letter neither the execution and delivery of this Agreement by Company nor the consummation by Company of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of its Articles of Incorporation or By-laws, (b) violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or other encumbrance upon any of the properties or assets of Company or any of the Company Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Company or any Company Subsidiary is a party or to which they or any of their respective properties or assets are subject, except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens or other encumbrances which are set forth in the Company Disclosure Letter or which, individually or in the aggregate, will not have a Material Adverse Effect, or (c) require any consent, approval, authorization or permit of or from, or filing with or notification to, any Governmental Entity, except (i) filing the Certificate of Merger and the Articles of Merger, (ii) filings required under the securities or blue sky laws of the various states,
(iii) filings with, and approval by, the FRB, (iv) filings with, and approvals by, the OTS, or (v) consents, approvals, authorizations, permits, filings or notifications which, if not obtained or made will not, individually or in the aggregate, have a Material Adverse Effect.

     4.7 Reports and Financial Statements. Company has previously furnished NCC with true and complete copies of each of Company's audited consolidated financial statements for fiscal years ending 1991 through 1993 and their unaudited interim financial statements for the quarters ending March 31, June 30 and September 30, 1994 ("Company Reports") and will provide NCC with its 1994 audited consolidated financial statement promptly after it is completed. As of their respective dates, Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstance under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of Company delivered to NCC have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of Company and Company Subsidiaries taken as a whole as of the dates thereof and the consolidated results of their operations and changes in cash flows for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein. There exist no material liabilities of Company and its consolidated subsidiaries, contingent or otherwise, except as disclosed in the Company Reports. Company's reserve for possible loan losses, as shown in the Company Reports, was adequate, within the meaning of generally accepted accounting principles and safe and sound banking practices.

     4.8 Taxes. Company will promptly make available to NCC, upon request by NCC, true and correct copies of the federal income tax returns, state income tax returns, and state sales tax returns filed by Company and Company Subsidiaries for each of the fiscal years that remains open, as of the date hereof, for examination or assessment of tax. Company and each Company Subsidiary have prepared in good faith and duly and timely filed, or caused to be duly and timely filed, all federal, state, local and foreign income, franchise, sales and other tax returns or reports required to be filed by them on or before the date hereof, except to the extent that all failures to file, taken together, would not have a Material Adverse Effect. Company and each Company Subsidiary have paid, or have made adequate provision or set up an adequate accrual or reserve for the payment of, all taxes shown or required to be shown to be owing on all such returns or reports, together with any interest, additions or penalties related to any such taxes or to any open taxable year or period. Except as set forth in the Company

Disclosure Letter, neither Company nor any Company Subsidiary has consented to extend the statute of limitations with respect to the assessment of any tax. Except as set forth in the Company Disclosure Letter, neither Company nor any of the Company Subsidiaries is a party to any action or proceeding, nor is any such action or proceeding threatened, by any Governmental Entity in connection with the determination, assessment or collection of any taxes, and no deficiency notices or reports have been received by Company or any of the Company Subsidiaries in respect of any material deficiencies for any tax, assessment, or government charge.

     4.9 Employee Plans. Except as set forth in the Company Disclosure Letter, all employee benefit, welfare, bonus, deferred compensation, pension, profit sharing, stock option, employee stock ownership, consulting, severance, or fringe benefit plans, formal or informal, written or oral and all trust agreements related thereto, relating to any present or former directors, officers or employees of Company or Company Subsidiaries ("Company Employee Plans") have been maintained, operated, and administered in substantial compliance with their terms and currently comply, and have at all relevant times complied, in all material respects with the applicable requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Internal Revenue Code of 1986, as amended ("Code"), and any other applicable laws. Except as set forth in the Company Disclosure Letter, with respect to each Company Employee Plan which is a pension plan (as defined in Section 3(2) of ERISA): (a) except for recent amendment(s) to the plans not materially affecting the qualified status of the plans (which are disclosed in, and copies of which are attached to, the Company Disclosure Letter), each pension plan as amended (and any trust relating thereto) intended to be a qualified plan under Section 401(a) of the Code either has been determined by the IRS to be so qualified or is the subject of a pending application for such determination that was timely filed, (b) there is no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code) as of June 30, 1993 and, to the Company's knowledge thereafter, whether or not waived, and no waiver of the minimum funding standards of such sections has been requested from the IRS, (c) neither Company nor any of the Company Subsidiaries has provided, or is required to provide, security to any pension plan pursuant to Section 401(a)(29) of the Code, (d) the fair market value of the assets of each defined benefit plan (as defined in Section 3(35) of ERISA) exceeds the value of the "benefit liabilities" within the meaning of Section 4001(a)(16) of ERISA under such defined benefit plan as of June 30, 1993 and to the Company's knowledge as of June 30, 1994, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such defined benefit plan as of the date hereof, (e) no reportable event described in Section 4043 of ERISA for which the 30 day reporting requirement has not been waived has occurred, (f) no defined benefit plan has been terminated, nor has the Pension Benefit Guaranty Corporation ("PBGC") instituted proceedings to terminate a defined benefit plan or to appoint a trustee or administrator of a defined benefit plan, and no circumstances exist that constitute grounds under Section 4042(a)(2) of ERISA entitling the PBGC to institute any such proceedings and (g) no pension plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA. Neither Company nor any Company Subsidiary has incurred any liability to the PBGC with respect to any "single-employer plan" within the meaning of action 4001(a)(15) of ERISA currently or formerly maintained by any entity considered one employer with it under Section 4001 of ERISA or Section 414 of the Code, except for premiums all of which have been paid when due. Neither Company nor any of its subsidiaries has incurred any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA. Neither Company nor any Company Subsidiary has any obligations for retiree health and life benefits under any Company Employee Plan, except as set forth in the Company Disclosure Letter. Other than restrictions under applicable law, there are no restrictions on the rights of Company or Company Subsidiaries to amend or terminate any such Company Employee Plan without incurring any liability thereunder.

     4.10 Material Contracts. Except as set forth in the Company Disclosure Letter, neither Company nor any Company Subsidiary is a party to, or is bound or affected by, or receives benefits under (a) any employment agreements providing for aggregate payments to any person in any calendar year in excess of $120,000,
(b) any material agreement, indenture or other instrument relating to the borrowing of money by Company or any Company Subsidiary or the guarantee by Company or any Company Subsidiary of any such obligation (other than trade payables and instruments relating to transactions entered into in the ordinary course of business), or (c) any other contract or agreement or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by Company with the Securities Exchange Commission as of the date of this Agreement if Company was subject to the Securities Exchange Act of 1934, as amended (collectively, the "Company Contracts").

Neither Company nor any Company Subsidiary is in default under any Company Contract, which default is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default. Neither Company nor any Company Subsidiary is a party to, or is bound by, nor is any person seeking to require the Company to enter into any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is Company or any Company Subsidiary the subject of a proceeding asserting that Company or any Company Subsidiary has committed an unfair labor practice or seeking to compel Company or any Company Subsidiary to bargain with any labor organization as to wages and/or conditions of employment, nor is there any strike or other labor dispute involving Company or any Company Subsidiary pending or threatened.

     4.11 Absence of Certain Changes or Events. Except as set forth in the Company Disclosure Letter or disclosed in Company Reports, there has not been any change in the financial condition, results of operations or business of Company and Company Subsidiaries which would or insofar as reasonably can be foreseen in the future will have a Material Adverse Effect.

     4.12 Litigation. Except as set forth in the Company Disclosure Letter or disclosed in Company Reports, there is no suit, action or proceeding pending, or, to the knowledge of Company, threatened against or affecting Company or any Company Subsidiary which, if determined adversely to Company, would be reasonably expected to have a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator, outstanding against Company or any Company Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have, a Material Adverse Effect.

     4.13 Compliance with Laws and Orders. Except as set forth in the Company Disclosure Letter or as disclosed in Company Reports the businesses of Company and Company Subsidiaries are not being conducted in violation of any law, ordinance, regulation, judgment, order, decree, license or permit of any Governmental Entity (including, without limitation, in the case of Company Subsidiaries that are savings banks, all statutes, rules and regulations pertaining to the conduct of the savings bank business), except for violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect. Except as set forth in the Company Disclosure Letter, no investigation or review by any Governmental Entity with respect to Company or any Company Subsidiary is pending or, to the knowledge of Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same in each case other than those the outcome of which will not have a Material Adverse Effect.

     4.14 Agreements with Regulators, etc. Neither Company nor any Company Subsidiary is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter, board resolution or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, except for those the existence of which has been disclosed in the Company Disclosure Letter, nor has Company been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, except as set forth in the Company Disclosure Letter. Except as set forth in the Company Disclosure Letter, neither Company nor any Company Subsidiary is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of a proposed addition of an individual to its board of directors or the employment of an individual as a senior or executive officer.

     4.15 Fees. Neither the Company nor any Company Subsidiary has paid or will become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement.

     4.16 Company Action. The Board of Directors of Company (at a meeting duly called and held) has by the requisite vote of all directors present (a) determined that the Merger is advisable and in the best interests of Company and its shareholders, (b) approved this Agreement and the transactions contemplated hereby, including the Merger, and (c) has directed that the Merger be submitted for consideration by the Company's shareholders at the Company Meeting.

     4.17 Vote Required. The affirmative votes of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon are the only votes of the holders of any class or series of Company capital stock necessary to approve this Agreement and the transactions contemplated by the Agreement.

     4.18 Material Interests of Certain Persons. Except as set forth in the Company Disclosure Letter, no officer or director of Company, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any material interest in any material contracts or property (real or personal), tangible or intangible, used in or pertaining to the business of Company or any Company Subsidiaries.

     4.19 Principal Shareholder's Shares. The Principal Shareholder owns and has sole authority to vote at any and all shareholders' meetings shares which represent more than 53.5% of the total votes of shares outstanding.

     4.20 Environmental Matters. For purposes of this Agreement, the following terms shall have the indicated meanings:

     "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes without limitation (1) the comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C.
Section 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C.
Section 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 9601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C.
Section 300f, et seq.; and all comparable state and local laws, and (2) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

     "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component. Hazardous Substances include without limitation petroleum or any derivative or by-product thereof, asbestos, radioactive material, and polychlorinated biphenyls.

     Except as set forth in the Company's Disclosure Letter, to the best of its knowledge, neither Company nor any of its subsidiaries has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; to the best of its knowledge, none of the Loan Portfolio Properties and Other Properties Owned by Company or Company Subsidiaries has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which, individually or in the aggregate, would not have a Material Adverse Effect; and to the best of its knowledge, there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to the liability of the Loan Portfolio Properties and Other Properties Owned by Company or its subsidiaries under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, except such as would not, individually or in the aggregate, have a Material Adverse Effect.

                                  V. COVENANTS

     5.1 Acquisition Proposals. The Principal Shareholder, the Company or Company Subsidiaries shall not, directly or indirectly, and shall instruct and otherwise use its best efforts to cause their respective officers, directors, employees, agents or advisors or other representatives or consultants not to, directly or indirectly, (i) solicit or initiate any proposals or offers from any person relating to any acquisition or purchase of all or a material amount of the assets of, or any securities of, or any merger, consolidation or business combination with, Company or any of the Company Subsidiaries (such transactions are referred to herein as "Acquisition Transactions") or (ii) except to the extent that the board of directors of Company is required, in a written opinion of counsel to the Board, in the exercise of its fiduciary duties in accordance with applicable law, to participate in any discussions or negotiations regarding, or furnish to any other person any information with respect to, an Acquisition Transaction; provided, however, that nothing contained in this
Section 5.1 shall restrict or prohibit any disclosure that, in the written opinion of counsel to the Board of Directors of the Company, is required under applicable law. Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Company will notify NCC immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with Company.

     5.2 Principal Shareholder's Voting Authority. During the period from the date of this Agreement to the day after the Company Meeting, as hereinafter defined in Section 5.9, the Principal Shareholder shall neither sell, gift, or in any other manner dispose of any shares of Company Common Stock, nor shall he grant, sell or otherwise dispose of all or any portion of his voting authority he is in possession of with respect to Company Common Stock. The Principal Shareholder shall at any meeting of shareholders vote his shares in favor of the Merger and in favor of any actions presented to the shareholders intended to further the purposes and intents of this Agreement or the Merger, except to the extent that he is required, in a written opinion of his counsel, in the exercise of his fiduciary duty, if any, in accordance with applicable law, not to vote his shares in favor of the Merger.

     5.3 Interim Operations of Company. During the period from the date of this Agreement to the Effective Time, except as specifically contemplated by this Agreement, set forth in the Company Disclosure Letter or as otherwise approved expressly in writing by NCC (which approval will not be unreasonably withheld):

          (a) Conduct of Business. Company shall, and shall cause each of the Company Subsidiaries to, conduct their respective businesses only in, and not take any action except in, the ordinary course of business consistent with past practice and safe and sound banking practices. Company shall use reasonable efforts to preserve intact the business organization of Company and each of the Company Subsidiaries, to keep available the services of its and their present key officers and employees and to preserve the goodwill of those having business relationships with Company or Company Subsidiaries. Other than in the ordinary course of business consistent with past practice, Company shall not incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness and indebtedness of Company or any Company Subsidiary; it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include, without limitation, the creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit and entering into repurchase agreements), assume, guarantee, endorse or otherwise as an accommodation party become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance other than in the ordinary course of business consistent with past practice.

          (b) Articles and By-laws. Company shall not and shall not permit any Company Subsidiary to make any change or amendment to its or their respective articles of incorporation or by-laws (or comparable governing instruments).

          (c) Capital Stock. Company shall not, and shall not permit any Company Subsidiary to, issue or sell any shares of capital stock or any other securities of any of them or issue any securities convertible into or exchangeable for, or options, warrants to purchase, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or enter into any contract, understanding or arrangement with respect to the issuance of, any shares of capital stock or any other securities of any of them or enter into any arrangement or contract with respect to the purchase or voting of shares of their capital stock, or adjust, split, combine or reclassify any of their capital stock or other securities or make any other changes in their capital structures.

          (d) Dividends. Company shall not and shall not permit any Company Subsidiary to, declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock or property) with respect to, or purchase or redeem, any shares of the capital stock of any of them other than (a) regular quarterly cash dividends in an amount not to exceed $0.25 per share of Company Common Stock, (b) a one-time special dividend of $0.50 per share if the Effective Date is after the record date established by NCC for the payment of its 1995 second quarter dividend of NCC Common Stock (on or about April 13, 1995), (c) regular cash dividends on Company Preferred Stock in accordance with the terms of the Company Preferred Stock, and (d) dividends paid by any Company Subsidiary to another Company Subsidiary or Company with respect to its capital stock between the date hereof and the Effective Time. It is agreed by the parties hereto that they will cooperate to ensure that, during any quarter, there shall not be a duplication of or omission of payment of dividends to shareholders of Company.

          (e) Employee Plans, Compensation, etc. The Company shall not permit any Company Subsidiary to adopt or amend (except as required by law) any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment, welfare benefit, or other employee benefit agreements, trusts, plans or other arrangements for the benefit or welfare of any director, officer, or employee, or (except for normal merit increases in the ordinary course of business consistent with past practice) increase the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options or stock appreciation rights) or take any action or grant any benefit not required under the terms of any existing agreements, trusts, plans, funds or other such arrangements or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

          (f) Certain Policies. After the FRB has approved the Merger, Company shall use its best efforts to modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and level of reserves) prior to the Effective Time so as to be consistent on a mutually satisfactory basis with those of NCC and generally accepted accounting principles. Company's representations, warranties or covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any such modifications or changes.

     5.4 Employee Matters. Surviving Corporation agrees that it shall honor, on and after the Effective Time, without deduction, counterclaims, interruptions or deferment (other than withholding under applicable law), all vested benefits under all Company Employee Benefit Plans. Nothing in this subsection shall preclude the alienation of vested benefits under a Company Employee Benefit Plan pursuant to the terms of a Qualified Domestic Relations Order within the meaning of Section 414(p) of the Code.

     5.5 Access and Information. Upon reasonable notice, each of the parties shall (and shall cause each of the parties' subsidiaries to) afford to the other parties and their representatives (including, without limitation, directors, officers and employees of the parties and their affiliates, and counsel, accountants and other professionals retained) such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as any party may reasonably request; provided, however, that no party shall be required to provide access to any such information if the providing of such access (i) would be reasonably likely, in the written opinion of counsel, to result in the loss or impairment of any privilege generally recognized under law with respect to such information, or (ii) would be precluded by any law, ordinance, regulation, judgment, order, decree, license or permit of any Governmental Entity. Company shall permit officers, attorneys, accountants and other agents or representatives of NCC to make such investigation of the financial, legal and operational aspects of the Company NCC deems necessary or advisable in connection with NCC's due diligence in connection with the transactions contemplated by this Agreement. All information furnished by one party to any of the others in connection with this Agreement or the transactions contemplated hereby shall be kept strictly confidential by such other party (and shall be used by it only in connection with this

Agreement and the transactions contemplated thereby) except to the extent that such information already is known to such other party and (a) was when received from a source not known by the receiving party to be under an obligation of confidentiality, (b) thereafter becomes lawfully obtainable from other sources, or (c) is required to be disclosed in any non-confidential document filed with the Securities Exchange Commission, the FRB, the Department of Justice or any other agency or government entity. In the event that the transactions contemplated by this Agreement shall fail to be consummated, each party shall continue to keep such information strictly confidential and promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same.

     5.6 Certain Filings, Consents and Arrangements. NCC and Company shall (a) as soon as practicable make any required filings and applications required to be filed with Governmental Entities between the date of this Agreement and the Effective Time, (b) cooperate with one another (i) in promptly determining whether any other filings are required to be made or consents, approvals, permits or authorizations are required to be obtained under any other relevant federal, state or foreign law or regulation, and (ii) in promptly making any such filings, furnishing information required in connection therewith and timely seeking to obtain any such consents, approvals, permits or authorizations, and
(c) deliver to the other parties to this Agreement copies of the publicly available portions of all such reports promptly after they are filed.

     5.7 Indemnification and Insurance. From and after the Effective Time, NCC will assume and honor any obligation as provided for and permitted by applicable federal and state law the Company had immediately prior to the Effective Time with respect to the indemnification of each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of Company or any Company Subsidiary or was serving at the request of Company as a director or officer of any domestic or foreign corporation joint venture, trust, employee benefit plan or other enterprise (collectively, the "Indemnitees") arising out of Company's or any Company's Subsidiaries' articles of incorporation or by-laws or any indemnification (to the maximum extent available thereunder and permitted by applicable law or regulation) against any and all losses in connection with or arising out of any claim which is based upon, arises out of or in any way relates to any actual or alleged act or omission occurring at or prior to the Effective Time in the Indemnitee's capacity as a director or officer (whether elected or appointed), of Company or any Company Subsidiary. Moreover, indemnification of employees and directors of the Company and its subsidiaries following the Effective Time will be provided to the same extent it is provided to other persons working in similar capacities for National City Bank, Kentucky following the Closing. This
Section 5.6 will be construed as an agreement, as to which the Indemnitees are intended to be third-party beneficiaries.

     5.8 Publicity. The initial press release announcing this Agreement shall be a joint press release, and thereafter Company and NCC shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any Governmental Entity or with any national securities exchange with respect thereto.

     5.9 Proxy. Company and NCC shall cooperate in the preparation of the Company Proxy and Company shall promptly thereafter mail the Company Proxy to all holders of shares of Company Common Stock. NCC and Company shall cooperate with each other in the preparation of the Company Proxy.

     5.10 Shareholders' Meeting. Company shall take all action necessary, in accordance with applicable law and its Articles of Incorporation and By-Laws, to convene a meeting of the holders of Company Common Stock (the "Company Meeting") as promptly as practicable for the purposes of considering and taking action upon this Agreement and the transactions contemplated hereby. The Board of Directors of Company shall recommend that the holders of the Company Common Stock vote in favor and approve the Merger and this Agreement at the Company Meeting, except to the extent that the Board of Directors of Company is required, in a written opinion of counsel to the Board, in the exercise of its fiduciary duties in accordance with applicable law, to give a modified recommendation or no recommendation.

     5.11 Tax-Free Reorganization Treatment. Neither NCC nor Company shall intentionally take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a "reorganization" within the meaning of Section 368 of the Code.

     5.12 Provisions of Shares. NCC shall provide to the Exchange Agent for the benefit of the holders of a Certificate or Certificates the Merger Consideration deliverable upon the conversion of the Company Common Stock pursuant to this Agreement and the Plan of Merger.

                              VI. CLOSING MATTERS

     6.1 The Closing. Subject to satisfaction or waiver of all conditions precedent set forth in Article VII of this Agreement, the closing ("Closing") shall take place at National City Bank, Kentucky's main office in Louisville, Kentucky or at such other location as is mutually agreeable to the parties and on a date ("Closing Date") which is the first business day after the later of:

          (a) the first date on which the Merger may be consummated in accordance with the approvals of any Governmental Entities, or

          (b) the date the required approvals of Company's shareholders have been obtained.

     If all conditions are determined to be satisfied in all material respects (or are duly waived) at the Closing, the Closing shall be consummated by the making of all necessary filings required by all Governmental Entities.

     6.2 Documents and Certificates. NCC and Company shall use their respective best efforts, on or prior to Closing, to execute and deliver all such instruments, documents or certificates as may be necessary or advisable, on the advice of counsel, for the consummation at the Closing of the transactions contemplated by this Agreement or to cause the Effective Time, subject to the consummation at the Closing, to occur as soon as practicable.

                                VII. CONDITIONS

     7.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the holders of Company Common Stock.

          (b) The NCC Common Stock issuable in the Merger shall have been authorized for listing on the New York Stock Exchange, upon official notice of issuance.

          (c) All authorizations, consents, orders or approvals of, and all expirations of waiting periods imposed by, any Governmental Entity (collectively, "Consents") which are necessary for the consummation of the Merger, (other than immaterial Consents, the failure to obtain which would not be materially adverse to the combined businesses of NCC, Company, NCC's subsidiaries and Company Subsidiaries taken as a whole) shall have been obtained or shall have occurred and shall be in full force and effect at the Effective Time; provided, however, that no such authorization, consent, order or approval shall be deemed to have been received if it shall include any conditions or requirements which would so reduce the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable in the reasonable opinion of the Board of Directors of either NCC or Company the consummation of the Merger.

          (d) The registration statement to be filed with the Securities and Exchange Commission by NCC on Form S-4 ("Registration Statement") under the Securities Act of 1933, as amended ("Securities Act") for purposes of registering the shares of NCC Common Stock to be issued in the Merger shall have become effective in accordance with the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and remain in effect.

          (e) No temporary restraining order, preliminary or permanent injunction or other order by any federal or state court in the United States which prevents or seeks to prevent the consummation of the Merger shall have been issued and remain in effect.

          (f) Brown, Todd & Heyburn PLLC, Counsel to Company, shall have delivered to NCC and the Company their opinion, dated the day of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, (i) no gain or loss will be recognized by NCC or Company as a result of the Merger, (ii) no gain or loss will be recognized by the shareholders of Company who exchange their shares of Company Common Stock for shares of NCC Common Stock pursuant to the Merger (except with respect to cash received in lieu of fractional share interests in NCC Common Stock), (iii) the tax basis of the shares of NCC Common received by shareholders who exchange all of their shares of Company Common Stock for shares of NCC Common Stock pursuant to the Merger will be the same tax basis of the shares of Company Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received). In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Company, NCC and others.

     7.2 Conditions to Obligation of Company to Effect the Merger. The obligation of Company to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the additional following conditions:

          (a) NCC shall have performed in all material respects its covenants contained in this Agreement and in this Agreement required to be performed at or prior to the Effective Time.

          (b) The representations and warranties of NCC contained in this Agreement shall be true in all material respects when made and the representations and warranties set forth in Article 3 shall be true in all material respects as of the Effective Time as if made at and as of such time, except as expressly contemplated or permitted by this Agreement and except for representations and warranties relating to a time or times other than the Effective Time which were or will be true in all material respects at such time or times.

          (c) NCC shall have furnished Company a Certificate dated the date of the Closing, signed by the President or Chief Executive Officer and Chief Financial Officer of NCC that, to the best of their knowledge and belief after due inquiry, the conditions set forth in Subsections 7.2(a) and 7.2(b) have been satisfied.

     7.3 Conditions to Obligation of NCC to Effect the Merger. The obligation of NCC to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the additional following conditions:

          (a) Company shall have performed in all material respects its covenants contained in this Agreement required to be performed at or prior to the Effective Time.

          (b) The representations and warranties of Company contained in this Agreement shall be true in all material respects when made and the representations and warranties set forth in Article 4 shall be true in all material respects as of the Closing Date as if made on and as of such time, except as expressly contemplated or permitted by this Agreement and except for representations and warranties relating to a time or times other than the Effective Time which were or will be true in all material respects at such time or times.

          (c) Company shall have furnished NCC a certificate dated the date of the Closing signed by the President or Chief Executive Officer and Chief Financial Officer of Company that, to the best of their knowledge and belief after due inquiry, the conditions set forth in subsections 7.3(a) and 7.3(b) have been satisfied.

          (d) The Principal Shareholder shall have furnished NCC a certificate dated the date of closing signed by him that, to the best of his knowledge and belief, the representations and warranties set forth in Article 4 are true in all material respects as of the Closing Date except for the representations and warranties relating to a time or times other than the Closing Date which were or will be true in all material respects at such time or times.

          (e) NCC and its directors and officers who sign the Registration Statement shall have received from KPMG Peat Marwick, Company's independent certified public accountants, "comfort" letters, dated shortly prior to the Effective Date, with respect to certain financial information regarding Company in the form customarily issued by such accountants at such time in transactions of this type.

                              VIII. MISCELLANEOUS

     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of Company:

          (a) by mutual consent of the Board of Directors of NCC and the Board of Directors of Company;

          (b) by either NCC or Company if the Merger shall not have been consummated for any reason on or before June 29, 1995 or if this Agreement was not approved at the Company Meeting (provided the terminating party is not otherwise in material breach of its obligations under this Agreement);

          (c) by Company if any of the conditions specified in Sections 7.1 and
     7.2 have not been met or waived by Company at such time as such condition can no longer be satisfied;

          (d) by NCC if any of the conditions specified in Sections 7.1 and 7.3 have not been met or waived by NCC at such time as such condition can no longer be satisfied; or

          (e) by NCC at any time prior to the 21st day following the date of the Agreement by written notice from NCC to Company if any information obtained or received in the course of the investigation of the financial, legal and operational aspects of the Company, whether or not referred to in the Company's Disclosure Letter, in the good faith opinion of NCC, has a Material Adverse Effect on the Company or any of the Company Subsidiaries.

     8.2 Non-Survival of Representations, Warranties and Agreements. The representations and warranties or covenants in this Agreement will terminate at the Effective Time or the earlier termination of this Agreement pursuant to
Section 8.1, as the case may be; provided, however, that if the Merger is consummated, Article II Sections 5.4, 5.7, 8.2, 8.9 and 8.10 hereof will survive the Effective Time to the extent contemplated by such Sections; provided, further, that the last sentence of Section 5.5 and all of Sections 8.10 and 8.11 hereof will in all events survive any termination of this Agreement.

     8.3 Waiver and Amendment. Subject to applicable provisions of the DGCL, KBCA or federal law, any provision of this Agreement may be waived at any time by the party which is, or whose stockholders are, entitled to the benefits thereof, and this Agreement may be amended or supplemented at any time, provided that no amendment will be made after any stockholder approval of the Merger which reduces or changes the form of the Merger Consideration without further stockholder approval. No such waiver, amendment or supplement will be effective unless in a writing which is signed by the party or parties sought to be bound thereby.

     8.4 Entire Agreement. This Agreement contains the entire agreement between NCC and Company with respect to the Merger and the other transactions contemplated hereby and thereby, and supersedes all prior agreements among the parties with respect to such matters.

     8.5 Applicable Law; Consent to Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of Ohio, except to the extent DGCL, KBCA or federal law applies.

     8.6 Certain Definitions; Headlines. (a) For purposes of this Agreement, the term:

          (i) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

          (ii) "Interest Rate Risk" shall mean the net gains or losses resulting solely from the change in market interest rates. Gains or losses resulting from the credit risk or change in market valuation occurring from changes in the quality of a security is not interest rate risk.

          (iii) "Market Price" means the average of the per share closing prices on the New York Stock Exchange of NCC Common Stock for the 10 consecutive trading days ending on the Date of the Company Meeting.

          (iv) "Material Adverse Effect" means an event, change or occurrence which has a material negative impact on the financial condition, results of operations, business or prospects of the Company or NCC. The effect of any action taken by Company and its subsidiaries solely pursuant to Subsection 5.2(f) shall not be taken into consideration in determining whether any Material Adverse Effect has occurred. No loss of value in the securities portfolio of UBK of any of its subsidiaries resulting from Interest Rate Risk after the 21 day period set forth in Paragraph 8.1(f) hereof shall be deemed to be a Material Adverse Effect.

          (v) "person" means an individual, corporation, partnership, association, trust or unincorporated organization; and

          (vi) "subsidiary" of Company, NCC or any other person means, except where the context otherwise requires, any corporation, partnership, trust or similar association of which Company, NCC or any other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation.

          (b) The descriptive headings contained in this Agreement are for convenience and reference only and will not affect in any way the meaning or interpretation of this Agreement.

          (c) Unless the context of this Agreement expressly indicates otherwise, (i) any singular term in this Agreement will include the plural and any plural term will include the singular, and (ii) the term section or schedule will mean a section or schedule of or to this Agreement.

     8.7 Notices. All notices, consents, requests, demands and other communications hereunder will be in writing and will be deemed to have been duly given or delivered if delivered personally, telexed with receipt acknowledged, mailed by registered or certified mail return receipt requested, sent by facsimile with confirmation of receipt, or delivered by a recognized commercial courier addressed as follows:

     If to Company to:
         United Bancorp of Kentucky, Inc.
         250 West Main Street
         Suite 3100
         Lexington, Kentucky 40507
              attn: President
         Fax No. (606) 259-4112

         With copy to:

         James F. Rose
         Brown, Todd & Heyburn PLLC
         2700 Lexington Financial Center
         Lexington, Kentucky 40507
         Fax No. (606) 231-0011

     If to NCC to:

         National City Corporation
         P. O. Box 5756
         Cleveland, Ohio 44101-0756
         Attention: Chairman of the Board
         Fax No. (216) 575-3332

         With a copy to:
         National City Corporation
         Law Department
         P. O. Box 5756
         Cleveland, Ohio 44101-0756
         Attention: General Counsel
         Fax No. (216) 575-3332

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section 8.7.

     8.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original but all of which together will constitute but one agreement.

     8.9 Parties in Interest; Assignment. Except for Article II hereof (which is intended to benefit the Company shareholders) and Section 5.6 hereof (which is intended to be for the benefit of officers, directors, advisory directors and employees and their spouses to the extent contemplated thereby and their beneficiaries, and may be enforced by such persons), this Agreement is not intended to nor will it confer upon any other person (other than the parties hereto) any rights or remedies. Without the prior written consent of the other party to this Agreement neither NCC nor Company shall assign any rights or delegate any obligations under this Agreement. Any such purported assignment or delegation made without prior consent of the other parties hereto shall be null and void.

     8.10 Expenses.

          (a) If the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Surviving Corporation.

          (b) If the Company shareholders fail to approve the Merger pursuant to
     Section 5.10 due to the fact that the Board of Directors fails to recommend that the shareholders vote in favor of the Merger in reliance upon a written opinion of counsel to the Company that to do so would be a breach of their fiduciary duty, or if the Principal Shareholder fails to vote in favor of the Merger in reliance upon an opinion of his counsel that to do so would be a breach of his fiduciary duties, then Company shall pay to NCC an amount equal to $4,500,000 (which amount is intended to cover all of NCC's fees and expenses in connection with this Agreement). Any payment required to be made pursuant to this Section 8.10 shall be made within three business days after such action occurs and shall be made by wire transfer of immediately available funds to an account designated in writing by NCC.

     8.11 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     8.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

     IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement as of the date first above written.

                       UNITED BANCORP OF KENTUCKY, INC.
                       ("Company")
                       By /s/ James L. Rose, President
                          -----------------------------------

                       NATIONAL CITY CORPORATION
                       ("NCC")

                       By /s/ Morton Boyd, Executive Vice President
                          -----------------------------------------

                       /s/ James L. Rose
                       ---------------------------
                       James L. Rose
                       ("Principal Shareholder")

                                   APPENDIX B

                 [BROWN,TODD & HEYBURN PLLC CORPORATION LOGO]

2700 Lexington Financial Center
Lexington, KY 40507-1749
(606) 231-0000
Facsimile (606) 231-0011

                                March 19, 1995

United Bancorp of Kentucky, Inc.
250 West Main Street, Suite 3100
Lexington, Kentucky 40507

National City Corporation
1900 East Ninth Street
Cleveland, Ohio 44114-3484

        Re: Certain Federal Income Tax Matters
            ----------------------------------

Gentlemen:

     You have requested our opinion regarding certain federal income tax consequences of the merger (the "Merger") of United Bancorp of Kentucky, Inc. ("UBK"), a Kentucky corporation, into National City Corporation ("NCC"), a Delaware corporation.

                           DESCRIPTION OF THE MERGER

     UBK is a bank holding company under the Bank Holding Company Act of 1956, as amended, and is a corporation under the laws of the Commonwealth of Kentucky. UBK conducts a complete range of commercial and personal banking activities through its subsidiaries.

     The authorized capital stock of UBK consists of (i) 2,000,000 shares of common stock Series A, of which 517,302 shares are issued and outstanding, (ii) 2,000,000 shares of common stock Series AA, of which 538,902 shares are issued and outstanding, (iii) 100,000 shares of preferred stock A, of which 45,039 shares are issued and outstanding, (iv) 100,000 shares of preferred stock AA, of which 41,092 shares are issued and outstanding, (v) 150,000 shares of preferred stock AAA, of which no shares are issued and outstanding, and (vi) 10,000 shares of preferred stock D, of which 4,800 shares are issued and outstanding.

     The authorized capital stock of NCC consists of (i) 350,000,000 shares of common stock, of which sufficient shares are unissued and available for issuance in the Merger, and (ii) 5,000,000 shares of preferred stock.

     In the Merger, pursuant to the Agreement and Plan of Merger dated as of January 12, 1995 (the "Merger Agreement") by and among NCC, UBK and James L. Rose, each share of UBK common stock Series A and Series AA (collectively, "UBK Common Stock"), other than shares of UBK Common Stock with respect to which the holder has properly exercised dissenters' rights under Subtitle 13, Chapter 271B of the Kentucky Revised Statutes, will be converted into 2.35 shares of NCC common stock. At or within 30 days after the Effective Time (as defined below) of the Merger, each outstanding share of UBK preferred stock A, preferred stock AA, preferred stock AAA, and preferred stock D (collectively, "UBK Preferred Stock") will be redeemed at par plus accrued interest in accordance with the terms of each series of UBK's Preferred Stock.

     No fractional shares of NCC common stock will be issued in the Merger. In lieu of issuing fractional shares of NCC common stock, NCC will pay each holder of shares of UBK Common Stock entitled to receive a fractional share of NCC common stock an amount in cash equal to the fraction multiplied by the Market Price as defined in the Merger Agreement.

     In accordance with Kentucky and Delaware law on the date Articles of Merger are delivered to the Kentucky and Delaware Secretaries of State for filing (the "Effective Time"), UBK will merge into NCC pursuant to the Merger Agreement. NCC will be the surviving corporation of the Merger. NCC will acquire all of the assets of UBK and will assume, or take those assets subject to, all of UBK's liabilities.

                        BUSINESS REASONS FOR THE MERGER

     In view of the dramatic changes in the financial services industry, the Merger offers UBK and NCC important competitive advantages. The combination of their resources should enhance future growth and profitability, since the combined enterprise should be able to generate cost savings, draw upon a larger business base and thereby cause UBK's bank subsidiaries to make larger loans and develop new and innovative services. NCC desires to take advantage of the acquisition opportunity to expand into new markets and diversify its financial operations.

                                REPRESENTATIONS

     The parties to the Merger have made the following representations to us upon which we have relied in rendering the opinions contained in this letter.

     1. The description of the Merger set forth above is true and correct.

     2. The Merger shall be consummated in compliance with the material terms of the Merger Agreement and none of the material terms and conditions contained in the Merger Agreement have been waived or modified and neither UBK nor NCC has any plan or intention to waive or modify further any such material condition.

     3. The representations and warranties of UBK and NCC set forth in the Merger Agreement are true and correct.

     4. The Merger is a statutory merger under the applicable corporate and banking laws of the Commonwealth of Kentucky and the State of Delaware.

     5. The ratio for the exchange of shares of NCC common stock for shares of UBK Common Stock was negotiated through arm's length bargaining. Accordingly, the fair market value of the NCC common stock to be received by UBK shareholders in the Merger will be approximately equal to the fair market value of the UBK Common Stock surrendered by such shareholders in exchange therefor.

     6. The cash received by UBK shareholders who receive cash in lieu of fractional shares in the Merger or pursuant to the exercise of dissenters' rights will be approximately equal to the fair market value of the UBK Common Stock surrendered therefor.

     7. Except for shares with an aggregate value not exceeding two percent of the aggregate value of the shares of UBK Common Stock and UBK Preferred Stock at the time of the Merger, UBK's management knows of no plan or intention by any UBK shareholder to sell, exchange, transfer by gift or otherwise dispose of any shares of NCC common stock to be received by them in the Merger. In addition, UBK's management is not aware of any transfers of UBK Common Stock by any holders thereof prior to the Effective Date which were made in contemplation of the Merger.

     8. UBK will transfer to NCC at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by UBK prior to the Merger. For purposes of this representation, assets held by UBK to pay its reorganization expenses and to pay dissenters, if any, and all redemptions and distributions (except for regular, normal distributions) made by UBK immediately preceding the Merger and which are a part of the plan of Merger will be considered as assets held by UBK immediately prior to the Merger. UBK has not redeemed any of shares of UBK Common Stock or UBK Preferred Stock, made any distribution with respect to any shares of UBK Common Stock or UBK Preferred Stock, or disposed of any of its assets in anticipation of or as a part of a plan for the acquisition of UBK by NCC.

     9. The assumption by NCC of the liabilities of UBK pursuant to the Merger is for a bona fide business purpose and the principal purpose of such assumption is not the avoidance of federal income tax on the transfer of assets of UBK to NCC pursuant to the Merger.

     10. The liabilities of UBK assumed by NCC and the liabilities to which the transferred assets of UBK are subject were incurred by UBK in the ordinary course of business. No liabilities of any person other than UBK will be assumed by NCC in the Merger, and none of the shares of UBK Common Stock to be surrendered in exchange for NCC common stock in the Merger will be subject to any liabilities.

     11. The business previously carried on by UBK and its subsidiaries immediately before the Merger will continue to be carried on by NCC and its subsidiaries after the Merger in a substantially unchanged manner with substantially all of UBK's and its subsidiaries' assets. No assets of UBK received in the Merger will be sold by NCC other than in the ordinary course of business.

     12. At the time of the Merger, the total adjusted basis and fair market value of the property of UBK to be transferred to NCC will equal or exceed the sum of the liabilities to be assumed by NCC plus the amount of liabilities to which the transferred property is subject.

     13. NCC and UBK will pay their own expenses incurred in connection with the Merger. None of UBK or NCC will pay any of the expenses of UBK's shareholders incurred in connection with the Merger.

     14. There is no intercorporate indebtedness existing between UBK and NCC which was issued, acquired or which will be settled at a discount.

     15. The payment by NCC of cash to the UBK shareholders in lieu of fractional shares of NCC common stock is solely for the purpose of avoiding the expense and inconvenience to NCC of issuing fractional shares of NCC common stock and does not represent separately bargained for consideration. The total cash consideration that will be paid to the UBK shareholders in lieu of issuing fractional shares of NCC common stock will not exceed 1% of the total consideration that will be received by the UBK shareholders in exchange for their shares of UBK Common Stock.

     16. NCC has no plan, intention, or understanding with UBK, or with any UBK shareholder, to redeem or otherwise reacquire any shares of NCC common stock that will be issued to the UBK shareholders in the Merger.

     17. None of the compensation to be received by any UBK shareholder-employees will be part of the consideration for their UBK Common Stock. Any consideration to be paid to any UBK shareholder-employees will be for services actually rendered and will be commensurate in each instance with amounts paid to third parties bargaining at arm's length for similar services.

     18. None of the parties to the Merger is an investment company with the meaning of IRC sec.sec. 368(a)(2)(f)(iii) and (iv).

     19. UBK is not under the jurisdiction of a court under Title 11 of the United States Code, nor is it involved, other than as a creditor, in a receivership, foreclosure, or similar proceeding in a federal or state court.

     20. Including (i) cash paid to redeem shares of UBK Preferred Stock, (ii) cash paid for fractional shares, and (iii) cash paid to UBK shareholders who dissent from the Merger, the aggregate cash paid to UBK shareholders in the Merger shall not exceed 20 percent of the aggregate value of the shares of UBK Common Stock and UBK Preferred Stock at the time of the Merger.

                        FEDERAL INCOME TAX CONSEQUENCES

     On the basis of the foregoing facts and representations, and the qualifications set forth below, and assuming the Merger is carried out as described in this letter and the Merger Agreement, we are of the opinion that:

     1. The Merger will be treated for federal income tax purposes as a reorganization within the meaning of IRC sec. 368(a);

     2. No gain or loss will be recognized by NCC or UBK in the Merger;

     3. No gain or loss will be recognized by the UBK shareholders upon the exchange of UBK Common Stock for NCC common stock (except with respect to cash received in lieu of fractional shares);

     4. The tax basis of the shares of NCC common stock to be received by the UBK shareholders in the Merger will be the same as the tax basis of the shares of UBK Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share for which cash is received).

     Our opinions are based upon existing law applied to the facts and representations in this letter. Any change in the law or in the accuracy of the facts and representations upon which we have relied could result in the invalidation of one or more of our opinions expressed in this letter. Our opinions with respect to the federal income tax consequences of the Merger or other matters described in the Merger Agreement are limited to those set forth above. We express no opinion with respect to the federal income tax consequences of the redemption of UBK Preferred Stock. We consent to the inclusion of this letter as an exhibit to the S-4 Registration Statement in the form we have approved and to the references in UBK proxy materials, but do not consent to its use for any other purposes.

                                     Sincerely,

                                     BROWN, TODD & HEYBURN PLLC

                                     By  /s/  WARREN J. HOFFMANN
                                        -------------------------------------
                                        Warren J. Hoffmann,
                                        Member of the Firm

                                   APPENDIX C

              PROVISIONS OF THE KENTUCKY BUSINESS CORPORATION ACT
               RELATING TO THE RIGHTS OF DISSENTING SHAREHOLDERS

271B.13-010. DEFINITIONS.

     As used in this subtitle:

     (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

     (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under KRS 271B.13-020 and who exercises that right when and in the manner required by KRS 271B.13-200 to 271B.13-280.

     (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. In any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2), "fair value" shall be at least an amount required to be paid under KRS 271B.12-220(2) in order to be exempt from the requirements of KRS 271B.12-210.

     (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

     (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

     (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     (7) "Shareholder" means the record shareholder or the beneficial shareholder.

271B.13-020. RIGHT TO DISSENT.

     (1) A shareholder shall be entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (a) Consummation of a plan of merger to which the corporation is a party:

             1. If shareholder approval is required for the merger by KRS 271B.11-030 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

     2. If the corporation is a subsidiary that is merged with its parent under KRS 271B.11-040;

          (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

          (d) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

             1. Alters or abolishes a preferential right of the shares to a distribution or in dissolution;

             2. Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

             3. Excludes or limits the right of the shares to vote on any matter other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

             4. Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under KRS 271B.6-040;

          (e) Any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2); or

          (f) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (2) A shareholder entitled to dissent and obtain payment for his shares under this chapter shall not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

271B.13-030. DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

     (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he shall dissent with respect to all shares beneficially owned by any one (1) person and notify the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection shall be determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

     (2) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

          (a) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (b) He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

                  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

271B.13-200. NOTICE OF DISSENTERS' RIGHTS.

     (1) If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this subtitle and the corporation shall undertake to provide a copy of this subtitle to any shareholder entitled to vote at the shareholders' meeting upon request of that shareholder.

     (2) If corporate action creating dissenters' rights under KRS 271B.13-020 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in KRS 271B.13-220.

271B.13-210. NOTICE OF INTENT TO DEMAND PAYMENT.

     (1) If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

          (a) Shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (b) Shall not vote his shares in favor of the proposed action.

     (2) A shareholder who does not satisfy the requirements of subsection (1) of this section shall not be entitled to payment for his shares under this chapter.

271B.13-220. DISSENTERS' NOTICE.

     (1) If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenter's notice to all shareholders who satisfied the requirements of KRS 271B.13-210.

     (2) The dissenters' notice shall be sent no later than ten (10) days after the date the proposed corporate action was authorized by the shareholders, or, if no shareholder authorization was obtained, by the board of directors, and shall:

          (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

          (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30), nor more than sixty
     (60) days after the date the notice provided in subsection (1) of this section is delivered; and

          (e) Be accompanied by a copy of this subtitle.

271B.13-230. DUTY TO DEMAND PAYMENT.

     (1) A shareholder who is sent a dissenters' notice described in KRS 271B.13-220 shall demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to subsection (2)(c) of KRS 271B.13-220, and deposit his certificates in accordance with the terms of the notice.

     (2) The shareholder who demands payment and deposits his share certificates under subsection (1) of this section shall retain all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

     (3) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, shall not be entitled to payment for his shares under this subtitle.

271B.13-240. SHARE RESTRICTIONS.

     (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under KRS 271B.13-260.

     (2) The person for whom dissenters' rights are asserted as to uncertificated shares shall retain all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

271B.13-250. PAYMENT.

     (1) Except as provided in KRS 271B.13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with KRS 271B.13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

     (2) The payment shall be accompanied by:

          (a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (b) A statement of the corporation's estimate of the fair value of the shares;

          (c) An explanation of how the interest was calculated; and

          (d) A statement of the dissenter's right to demand payment under KRS 271B.13-280.

271B.13-260. FAILURE TO TAKE ACTION.

     (1) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters' notice under KRS 271B.13-220 and repeat the payment demand procedure.

271B.13-270. AFTER-ACQUIRED SHARES.

     (1) A corporation may elect to withhold payment required by KRS 271B.13-250 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

     (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under KRS 271B.13-280.

271B.13-280. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

     (1) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under KRS 271B.13-250), or reject the corporation's offer under KRS 271B.13-270 and demand payment of the fair value of his shares and interest due, if:

          (a) The dissenter believes that the amount paid under KRS 271B.13-250 or offered under KRS 271B.13-270 is less than the fair value of his shares or that the interest due is incorrectly calculated;

          (b) The corporation fails to make payment under KRS 271B.13-250 within sixty (60) days after the date set for demanding payment; or

          (c) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

     (2) A dissenter waives his right to demand payment under this section unless he shall notify the corporation of his demand in writing under subsection
(1) of this section within thirty (30) days after the corporation made or offered payment for his shares.

                          JUDICIAL APPRAISAL OF SHARES

271B.13-300. COURT ACTION.

     (1) If a demand for payment under KRS 271B.13-280 remains unsettled, the corporation shall commence a proceeding within sixty (60) day after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (2) The corporation shall commence the proceeding in the circuit court of the county where a corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (3) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section shall be plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters shall be entitled to the same discovery rights as parties in other civil proceedings.

     (5) Each dissenter made a party to the proceeding shall be entitled to judgment:

          (a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or

          (b) For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under KRS 271B.13-270.

271B.13-310. COURT COSTS AND COUNSEL FEES.

     (1) The court in an appraisal proceeding commenced under KRS 271B.13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under KRS 271B.13-280.

     (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (a) Against the corporation and in favor of any or all dissenters, if the court finds the corporation did not substantially comply with the requirements of KRS 271B.13-200 to 271B.13-280; or

          (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this subtitle.

     (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                    PART II

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation, by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise). The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify such persons in actions brought by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and to the extent the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court of Chancery or other such court shall deem proper. To the extent such person has been successful on the merits or otherwise in defense of any action referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify him against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith. The indemnification and advancement of expenses provided for, or granted pursuant to, Section 145 are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. Section 145 also provides that a corporation may maintain insurance against liabilities for which indemnification is not expressly provided by the statute.

     Article VI of NCC's By-Laws provides for the mandatory indemnification of directors, officers or employees of NCC or any of its subsidiaries and of those persons serving at the request of NCC as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise in accordance with and to the full extent permitted by the DGCL. NCC has purchased liability insurance covering certain liabilities which may be incurred by the directors, officers, employees and agents of NCC and its subsidiaries in connection with the performance of their duties.

     In addition, NCC's Certificate, as permitted by Section 102(d) of the DGCL, limits directors' liability to NCC and its stockholders by eliminating liability in damages for breach of fiduciary duty of care. Article Seventh of NCC's Certificate provides that neither NCC nor its stockholders may recover damages from NCC's directors or former directors for breach of their duty of care in the performance of their duties as directors of NCC. As limited by Section 102(b), this provision cannot, however, have the effect of indemnifying any director or former director of NCC in the case of liability (a) for a breach of the director's duty of loyalty, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL or (d) for any transactions for which the director derived an improper personal benefit.

     The Agreement provides that, from and after the Effective Time, NCC will assume and honor any obligation of UBK immediately prior to the Effective Time with respect to the indemnification of each person who is or has been at any time prior to the Effective Time, a director or officer of UBK or any of its subsidiaries or was serving at the request of UBK as a director, officer of any domestic or foreign corporation joint venture, trust, employee benefit plan or other enterprise arising out of UBK's Articles or UBK's By-Laws or any indemnification (to the maximum extent available thereunder) against any and all losses in connection with or arising out of any claim which is based upon, arises out of or in any way relates to any actual or alleged act or omission occurring at or prior to the Effective Time in the indemnitee's capacity as a director or officer (whether elected or appointed), of UBK or any of its subsidiaries.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENTS

     An index of exhibits appears at page II-5.

ITEM 22.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     The Registrant undertakes that every prospectus (a) that is filed pursuant to the paragraph immediately preceding, or (b) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes: (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement; (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; (b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CLEVELAND, STATE OF OHIO, ON MAY 19, 1995.

                                            NATIONAL CITY CORPORATION

                                            By:  /s/  ROBERT G. SIEFERS
                                                Robert G. Siefers,
                                                Executive Vice President
                                                and Chief Financial Officer

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

               SIGNATURE                                   TITLE                          DATE
----------------------------------------    -----------------------------------    ------------------

   EDWARD B. BRANDON*                       Chairman and Chief Executive                 May 19, 1995
   Edward B. Brandon                        Officer, Director
   DAVID A. DABERKO*                                                                     May 19, 1995
   David A. Daberko                         President and COO, Director

   WILLIAM R. ROBERTSON*                                                                 May 19, 1995
   William R. Robertson                     Deputy Chairman, Director

   ROBERT G. SIEFERS                        Executive Vice President and Chief           May 19, 1995
   Robert G. Siefers                        Financial Officer

   THOMAS A. RICHLOVSKY                                                                  May 19, 1995
   Thomas A. Richlovsky                     Senior Vice President and Treasurer

   SANDRA H. AUSTIN*                                                                     May 19, 1995
   Sandra H. Austin                                      Director

   JAMES M. BIGGAR*                                                                      May 19, 1995
   James M. Biggar                                       Director

   CHARLES H. BOWMAN*                                                                    May 19, 1995
   Charles H. Bowman                                     Director

   JOHN G. BREEN*                                                                        May 19, 1995
   John G. Breen                                         Director

   Duane Collins                                         Director

   RICHARD E. DISBROW*                                                                   May 19, 1995
   Richard E. Disbrow                                    Director

   DANIEL E. EVANS*                                                                      May 19, 1995
   Daniel E. Evans                                       Director

   OTTO N. FRENZEL III*                                                                  May 19, 1995
   Otto N. Frenzel III                                   Director

               SIGNATURE                                   TITLE                          DATE
----------------------------------------    -----------------------------------    ------------------
Joseph H. Lemieux                                        Director

   A. STEVENS MILES*                                                                     May 19, 1995
   A. Stevens Miles                                      Director

   STEPHEN A. STITLE*                                                                    May 19, 1995
   Stephen A. Stitle                                     Director

   Morry Weiss                                           Director

     *Carlton E. Langer, the undersigned attorney-in-fact, by signing his name below, does hereby sign this Registration Statement on behalf of each of the above-indicated officers and directors of National City Corporation (constituting a majority of the directors) pursuant to a power of attorney executed by such persons and filed with the Securities and Exchange Commission contemporaneously herewith.

Dated:  May 19, 1995

                                            /s/ CARLTON E. LANGER
                                              Carlton E. Langer,
                                              Attorney-in-Fact

                                 EXHIBIT INDEX

                                                                                   PAGE NUMBER IN
    EXHIBIT                                                                         SEQUENTIALLY
     NUMBER                           EXHIBIT DESCRIPTION                          NUMBERED COPY
   ----------                -------------------------------------                --------------
       2.1    Agreement and Plan of Merger dated as of January 12, 1995 by and between NCC and UBK (incorporated herein by reference to Appendix A to the Prospectus and Proxy Statement filed as a part of this
              Registration Statement).
       3.1    Restated Certificate of Incorporation of NCC, as amended (filed as
              Exhibit 3.1 to Registration Statement No. 33-49823 and incorporated herein by reference).
       3.2    National City Corporation First Restatement of By-laws adopted April
              27, 1987 (As Amended though October 24, 1994) (filed as Exhibit 3.2 to Registrant's Form S-4 Registration Statement No. 33-56539 dated
              November 18, 1994 and incorporated herein by reference.)
       3.3    Certificate of Stock Designation dated April 18, 1991, designating
              NCC's 8% Cumulative Convertible Preferred Stock, without par value, and fixing the powers, preferences, rights, and qualifications, limitations and restrictions thereof in addition to those set forth in NCC's Restated Certificate of Incorporation, as amended
              (incorporated herein by reference to Exhibit 4.4 to NCC's Annual
              Report on Form 10-K for the year ended December 31, 1991).
       4.1    Instruments defining the rights of holders of certain long-term debt of NCC and its consolidated subsidiaries are not filed as exhibits because the amount of debt under such instruments is less than 10%
              of the total consolidated assets of NCC. NCC undertakes to file these instruments with the Commission upon request.
       4.2    Credit Agreement dated as of December 31, 1988, by and between NCC and the banks named therein (incorporated herein by reference to
              Exhibit 4.1 to NCC's Annual Report on Form 10-K for the year ended
              December 31, 1988).
       5.1    Opinion of Carlton E. Langer as to the legality of the NCC Common being registered. (Filed as Exhibit 5.1)
       8.1    Opinion of Brown, Todd & Heyburn PLLC as to certain tax consequences of the Merger (incorporated herein by reference to Appendix B to the
              Prospectus and Proxy Statement filed as a part of this Registration
              Statement).
      10.1    National City Corporation Short Term Incentive Compensation Plan for
              Senior Officers As Amended and Restated Effective January 1, 1995.
              (filed as Exhibit 10.21 to Registrant's Annual Report on Form 10-K
              for the fiscal year ended December 31, 1994 and incorporated herein by reference).
      10.2    National City Corporation Long Term Incentive Compensation Plan for
              Senior Officers as Amended and Restated Effective January 1, 1995.
              (filed as Exhibit 10.2 to Registrant's Annual Report on Form 10-K
              for the fiscal year ended December 31, 1994 and incorporated herein by reference).
      10.3    National City Corporation Annual Corporate Performance Incentive
              Plan Effective January 1, 1995. (filed as Exhibit 10.21 to
              Registrant's Annual Report on Form 10-K for the fiscal year ended
              December 31, 1994 and incorporated herein by reference).
      10.4    National City Savings and Investment Plan, As Amended and Restated
              Effective July 1, 1992. (filed as Exhibit 10.24 to Registrant's
              Annual Report on Form 10-K for the fiscal year ended December 31,
              1994 and incorporated herein by reference).
      10.5    The National City Savings and Investment Plan No. 2, As Amended and
              Restated Effective January 1, 1992 (filed as Exhibit 10.25 to
              Registrant's Annual Report on Form 10-K for the fiscal year ended
              December 31, 1994 and incorporated herein by reference).


                           EXHIBIT INDEX -- CONTINUED

                                                                                   PAGE NUMBER IN
    EXHIBIT                                                                         SEQUENTIALLY
     NUMBER                           EXHIBIT DESCRIPTION                          NUMBERED COPY
   ----------                -------------------------------------                --------------
      10.6    National City Corporation's Amended and Restated 1973 Stock Option
              Plan, as amended (filed as Exhibit 10.4 to Registration Statement
              No. 2-91434) and amended 1984 Stock Option Plan (filed as Exhibit
              10.2 to NCC's Annual Report on Form 10-K for the fiscal year ended
              December 31, 1987); both incorporated herein by reference.
      10.7    National City Corporation 1989 Stock Option Plan (filed as Exhibit
              10.7 to NCC's Annual Report on Form 10-K for the fiscal year ended
              December 31, 1989, and incorporated herein by reference).
      10.8    National City Corporation's 1993 Stock Option Plan (filed as Exhibit
              10.5 to Registration Statement No. 33-49823 and incorporated herein by reference).
      10.9    National City Corporation 150th Anniversary Stock Option Plan.
              (Filed as Exhibit 10.9)
      10.10   National City Corporation Plan for Deferred Payment of Directors'
              Fees, as amended (filed as Exhibit 10.5 to Registration Statement
              No. 2-914334 and incorporated herein by reference).
      10.11   National City Corporation Supplemental Executive Retirement Plan, as
              amended July 24, 1991 (filed as Exhibit 10.4 to NCC's Annual Report on Form 10-K for the fiscal year ended December 31, 1992, and incorporated herein by reference).
      10.12   National City Corporation Executive Savings Plan (filed as Exhibit
              10.9 to NCC's Annual Report on Form 10-K for its fiscal year ended
              December 31, 1988, and incorporated herein by reference).
      10.13   National City Corporation Amended and Restated 1991 Restricted Stock
              Plan (filed as Exhibit 10.9 to Registration Statement No. 33-49823 and incorporated herein by reference).
      10.14   First Kentucky National Corporation 1985 Stock Option Plan (filed as
              Exhibit 10.2 to First Kentucky National Corporation's Annual Report
              on Form 10-K for the fiscal year ended December 31, 1987, and incorporated herein by reference).
      10.15   First Kentucky National Corporation 1982 Stock Option Plan (filed as
              Exhibit 10.3 to First Kentucky National Corporation's Annual Report
              on Form 10-K for the fiscal year ended December 31, 1987, and incorporated herein by reference).
      10.16   Form of grant made under National City Corporation 1991 Restricted
              Stock Plan made in connection with National City Corporation
              Supplemental Executive Retirement Plan as amended (filed as Exhibit
              10.10 to NCC's Annual Report on Form 10-K for the fiscal year ended
              December 31, 1992, and incorporated herein by reference).
      10.17   Amended Employment Agreement dated July 21, 1989 by and between
              Merchants National Corporation or a subsidiary and Otto N. Frenzel,
              III (filed as Exhibit 10(21) to Merchants National Corporation
              Annual Report of Form 10-K for the fiscal year ended December 31,
              1987 and incorporated herein by reference).
      10.18   Split Dollar Insurance Agreement dated January 4, 1988 between
              Merchants National Corporation and Otto N. Frenzel, III Irrevocable
              Trust II (filed as Exhibit 10(26) to Merchants National Corporation
              Annual Report on Form 10-K for the fiscal year ended December 31,
              1989 and incorporated herein by reference).


                           EXHIBIT INDEX -- CONTINUED

                                                                                   PAGE NUMBER IN
    EXHIBIT                                                                         SEQUENTIALLY
     NUMBER                           EXHIBIT DESCRIPTION                          NUMBERED COPY
   ----------                -------------------------------------                --------------
      10.19   Merchants National Corporation Director's Deferred Compensation
              Plan, as amended and restated August 16, 1983 (filed as Exhibit
              10(3) to Merchants National Corporation Registration Statement as
              Form S-2 filed June 28, 1985, incorporated herein by reference).
      10.20   Merchants National Corporation Supplemental Pension Plan dated
              November 20, 1984; First Amendment to the Supplemental Pension Plans
              dated January 21, 1986; Second Amendment to the Supplemental Pension
              Plans dated July 3, 1989; and Third Amendment to the Supplemental
              Pension Plans dated November 21, 1990 (filed respectively as Exhibit
              10(n) to Merchants National Corporation Annual Report on Form 10-K
              for the year ended December 31, 1984; as Exhibit 10(q) to the
              Merchants National Corporation Annual Report on Form 10-K for the
              year ended December 31, 1985; as Exhibit 10(49) to Merchants
              National Corporation Annual Report on Form 10-K for the year ended
              December 31, 1990; and as Exhibit 10(50) to the Merchants National
              Corporation Annual Report on Form 10-K for the year ended December
              31, 1990; all incorporated herein by reference).
      10.21   Merchants National Corporation Employee Benefit Trust Agreement,
              effective July 1, 1987 (filed as Exhibit 10(27) to Merchants
              National Corporation Annual Report on Form 10-K for the year ended
              December 31, 1987, incorporated herein by reference).
      10.22   Merchants National Corporation Non-qualified Stock Option Plan effective January 20, 1987, and the First Amendment to that
              Merchants National Non-qualified Stock Option Plan, effective
              October 16, 1990 (filed respectively as Exhibit 10(23) to Merchants
              National Corporation Annual Report on Form 10-K for the year ended
              December 31, 1986, and as Exhibit 10(55) to Merchants National
              Corporation Annual Report on Form 10-K for the year ended December
              31, 1990, both of which are incorporated herein by reference).
      10.23   Merchants National Corporation 1987 Non-qualified Stock Option Plan, effective November 17, 1987, and the First Amendment to Merchants
              National Corporation 1987 Non-qualified Stock Option Plan, effective
              October 16, 1990, (filed respectively as Exhibit 10(30) to Merchants
              National Corporation Annual Report on Form 10-K for the year ended
              December 31, 1987, and as Exhibit 10(61) to Merchants National
              Corporation Annual Report on Form 10-K for the year ended December
              31, 1990, both of which are incorporated herein by reference).
      10.24   Merchants National Corporation Directors Non-qualified Stock Option
              Plan and the First Amendment to Merchants National Corporation
              Directors Non-qualified Stock Option Plan effective October 16, 1990
              (filed respectively as Exhibit 10(44) to Merchants National
              Corporation Annual Report on Form 10-K for the year ended December
              31, 1988, and as Exhibit 10(68) to Merchants National Corporation
              Annual Report on Form 10-K for the year ended December 31, 1990, both of which are incorporated herein by reference).
      10.25   Central Indiana Bancorp Option Plan effective March 15, 1991 (filed as Exhibit 10.26 to Registrant's Annual Report on Form 10-K for the
              fiscal year ended December 31, 1994 and incorporated herein by reference).
      10.26   Central Indiana Bancorp 1993 Option Plan effective October 12, 1993
              (filed as Exhibit 10.27 to Registrant's Annual Report on Form 10-K
              for the fiscal year ended December 31, 1994 and incorporated herein by reference).

                                                                                   PAGE NUMBER IN
    EXHIBIT                                                                         SEQUENTIALLY
     NUMBER                           EXHIBIT DESCRIPTION                          NUMBERED COPY
   ---------- ------------------------------------------------------------------------------------
      10.27   Forms of contracts with Edward B. Brandon, David A. Daberko, William
              R. Robertson, William E. MacDonald III, Charles W. Hall, Jon L.
              Gorney, Harold B. Todd, Jr., Robert G. Siefers, Robert J. Ondercik,
              Jeffrey D. Kelly, David L. Zoeller, Thomas A. Richlovsky, Thomas W.
              Owen, Gary A. Glaser, Vincent A. DiGirolamo and Morton Boyd (filed as Exhibit 10.22 to Registrant's Annual Report on Form 10-K for the
              fiscal year ended December 31, 1994 and incorporated herein by reference).
      10.28   Split Dollar Insurance Agreement effective January 1, 1994 between
              National City Corporation and those individuals listed in Exhibit
              10.27 and other key employees. (filed as exhibit 10.28 to
              Registrant's Annual Report on Form 10-K for the fiscal year ended
              December 31, 1994 and incorporated herein by reference).
      11.1    Computation of Earnings Per Share (incorporated herein by reference to note number 12 to Financial Statements in NCC's Annual Report on
              Form 10-K for the year ended December 31, 1994 and note number 10 to the Financial Statements in NCC's Quarterly Report on Form 10-Q for
              the quarter ended March 31, 1995).
      13.1    NCC's Annual Report on Form 10-K for the year ended December 31,
              1994 (Incorporated herein by reference).
      13.2    NCC's Quarterly Report on Form 10-Q for the quarter ended March 31,
              1995. (Incorporated herein by reference).
      22.1    Subsidiaries. (Filed as Exhibit 22.1)
      23.1    Consent of Ernst & Young LLP, Independent Accountants for NCC.
              (Filed as Exhibit 23.1)
      23.2    Consent of KPMG Peat Marwick LLP, Independent Auditors for UBK.
              (Filed as Exhibit 23.2)
      23.3    Consent of Brown, Todd & Heyburn PLLC. (included in the opinion as filed as Exhibit 8.1 to this Registration Statement and incorporated herein by reference).
      23.4    Consent of Carlton E. Langer (included in his opinion as filed as
              Exhibit 5.1 to this Registration Statement and incorporated herein by reference).
      24.1    Powers of attorney. (Filed as Exhibit 24.1)
      99.1    Form of Proxy to be used in soliciting holders of UBK Common for its
              Special Meeting.